As filed with the Securities and Exchange Commission on February 13, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NBT Bancorp Inc.
(Exact name of registrant as specified in its charter)
Delaware	6021	16-1268674
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
52 South Broad Street
Norwich, New York 13815
(607) 337-2265
(Address, including Zip Code, and Telephone
Number, including Area Code, of Registrant’s
Principal Executive Offices)
John H. Watt, Jr.
President & Chief Executive Officer
52 South Broad Street
Norwich, New York 13815
(607) 337-2265

(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Richard A. Schaberg, Esq. Les B. Reese, III, Esq. Hogan Lovells US LLP 555 Thirteenth Street, NW Columbia Square Washington, DC 20004 (202) 637-5600	Jennifer DiBella J. J. Cranmore Updike, Kelly & Spellacy, P.C. 225 Asylum Street, 20th Floor Hartford, Connecticut 06103 (860) 548-2600
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.
PRELIMINARY—SUBJECT TO COMPLETION—DATED FEBRUARY 13, 2023

Proxy Statement/Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
Dear Shareholder:
On December 5, 2022, NBT Bancorp Inc. (“NBT”), NBT’s wholly-owned subsidiary, NBT Bank, National Association (“NBT Bank”), Salisbury Bancorp, Inc. (“Salisbury”) and Salisbury’s wholly-owned subsidiary, Salisbury Bank and Trust Company (“Salisbury Bank”) entered into an Agreement and Plan of Merger (the “merger agreement”) pursuant to which (i) Salisbury will merge with and into NBT, with NBT as the surviving entity, and (ii) Salisbury Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity.
Salisbury is holding a special meeting for its shareholders to vote on the merger agreement. The special meeting of Salisbury shareholders will be held at The Interlaken Inn, 74 Interlaken Road, Lakeville, CT 06039 on     , 2023, at     , local time. At the special meeting of Salisbury shareholders, Salisbury shareholders will be asked to consider and vote on (i) a proposal to approve the merger agreement (the “merger proposal”), (ii) a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Salisbury in connection with the merger (the “compensation proposal”), and (iii) a proposal to approve one or more adjournments of the Salisbury special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at an adjournment or postponement of that meeting, to approve the merger proposal (the “adjournment proposal”). Approval of each of the merger proposal, the compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast on the proposal. The Salisbury board of directors recommends unanimously that all Salisbury shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
If the merger is completed, Salisbury shareholders will receive 0.7450 shares of NBT common stock for each share of Salisbury common stock they own on the effective date of the merger. Salisbury shareholders will also receive cash in lieu of any fractional shares they would have otherwise received in the merger.
As described in more detail elsewhere in this proxy statement/prospectus, under the terms of the merger agreement, in the event that the average closing price of NBT common stock for a specified period prior to the closing of the merger is less than $37.02 per share and the decrease in the price of NBT common stock is more than 20% greater than the decrease in the NASDAQ Bank Index over the same period, Salisbury has the right to terminate the merger agreement, provided that NBT has the option to increase the amount of NBT common stock issuable to Salisbury shareholders or make cash payments to holders of Salisbury common stock to prevent such termination.
NBT common stock is listed on the NASDAQ Stock Market under the symbol “NBTB.” Salisbury common stock is listed on the NASDAQ Stock Market under the symbol “SAL.” On December 2, 2022, which was the last trading day preceding the public announcement of the proposed merger, the closing price of NBT common stock was $46.27 per share, which after giving effect to the exchange ratio, has an implied value of $34.47 per share. On    , 2023, which was the most recent practicable trading day before the printing of this proxy statement/prospectus, the closing price of NBT common stock was $     per share, which after giving effect to the exchange ratio, has an implied value of approximately $     per share. The market price of NBT common stock will fluctuate between now and the closing of the merger. We urge you to obtain current market quotations for NBT common stock before you vote.
Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please take the time to vote by internet, by telephone, or by completing and mailing the enclosed proxy card as soon as possible to make sure your shares are represented at the special meeting. If you submit a properly signed proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals being voted on at the special meeting. The failure to vote by submitting your proxy or attending the special meeting and voting in person will have no impact on any of the proposals.
This document serves as the proxy statement for the special meeting of Salisbury and the prospectus for the shares of NBT common stock to be issued in connection with the merger, and describes the Salisbury special meeting, the merger, the documents related to the merger and other related matters. We encourage you to read this proxy statement/prospectus in its entirety, including the documents attached as annexes and the section titled “Risk Factors” beginning on page 16.
Thank you for your cooperation and continued support.
Sincerely,

David B. Farrell
Chairman of the Board of Directors
Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved of the securities to be issued in the merger or determined if the attached proxy statement/prospectus is accurate, adequate or complete. Any representation to the contrary is a criminal offense.
The shares of NBT common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any federal or state governmental agency.
This proxy statement/prospectus is dated    , 2023, and is first being mailed to Salisbury shareholders on or about    , 2023.

5 Bissell Street
Lakeville, Connecticut 06039
(860) 435-9801
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON    , 2023
A special meeting of shareholders of Salisbury Bancorp, Inc. (“Salisbury”) will be held at The Interlaken Inn, 74 Interlaken Road, Lakeville, CT 06039 on   , 2023, at   , local time, to consider and vote on the following matters:
1.
a proposal to approve the Agreement and Plan of Merger (the “merger agreement”), by and among NBT Bancorp Inc. (“NBT”), NBT Bank, National Association, a federally-chartered national banking association and wholly owned subsidiary of NBT (“NBT Bank”), Salisbury and Salisbury Bank and Trust Company, a Connecticut-chartered bank and wholly owned subsidiary of Salisbury (“Salisbury Bank”), dated as of December 5, 2022, pursuant to which (i) Salisbury will merge with and into NBT, with NBT as the surviving entity, and (ii) Salisbury Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity (the “merger proposal”);

2.
a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Salisbury in connection with the merger (the “compensation proposal”); and

3.
a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting, or at an adjournment or postponement of that meeting, to approve the merger proposal (the “adjournment proposal”).

The merger agreement and proposed merger are more fully described in the attached proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached proxy statement/prospectus.
The board of directors of Salisbury has established the close of business on    , 2023 as the record date for the special meeting. Only record holders of Salisbury common stock as of the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of that meeting. A list of shareholders entitled to vote at the special meeting will be available for inspection at the special meeting and before the special meeting, during the period beginning two business days after notice of the meeting is given and upon written request by any Salisbury shareholder. The affirmative vote of a majority of the votes cast by all Salisbury shareholders entitled to vote at the special meeting is required to approve each of the merger proposal, the compensation proposal and the adjournment proposal.
Your vote is important, regardless of the number of shares that you own. Please vote by internet, by telephone, or by completing and mailing the enclosed proxy card promptly in the enclosed postage-paid envelope. Voting by proxy will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend. You may revoke your proxy at any time before the meeting. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions furnished to you by such record holder with these materials.
The Salisbury board of directors unanimously recommends that you vote “FOR” each of the proposals.
By Order of the Board of Directors,
Shelly L. Humeston
Secretary
Lakeville, Connecticut
   , 2023
PLEASE DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL BE SENT SEPARATE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

ADDITIONAL INFORMATION
The accompanying proxy statement/prospectus incorporates by reference important business and financial information about NBT and Salisbury from documents that are not included in or delivered with the proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
NBT Bancorp Inc. 52 South Broad Street Norwich, New York 13815 (607) 337-2265 Attention: M. Randolph Sparks Corporate Secretary (607) 337-6141 www.nbtbancorp.com	Salisbury Bancorp, Inc. 5 Bissell Street Lakeville, Connecticut 06039 (860) 435-9801 Attention: Shelly Humeston Corporate Secretary (860) 453-3432 www.salisburybank.com
To obtain timely delivery, you must request the information no later than    , 2023.
For a more detailed description of the information incorporated by reference into the accompanying proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 89.
The accompanying proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference into the proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the other meeting matters or the proxy statement/prospectus, or need assistance voting your shares, please contact Morrow Sodali LLC, Salisbury’s proxy solicitor, at the address or telephone number listed below:
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
(203) 658-9441
Please do not send your stock certificates at this time. You will be sent separate instructions regarding the surrender of your stock certificates.

ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333-   ) filed by NBT with the SEC, constitutes a prospectus of NBT for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the NBT common stock to be issued to Salisbury shareholders in exchange for shares of Salisbury common stock pursuant to the merger agreement, as such agreement may be amended or modified from time to time. This proxy statement/prospectus also constitutes a proxy statement for Salisbury. In addition, it constitutes a notice of special meeting with respect to the special meeting.
You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated    , 2023, and you should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date (or, in the case of documents incorporated by reference, their respective dates). Neither the mailing of this proxy statement/prospectus to Salisbury shareholders nor the issuance by NBT of shares of NBT common stock pursuant to the merger agreement will create any implication to the contrary.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding NBT has been provided by NBT and information contained in this proxy statement/prospectus regarding Salisbury has been provided by Salisbury.

i

LEGAL MATTERS	88
EXPERTS	88
FUTURE SHAREHOLDER PROPOSALS	88
HOUSEHOLDING OF PROXY MATERIALS	89
WHERE YOU CAN FIND MORE INFORMATION	89
ANNEX A—AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B—OPINION OF JANNEY MONTGOMERY SCOTT LLC	B-1
ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SALISBURY SPECIAL MEETING
The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the Salisbury special meeting. These questions and answers may not address all questions that may be important to you as a shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement/prospectus, including the annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus.
Q:	Why am I receiving this proxy statement/prospectus?
A:
The respective boards of directors of NBT Bancorp Inc. (“NBT”), NBT Bank, National Association, NBT’s subsidiary bank (“NBT Bank”), Salisbury Bancorp, Inc. (“Salisbury”) and Salisbury Bank and Trust Company, Salisbury’s subsidiary bank (“Salisbury Bank”), each approved a merger agreement, which is described in this proxy statement/prospectus, among NBT, NBT Bank, Salisbury and Salisbury Bank pursuant to which (i) Salisbury will merge with and into NBT, with NBT as the surviving entity and (ii) Salisbury Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, Salisbury shareholders must vote to approve the merger agreement. Salisbury will hold a special meeting of shareholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of Salisbury shareholders and other related matters, and you should read it carefully. The enclosed voting materials for the Salisbury special meeting allow you to vote your shares of common stock without attending the special meeting in person.

We are delivering this proxy statement/prospectus to you as both a proxy statement of Salisbury and a prospectus of NBT. It is a proxy statement because the board of directors of Salisbury is soliciting proxies from Salisbury shareholders to vote on the approval of the merger proposal and the compensation proposal (each as defined below) at the Salisbury special meeting of shareholders and adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposal. Your proxy will be used at the Salisbury special meeting or at any adjournment or postponement of the special meeting. It is also a prospectus because NBT will issue NBT common stock to Salisbury shareholders as consideration in the merger, and this prospectus contains information about the NBT common stock.
Q:	What will happen in the merger?
A:
In the proposed merger, (i) Salisbury will merge with and into NBT, with NBT as the surviving entity, and (ii) Salisbury Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity. Each share of Salisbury common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.7450 shares of NBT common stock.

Q:	What are the proposals on which I am being asked to vote?
A:
You are being asked to vote on the following proposals: (i) to approve the merger agreement (the “merger proposal”), (ii) to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Salisbury in connection with the merger (the “compensation proposal”) and (iii) to approve one or more adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement (the “adjournment proposal”).

Q:	What will I receive in the merger?
A:
If the merger proposal is approved and the merger is subsequently completed, Salisbury shareholders will be entitled to receive 0.7450 shares of NBT common stock for each outstanding share of Salisbury common stock held at the effective time of the merger and cash in lieu of fractional shares as described below.

The value of the merger consideration is dependent upon the value of NBT common stock and therefore will fluctuate with the market price of NBT common stock. Accordingly, any change in the price of NBT common stock prior to the merger will affect the market value of the merger consideration that Salisbury shareholders may receive upon the closing of the merger.

NBT may opt to increase the amount of NBT common stock issuable to Salisbury shareholders or make cash payments to Salisbury shareholders in specific circumstances where Salisbury could otherwise terminate the merger agreement. For more information regarding these termination rights and the adjustments that may result to the merger consideration, see “The Merger Agreement—Termination” on page 75 for more information.
Q:	What will happen to shares of NBT common stock in the merger?
A:
Each share of NBT common stock outstanding held by NBT shareholders immediately before the merger will continue to represent one share of NBT common stock after the effective time of the merger. Accordingly, NBT shareholders will receive no consideration in the merger and the merger will not change the number of shares an NBT shareholder currently owns.

Q:	Will I receive any fractional shares of NBT common stock as part of the merger consideration?
A:
No. NBT will not issue any fractional shares of NBT common stock in the merger. Instead, NBT will pay Salisbury shareholders the cash value of a fractional share (without interest) in an amount determined by multiplying the fractional share interest to which such shareholder would otherwise be entitled by the average of the daily closing sales prices of one share of NBT common stock as reported on the NASDAQ Stock Market, LLC (“NASDAQ”) for the five consecutive trading days ending on the third business day immediately prior to the closing date of the merger, rounded to the nearest whole cent.

Q:	Is there a termination fee potentially payable under the merger agreement?
A:
Yes. Under certain circumstances, Salisbury may be required to pay NBT a termination fee if the merger agreement is terminated. See “The Merger Agreement—Termination Fee” on page 76 for more information.

Q:
As a Salisbury shareholder, why am I being asked to cast a non-binding advisory vote to approve the compensation that may become payable to Salisbury’s named executive officers in connection with the merger?

A:
The SEC’s rules require Salisbury to seek a non-binding advisory vote with respect to certain “golden parachute” compensation that may become payable to Salisbury’s named executive officers in connection with the merger.

Q:	What will happen if Salisbury shareholders do not approve the compensation that may become payable to Salisbury’s named executive officers in connection with the merger?
A:
The vote with respect to the “golden parachute” compensation is an advisory vote and will not be binding on Salisbury or NBT. Approval of the compensation that may become payable to Salisbury’s named executive officers is not a condition to completion of the merger. Therefore, if the merger proposal is approved by Salisbury’s shareholders and the merger is subsequently completed, the compensation will still be paid to Salisbury’s named executive officers, whether or not Salisbury shareholders approve the compensation at the Salisbury special meeting.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of shares of Salisbury common stock?
A:
The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, Salisbury shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the conversion of shares of Salisbury common stock into shares of NBT common stock, except that such holders will recognize gain or loss to the extent such holders receive cash in lieu of any fractional share of NBT common stock that a Salisbury shareholder would otherwise be entitled to receive. See “PROPOSAL 1—The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59.

Q:	Will I be able to trade the shares of NBT common stock that I receive in the merger?
A:
You may freely trade the shares of NBT common stock issued in the merger unless you are an “affiliate” of NBT as defined by Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Affiliates consist of individuals or entities that control, are controlled by, or are under common control with NBT and include executive officers and directors and may include significant shareholders of NBT.

Q:	What are the conditions to completion of the merger?
A:
The obligations of NBT and Salisbury to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and tax opinions and the approval of the merger proposal by the shareholders of Salisbury.

Q:	When do you expect the merger to be completed?
A:
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining required regulatory approvals and the approval of the merger proposal by Salisbury’s shareholders at Salisbury’s special meeting. While we expect the merger to be completed in the second quarter of 2023, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	What Salisbury shareholder approval is required to complete the merger?
A:	The merger cannot be completed unless Salisbury receives the affirmative vote of a majority of the votes cast by all Salisbury shareholders entitled to vote at the Salisbury special meeting.
Q:	Are there any Salisbury shareholders already committed to voting in favor of the merger proposal?
A:
Yes. Each of the directors and certain executive officers of Salisbury, solely in such director’s or officer’s capacity as a shareholder of Salisbury, has entered into a voting agreement with NBT requiring each of them to vote all shares of Salisbury common stock owned by such director or executive officer in favor of the merger proposal. As of the record date, these directors and executive officers held     shares of Salisbury common stock, which represented approximately    % of the outstanding shares of Salisbury common stock.

Q:	When and where is the Salisbury special meeting?
A:	The special meeting of shareholders of Salisbury will be held at The Interlaken Inn, 74 Interlaken Road, Lakeville, CT 06039 on , 2023, at , local time.
Q:	What will happen at the Salisbury special meeting?
A:
At the Salisbury special meeting, Salisbury shareholders will consider and vote on the merger proposal and the compensation proposal. If, at the time of the special meeting, there are insufficient votes for the shareholders to approve the merger proposal, you may be asked to consider and vote on the adjournment proposal.

Q:	Who is entitled to vote at the Salisbury special meeting?
A:
All holders of Salisbury common stock who held shares at the close of business on    , 2023, which is the record date for the special meeting of Salisbury shareholders, are entitled to receive notice of and to vote at the Salisbury special meeting. Each holder of Salisbury common stock is entitled to one vote for each share of Salisbury common stock owned as of the record date.

Q:	What constitutes a quorum for the Salisbury special meeting?
A:
The quorum requirement for the special meeting is the presence in person or by proxy of the holders of a majority of the total number of shares of Salisbury common stock entitled to vote. Abstentions will be counted for purposes of determining whether a quorum is present.

Q:	How does the board of directors of Salisbury recommend I vote?
A:
After careful consideration, the Salisbury board of directors unanimously recommends that all shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, if necessary.

Q:	Are there any risks that I should consider in deciding whether to vote for approval of the merger proposal?
A:
Yes. You should read and carefully consider the risk factors set forth in the section in this proxy statement/prospectus entitled “Risk Factors” beginning on page 16, as well as the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section of this proxy statement/prospectus titled “Information Regarding Forward-Looking Statements” on page 22.

Q:	What do I need to do now?
A:
You should carefully read and consider the information contained in or incorporated by reference into this proxy statement/prospectus, including its annexes. It contains important information about the merger, the merger agreement, NBT and Salisbury. After you have read and considered this information, you should vote by internet, by telephone, or by completing and mailing your proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the Salisbury special meeting.

Q:	How may I vote my shares for the special meeting proposals presented in this proxy statement/prospectus?
A:
You may vote by internet, by telephone, or by completing and mailing as soon as possible the proxy card in the enclosed postage-paid envelope. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. You may revoke your proxy at any time prior to its exercise, and you may attend the special meeting and vote, even if you have previously returned your proxy card or voted via the Internet or by telephone. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder in order to vote at the special meeting.

Q:	How will my shares be represented at the Salisbury special meeting?
A:
At the Salisbury special meeting, the individuals named in your proxy card will vote your shares in the manner you requested if you properly signed and submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted: (1) “FOR” the merger proposal, (2) “FOR” the compensation proposal and (3) “FOR” the adjournment proposal.

Q:	If my shares are held in “street name” by my broker, bank, trustee or other nominee, will my broker, bank, trustee or other nominee automatically vote my shares for me?
A:
No. Your broker, bank, trustee or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus.

Q:	As a participant in the Salisbury Bank and Trust Company Employee Stock Ownership Plan how do I vote shares allocated to me under the plan?
A:
If you participate in the Salisbury Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”), you will receive a vote authorization form for the ESOP that reflects all shares of Salisbury allocated to your account and allows you to direct the trustee of the ESOP to vote on your behalf. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of Salisbury common stock allocated to the participant’s account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all allocated shares for which it has received voting instructions in accordance with such instructions and will vote all shares for which a participant has marked the vote authorization form to “ABSTAIN” and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

Q:	What if I fail to submit my proxy card or to instruct my broker, bank, trustee or other nominee?
A:
If you fail to properly submit your proxy card, and you do not attend the special meeting and vote your shares in person, your shares will not be voted. If a quorum is present at the special meeting, this will not affect the outcome of any of the proposals.

Q:	What if I abstain from voting on a matter?
A:
For purposes of the special meeting, an abstention occurs when a shareholder attends the special meeting but abstains from voting. Abstentions will be counted for purposes of determining whether a quorum is present. For all proposals, abstentions are not shares “voting” at the special meeting and therefore, will not affect the outcome of any of the proposals.

Q:	What is a “broker non-vote”?
A:
Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Salisbury special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Salisbury special meeting. If your bank, broker, trustee or other nominee holds your shares of Salisbury common stock in “street name,” such entity will vote your shares of Salisbury common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
If you do not provide instructions on how to vote, your bank, broker, trustee or other nominee may not vote your shares on the merger proposal, the compensation proposal or the adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposals.
Q:	Can I attend the special meeting and vote my shares in person?
A:
Yes. Although the Salisbury board of directors requests that you return the proxy card accompanying this proxy statement/prospectus, all Salisbury shareholders, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, trustees or other nominees, are invited to attend the special meeting. Shareholders of record on     , 2023 can vote in person at the special meeting. If you are not a Salisbury shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares of Salisbury common stock, such as a broker, bank, trustee or other nominee, to be able to vote in person at the special meeting.

Q:	Can I change my vote after I have submitted my proxy?
A:	Yes. There are three ways you can change your vote at any time after you have submitted your proxy and before your proxy is voted at the special meeting:
•	you may deliver a written notice bearing a date later than the date of your proxy card to Salisbury’s Secretary at the address listed below, stating that you revoke your proxy;
•	you may submit a new signed proxy card bearing a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone); or
•	you may attend the special meeting and vote in person, although attendance at the special meeting will not, by itself, revoke a proxy.
You should send any notice of revocation to:
Salisbury Bancorp, Inc.
5 Bissell Street
Lakeville, Connecticut 06039
(860) 453-3432
Attention: Shelly Humeston, Corporate Secretary

If you hold your shares of Salisbury common stock in “street name” through a bank, broker, trustee or other nominee, you must follow the directions you receive from your bank, broker, trustee or other nominee to change your voting instructions.
Q:	What happens if I sell my shares after the record date but before the special meeting?
A:
If you sell or otherwise transfer your shares after the record date, but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the merger consideration to be received by shareholders in the merger. In order to receive the merger consideration, a shareholder must hold his or her shares through completion of the merger.

Q:	Are shareholders entitled to seek appraisal or dissenters’ rights if they do not vote in favor of the merger proposal?
A:	No. Salisbury shareholders will not be entitled to appraisal or dissenters’ rights.
Q:	What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?
A:
If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the shareholder meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Q:	Do I need to do anything with my shares of Salisbury common stock certificates now?
A:
No. Shareholders will receive an election form and instructions for surrendering their stock certificates prior to the closing of the merger. In the meantime, you should retain your stock certificates because they are still valid. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of Salisbury common stock in book-entry form?
A:
If your shares of Salisbury common stock are held in book-entry form, you will not be required to take any additional actions. Promptly following the closing of the merger, shares of Salisbury common stock held in book-entry form will automatically be exchanged for the merger consideration.

Q:	Where can I find more information about the companies?
A:	You can find more information about NBT and Salisbury from the various sources described under “Where You Can Find More Information” beginning on page 89.
Q:	Whom should I call with questions?
A:
If you have any questions concerning the merger, the other meeting matters or the proxy statement/prospectus, or need assistance voting your shares, please contact Morrow Sodali LLC at the address or telephone number listed below:

333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
(203) 658-9441

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which this proxy statement/prospectus refers in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” beginning on page 89. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Companies (Page 24)
NBT Bancorp Inc.
NBT is a registered financial holding company incorporated in the State of Delaware with its principal headquarters located in Norwich, New York. The principal assets of NBT consist of all of the outstanding shares of common stock of its subsidiaries, including NBT Bank, NBT Financial Services, Inc., NBT Holdings, Inc., CNBF Capital Trust I, NBT Statutory Trust I, NBT Statutory Trust II, Alliance Financial Capital Trust I and Alliance Financial Capital Trust II. NBT’s principal sources of revenue are the management fees and dividends it receives from NBT Bank, NBT Financial and NBT Holdings.
NBT’s business, primarily conducted through NBT Bank, consists of providing commercial banking, retail banking and wealth management services primarily to customers in its market area, which includes central and upstate New York, northeastern Pennsylvania, New Hampshire, Massachusetts, Vermont, Maine and Connecticut. NBT has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. NBT’s business philosophy is to operate as a community bank with local decision-making, providing a broad array of banking and financial services to retail, commercial and municipal customers.
NBT Bank, National Association
NBT Bank is a full-service commercial bank regulated by the Office of the Comptroller of the Currency (the “OCC”).
NBT Bank provides a broad range of financial products to individuals, corporations and municipalities. Deposit products offered by NBT Bank include demand deposit accounts, savings accounts, negotiable order of withdrawal accounts, money market deposit accounts and certificate of deposit accounts. NBT Bank offers various types of each deposit account to accommodate the needs of its customers with varying rates, terms and features. Loan products offered by NBT Bank include indirect and direct consumer loans, home equity loans, mortgages, business banking loans and commercial loans, with varying rates, terms and features to accommodate the needs of its customers. NBT Bank also offers various other products and services through its branch network, such as trust and investment services and financial planning and life insurance services.
NBT Bank operates 140 banking locations in New York, northeastern Pennsylvania, New Hampshire, Massachusetts, Vermont, Maine and Connecticut. NBT Bank has three operating subsidiaries, NBT Capital Corp., Broad Street Property Associates, Inc. and NBT Capital Management, Inc. NBT Capital Corp. is a venture capital corporation. Broad Street Property Associates, Inc. is a property management company. NBT Capital Management, Inc., formerly Columbia Ridge Capital Management, Inc., is a registered investment advisor that provides investment management and financial consulting services. In addition to its branch network, NBT Bank also offers access to certain products and services electronically through 24-hour online, mobile and telephone channels that enable customers to check balances, make deposits, transfer funds, pay bills, access statements, apply for loans and access various other products and services.
As of September 30, 2022, NBT Bank had approximately $11.5 billion in assets and approximately $10.0 billion in deposits.
NBT’s principal executive offices are located at 52 South Broad Street, Norwich, New York 13815, its phone number is (607) 337-2265 and its website is www.nbtbancorp.com. Information that is included in this website does not constitute part of this proxy statement/prospectus.

Salisbury Bancorp, Inc.
Salisbury Bancorp is a Connecticut corporation and the holding company of Salisbury Bank. It is a financial holding company under the Bank Holding Company Act of 1956, as amended. Salisbury Bancorp is Salisbury Bank’s sole shareholder. Salisbury Bancorp has no material operations and conducts no business on its own other than owning Salisbury Bank.
Salisbury Bank and Trust Company
Salisbury Bank is a Connecticut-chartered bank headquartered in Lakeville, Connecticut, and it is not a member of the Federal Reserve System. It is subject to regulation by the Connecticut Department of Banking (the “CTDOB”) and the Federal Deposit Insurance Corporation (the “FDIC”). Salisbury Bank was organized in 1848, and currently provides commercial banking, consumer financing, retail banking and trust and wealth advisory services through a network of 14 banking offices and 13 ATMs located in Litchfield County in Connecticut, Dutchess, Orange and Ulster Counties in New York and Berkshire County in Massachusetts.
As of September 30, 2022, Salisbury had approximately $1.5 billion in assets and approximately $1.3 billion in deposits.
Salisbury’s principal executive offices are located at 5 Bissell Street, Lakeville, Connecticut 06039, its phone number is (860) 435-9801 and its website is www.salisburybank.com. Information that is included in this website does not constitute part of this proxy statement/prospectus.
The Special Meeting of Shareholders of Salisbury
Date, Time and Place of the Special Meeting (Page 26)
Salisbury will hold its special meeting of shareholders at The Interlaken Inn, 74 Interlaken Road, Lakeville, CT 06039 on    , 2023, at    , local time.
Purpose of the Special Meeting (Page 26)
At the special meeting, you will be asked to vote on the following:
1.	the merger proposal;
2.	the compensation proposal; and
3.	the adjournment proposal, if necessary.
Recommendation of Salisbury Board of Directors (Page 26)
The Salisbury board of directors unanimously recommends that you vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
Record Date; Outstanding Shares; Shares Entitled to Vote (Page 26)
Only holders of record of Salisbury common stock at the close of business on the record date of    , 2023 are entitled to notice of and to vote at the special meeting. As of the record date, there were     shares of Salisbury common stock outstanding, held of record by approximately     shareholders.
Quorum; Vote Required (Page 26)
A quorum of Salisbury shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of shares of Salisbury common stock entitled to vote are present in person or represented by proxy at the special meeting, a quorum will exist. Abstentions will be counted for purposes of determining whether a quorum is present.
Assuming a quorum is present at the Salisbury special meeting, the affirmative vote of a majority of the votes cast by all Salisbury shareholders entitled to vote at the special meeting is required to approve each of the merger proposal, the compensation proposal and the adjournment proposal. Abstentions and broker non-votes will have no effect on the merger proposal, compensation proposal or the adjournment proposal.

Share Ownership of Management; Voting Agreements (Page 26)
As of the record date, the directors and executive officers of Salisbury collectively held     shares of Salisbury common stock, which represented approximately    % of the outstanding shares of Salisbury common stock.
Each of the directors and certain executive officers of Salisbury have entered into a voting agreement with NBT, requiring each of them to vote all shares of Salisbury common stock beneficially owned by such person in favor of approval of the merger agreement.
The Merger and the Merger Agreement
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully, and in its entirety, as it is the primary legal document that governs the proposed merger.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Salisbury will merge with and into NBT, with NBT as the surviving entity. Immediately thereafter, Salisbury Bank will merge with and into NBT Bank, with NBT Bank as the surviving bank (the “bank merger”). Following the merger, Salisbury common stock will be delisted from NASDAQ, will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will cease to be publicly traded.
Structure of the Merger (Page 63)
In the proposed merger, (i) Salisbury will merge with and into NBT, with NBT as the surviving entity, and (ii) Salisbury Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity. Shares of NBT will continue to trade on NASDAQ with the NASDAQ trading symbol “NBTB.” Upon completion of the merger, the separate existences of Salisbury and Salisbury Bank will terminate.
Consideration to be Received in the Merger (Page 64)
Upon completion of the merger, each outstanding share of Salisbury common stock will be converted into the right to receive 0.7450 shares of NBT common stock. No fractional shares of NBT common stock will be issued to any holder of Salisbury common stock upon completion of the merger. For each fractional share that would otherwise be issued, NBT will pay each shareholder cash (without interest) in an amount determined by multiplying the fractional share interest to which such shareholder would otherwise be entitled by the average of the closing sales prices of one share of NBT common stock on NASDAQ for the five trading days ending on the third business day immediately prior to the closing date, rounded to the nearest whole cent.
Treatment of Restricted Stock Awards and Performance-Based Restricted Stock Units (Page 64)
Restricted Stock Awards. Any vesting restrictions on each restricted share of Salisbury common stock subject to a substantial risk of forfeiture outstanding immediately prior to the effective time of the merger will automatically lapse and the net number of whole shares of Salisbury common stock (rounded down to the nearest whole share) determined in connection with such vesting (determined following the withholding of a number of shares necessary to satisfy applicable tax and other withholdings) will be treated as issued and outstanding shares of Salisbury common stock.
Performance-Based Restricted Stock Units. Each award of performance-based restricted stock units with respect to Salisbury common stock outstanding immediately prior to the effective time of the merger will become vested as to the number of shares that would vest based on the assumed achievement of the performance goals at the greater of the target level or actual achievement level (measured at the date of the merger), multiplied by a fraction, the numerator of which is the actual whole or partial months that have expired in the three-year performance period at the time of the merger and the denominator of which is 36. The net number of shares of Salisbury common stock deliverable with respect to such award (determined following the withholding of a number of shares necessary to satisfy applicable tax and other withholdings) will be treated as issued and outstanding shares of Salisbury common stock for purposes of the merger agreement.
Opinion of Janney Montgomery Scott LLC, Financial Advisor to Salisbury (Page 39)
Janney Montgomery Scott LLC (“Janney”) acted as financial advisor to Salisbury’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. As part of its engagement, representatives of Janney attended the meeting of the Salisbury board of directors held on December 4, 2022, at which the Salisbury board of directors evaluated the proposed merger. At this meeting, Janney reviewed the financial aspects of the proposed merger and provided its opinion that, as of such date, the merger consideration was fair, from a financial point of view, to the shareholders of Salisbury. The full text of Janney’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney in rendering its opinion. Holders of Salisbury common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed transaction.
Janney’s opinion was directed to the Salisbury board of directors in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Salisbury as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger agreement. Janney’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Salisbury common stock and did not address the underlying business decision of Salisbury to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Salisbury or the effect of any other transaction in which Salisbury might engage. See the section of this proxy statement/prospectus entitled “PROPOSAL 1—The Merger—Opinion of Janney Montgomery Scott LLC, Financial Advisor to Salisbury” beginning on page 39 for more information relating to Janney’s opinion.
Interests of Salisbury’s Directors and Executive Officers in the Merger (Page 49)
In considering the information contained in this proxy statement/prospectus, you should be aware that Salisbury’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Salisbury shareholders generally. The Salisbury board of directors was aware of these interests and considered them, among other things, in approving the merger. These interests include, among other things:
•	accelerated vesting of restricted stock awards immediately prior to the effective time, with the net after-tax number of whole shares becoming issued and outstanding;
•
vesting of outstanding performance-based restricted stock units based on the assumed achievement of the performance goals at the greater of the target level or actual achievement level (measured at the date of the merger), multiplied by a fraction, the numerator of which is the actual whole or partial months that have expired in the three-year performance period at the time of the merger and the denominator of which is 36, where the net number of shares of Salisbury common stock deliverable with respect to such award (determined following the withholding of a number of shares necessary to satisfy applicable tax and other withholdings) will be treated as issued and outstanding shares of Salisbury common stock for purposes of the merger agreement;

•	cash payment equivalent to one-third of their normal grant in lieu of any 2023 equity incentive awards;
•
vesting of non-qualified deferred compensation benefits under the Salisbury nonqualified deferred compensation plan if a participating executive officer has an involuntary termination without cause or terminates for good reason in connection with the merger, with vested amounts distributed in accordance with the plan terms;

•	vesting of their interests in split dollar life insurance agreements;
•	transaction bonuses paid to certain executives, including to two executive officers following the execution of the merger agreement;
•	pro-rated 2023 annual bonus, in connection with or prior to the effective time of the merger;
•
severance payments and continued medical, dental and life insurance benefits for a period of time (or a cash lump sum payment if such coverage cannot be provided) under current change in control agreements or severance agreements in the event of involuntary termination without cause or termination for good reason in connection with the merger, for each of Richard J. Cantele, Jr., Chief Executive Officer and President of Salisbury and Salisbury Bank, Peter Albero, Executive Vice President and Chief Financial Officer, John Davies President of the New York Region and Chief Lending Officer, Todd Rubino, Executive Vice President and Chief Commercial Lending Officer, Carla Balesano, Executive Vice President and Chief Credit Officer, Todd Clinton, Executive Vice President

and Chief Risk Officer, Steven Essex, Executive Vice President and Head of Salisbury Bank Wealth Advisory, Amy Raymond, Executive Vice President and Chief Retail Lending Officer and Stephen Scott, Executive Vice President and Chief Operating Officer;
•
certain executive officers, including Richard J. Cantele, John Davies, Todd Rubino and Steven Essex, have been offered employment agreements with NBT providing base salary and other benefits, and to the extent that an officer accepts the employment agreement with NBT, the officer will not receive a payment under their change in control or severance agreement with Salisbury;

•	continued indemnification and liability insurance coverage by NBT after the merger for acts or omissions occurring before the merger; and
•	one seat on NBT’s board of directors for a current Salisbury director and one seat on NBT Bank’s board of directors for a current Salisbury director, with related compensation for such services.
See the section of this proxy statement/prospectus entitled “PROPOSAL 1—The Merger—Interests of Salisbury’s Directors and Executive Officers in the Merger” beginning on page 49 for a discussion of these interests.
Boards of Directors of NBT and NBT Bank After the Merger (Page 63)
At the effective time of the merger, each of NBT and NBT Bank, upon consultation with Salisbury, will designate one member of the Salisbury board of directors to serve as a member of their respective boards of directors. The designee must meet the qualifications for directors set forth in the bylaws of NBT and NBT Bank. The designee will serve on the NBT and NBT Bank boards of directors until the next annual meeting following his or her appointment, at which time he or she will be nominated for a one-year term.
No Solicitation of Alternative Transactions (Page 69)
The merger agreement restricts Salisbury’s ability to solicit or engage in discussions or negotiations with a third party regarding a proposal by such third party to acquire a significant interest in Salisbury. However, if Salisbury receives a bona fide, unsolicited written acquisition proposal from a third party that its board of directors believes in good faith is, or is reasonably likely to lead to, a proposal (i) on terms which the Salisbury board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Salisbury shareholders than the transactions contemplated by the merger agreement, and (ii) that constitutes a transaction that, in the good faith judgment of the Salisbury board of directors, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, Salisbury may furnish non-public information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions in the merger agreement, if its board of directors determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of Salisbury to comply with their fiduciary duties under applicable law.

Conditions to Completion of the Merger (Page 73)
As more fully described in this proxy statement/prospectus and the merger agreement, the completion of the merger depends on a number of conditions being satisfied or waived, including, but not limited to:
•	shareholders of Salisbury having approved the merger agreement;
•	NBT and Salisbury having obtained all regulatory approvals required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired;
•
the absence of any judgment, order, injunction or decree, or any statute, rule or regulation enacted, entered, promulgated or enforced, preventing, prohibiting or making illegal the consummation of any of the transactions contemplated by the merger agreement;

•	NBT and Salisbury having each received a legal opinion from their respective counsel regarding treatment of the merger as a “reorganization” for U.S. federal income tax purposes;
•	the representations and warranties of each of NBT and Salisbury in the merger agreement being accurate, subject to exceptions that would not have a material adverse effect;
•	NBT and Salisbury having each performed in all material respects all obligations required to be performed by it; and
•	the shares of NBT common stock to be issued in the merger having been approved for listing on the NASDAQ Stock Market.
Termination of the Merger Agreement (Page 75)
NBT and Salisbury can mutually agree to terminate the merger agreement at any time before the merger has been completed, and either company can terminate the merger agreement if:
•
any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of any regulatory authority, or an application for regulatory approval has been permanently withdrawn at the request of a governmental authority;

•	the required approval of the merger agreement by the Salisbury shareholders is not obtained;
•
the other party materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), which breach is not cured within 30 days of written notice of the breach, or by its nature cannot be cured prior to the closing of the merger, and such breach would entitle the non-breaching party not to consummate the merger; or

•	the merger is not consummated by October 31, 2023, unless the failure to consummate the merger by such date is due to a material breach of the merger agreement by the terminating party.
In addition, NBT may terminate the merger agreement if:
•	Salisbury materially breaches the non-solicitation provisions in the merger agreement;
•	the Salisbury board of directors:
•	fails to recommend approval of the merger agreement, or withdraws, modifies or changes such recommendation in a manner adverse to NBT’s interests; or
•	recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than NBT or any of its subsidiaries; or
•	Salisbury fails to call, give notice of, convene and hold its special meeting.
In addition, Salisbury may terminate the merger agreement if both:
•
the volume-weighted average closing price per share of NBT common stock as reported on NASDAQ for the 10 consecutive trading days ending on (and including) the tenth day prior to the closing date of the merger (the “average closing price”) is less than the product of (x) the closing price of a share of

NBT common stock on NASDAQ (as reported by Bloomberg or, if not reported thereby, any other authoritative source) on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement (the “starting price”), multiplied by (y) 0.80; and
•
the quotient obtained by dividing the average closing price by the starting price is less than (x) the difference obtained by subtracting 0.20 from (y) the quotient obtained by dividing (i) the closing index value of the NASDAQ Bank Index on the tenth day prior to the closing date of the merger divided by (ii) the closing index value of the NASDAQ Bank Index on the trading day immediately preceding the date of the first public announcement of entry into the merger agreement.

The closing price of NBT common stock on December 2, 2022, the last trading day preceding the first public announcement of the merger, was $46.27 per share. In order for the termination right described immediately above to be triggered, the average closing price of NBT common stock over the measurement period will need to be less than $37.02 per share and NBT common stock will need to have underperformed the NASDAQ Bank Index over the measurement period by at least 20%. If Salisbury exercises this termination right, NBT will have the option to increase the merger consideration by adjusting the exchange ratio or making cash payments to Salisbury shareholders such that the implied value of the merger consideration would be equivalent to the minimum implied value that would have avoided triggering the termination right described above. If NBT elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur.

Termination Fee (Page 76)
Salisbury has agreed to pay NBT a termination fee of $8 million if:
•	NBT terminates the merger agreement as a result of:
•	Salisbury materially breaching the non-solicitation provisions in the merger agreement;
•	Salisbury materially breaching the shareholder approval provisions in the merger agreement by failing to call, give notice of, convene and hold the Salisbury special meeting;
•	the Salisbury board of directors:
○	failing to recommend approval of the merger agreement, or withdrawing, modifying or changing such recommendation in a manner adverse to NBT’s interests; or
○	recommending, proposing or publicly announcing its intention to recommend or propose to engage in an acquisition transaction with any person other than NBT or any of its subsidiaries; or
•
Salisbury or Salisbury Bank enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within 12 months following the termination of the merger agreement by NBT as a result of a willful breach of any representation, warranty, covenant or other agreement by Salisbury after an acquisition proposal has been publicly announced or otherwise made known to Salisbury.

Waiver or Amendment of Merger Agreement Provisions (Page 77)
Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision or amended or modified by a written agreement between NBT and Salisbury. However, after the Salisbury special meeting, no amendment will be made which by law requires further approval by the shareholders of Salisbury without obtaining such approval.
Material U.S. Federal Income Tax Consequences of the Merger (Page 59)
The merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, Salisbury shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the conversion of shares of Salisbury common stock into shares of NBT common stock, except that such holders will recognize gain (but not loss) to the extent such holders receive cash in lieu of any fractional share of NBT common stock that a Salisbury shareholder would otherwise be entitled to receive.
Salisbury shareholders are urged to read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59 and to consult their tax advisors for a full explanation of the tax consequences of the merger.
Regulatory Approvals Required for the Merger (Page 61)
Approval, or waiver of formal application and approval requirements, by the Federal Reserve Bank of New York (the “FRB”), the OCC and the CTDOB is required to consummate the merger. As of the date of this proxy statement/prospectus, NBT has not yet received any approvals or waivers from these regulators. While neither NBT nor Salisbury knows of any reason why the parties would not obtain the approvals or waivers in a timely manner, NBT and Salisbury cannot be certain when or if such required regulatory approvals or waivers will be obtained.
Accounting Treatment of the Merger (Page 62)
The merger will be accounted for using the acquisition method of accounting with NBT treated as the acquirer. Under this method of accounting, Salisbury’s assets and liabilities will be recorded by NBT at their respective fair values as of the closing date of the merger and added to those of NBT. Any excess of purchase price over the net fair values of Salisbury’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Salisbury’s net assets over the purchase price will be recognized as earnings by NBT on the closing date of the merger.

Dissenters’ Rights (Page 62)
Salisbury shareholders are not entitled to appraisal or dissenters’ rights with respect to the merger.
Listing of NBT Common Stock to be Issued in the Merger (Page 62)
NBT common stock will continue to trade on NASDAQ under the trading symbol “NBTB.”
Differences Between Rights of NBT and Salisbury Shareholders (Page 80)
As a result of the merger, holders of Salisbury common stock will become holders of NBT common stock. Following the merger, Salisbury shareholders will have different rights as shareholders of NBT due to the different provisions of the governing documents of NBT and Salisbury. For additional information regarding the differences between the rights of shareholders of NBT and shareholders of Salisbury, see “Comparison of Shareholder Rights” beginning on page 80.
Risk Factors (Page 16)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposal presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 16.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption “Information Regarding Forward-Looking Statements” on page 22 and the risk factors specific to NBT’s business that will also affect the combined company after the merger described in the sections entitled “Risk Factors” in NBT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in other documents incorporated by reference into this proxy statement/prospectus, you should carefully read and consider the following risk factors in deciding whether to vote for approval of the merger proposal.
Risks Related to the Merger
Because the number of shares of NBT common stock exchanged per share of Salisbury common stock is fixed and will not be adjusted in the event of any change in NBT’s share price, the value of the common stock issued by NBT and received by Salisbury shareholders may be higher or lower at the closing of the merger than when the merger agreement was executed.
Upon the consummation of the merger, each share of common stock of Salisbury will be converted into 0.7450 shares of common stock of NBT. The exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of NBT common stock. Changes in the market price of shares of NBT common stock prior to the merger will affect the market value of the consideration that Salisbury shareholders will receive on the closing date of the merger. Stock price changes may result from a variety of factors (many of which are beyond NBT’s control), including the following factors:
•	market reaction to the announcement of the merger;
•	changes in NBT’s business, operations, assets, liabilities and prospects;
•	changes in market assessments of the business, operations, financial position and prospects of NBT or the combined company;
•	market assessments of the likelihood that the merger will be completed;
•	interest rates, general market and economic conditions and other factors generally affecting the market price of NBT common stock;
•	the actual or perceived impact of U.S. monetary policy;
•	federal, state and local legislation, governmental regulation and legal developments in the business in which NBT operates; and
•	other factors beyond NBT’s control, including those described or referred to elsewhere in this “Risk Factors” section.
The market price of NBT common stock at the closing of the merger may vary from its price on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the Salisbury special meeting. As a result, the market value of the consideration for the merger represented by the exchange ratio also will vary.
Therefore, while the number of shares of NBT common stock to be issued per share of Salisbury common stock is fixed, Salisbury shareholders cannot be sure of the market value of the consideration they will receive upon completion of the merger.
Shareholders may be unable to timely sell shares after completion of the merger.
There will be a time period between the completion of the merger and the time at which former Salisbury shareholders actually receive their shares of NBT common stock. Until shares are received, former Salisbury shareholders may not be able to sell their NBT shares in the open market and, therefore, may not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of NBT common stock during this period.

The market price of NBT common stock may decline as a result of the merger and the market price of NBT common stock after the consummation of the merger may be affected by factors different from those affecting the price of NBT common stock or Salisbury common stock before the merger.
The market price of NBT common stock may decline as a result of the merger if NBT does not achieve the perceived benefits of the merger or the effect of the merger on NBT’s financial results is not consistent with the expectations of financial or industry analysts.
In addition, the consummation of the merger will result in the combination of two companies that currently operate as independent companies. The business of NBT and the business of Salisbury differ. As a result, while NBT expects to benefit from certain synergies following the merger, NBT may also encounter new risks and liabilities associated with these differences. Following the merger, shareholders of NBT and Salisbury will own interests in a combined company operating an expanded business and may not wish to continue to invest in NBT, or for other reasons may wish to dispose of some or all of NBT common stock. If, following the effective time of the merger, large amounts of NBT common stock are sold, the price of NBT common stock could decline.
Further, the results of operations of NBT and the market price of NBT common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of NBT and Salisbury and the market price of NBT common stock. Accordingly, NBT’s historical market prices and financial results may not be indicative of these matters for NBT after the merger.
For a discussion of the businesses of NBT and Salisbury, and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 89.
Both Salisbury and NBT shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.
The merger will dilute the ownership position of NBT shareholders and result in Salisbury shareholders having an ownership stake in the combined company. Upon completion of the merger, each Salisbury shareholder will become a shareholder of NBT with a percentage ownership of the combined company that is much smaller than such shareholder’s current percentage ownership of Salisbury. It is expected that the former shareholders of Salisbury as a group will receive shares in the merger constituting approximately    % of the outstanding shares of NBT common stock immediately after the merger. Furthermore, because shares of NBT common stock will be issued to existing Salisbury shareholders, current NBT shareholders will have their ownership and voting interests diluted by approximately    %. Accordingly, both Salisbury and NBT shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of their respective company.
After the merger is completed, Salisbury shareholders will become NBT shareholders and will have different rights that may be less advantageous than their current rights.
Upon completion of the merger, Salisbury shareholders will become NBT shareholders. Differences in Salisbury’s charter and bylaws and NBT’s charter and bylaws will result in changes to the rights of Salisbury shareholders who become NBT shareholders. For more information, see “Comparison of Shareholders Rights” beginning on page 80.
Salisbury will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees, suppliers and customers may have an adverse effect on Salisbury. These uncertainties may impair Salisbury’s ability to attract, retain and motivate key personnel until the merger is completed and could cause customers, suppliers and others who deal with Salisbury to seek to change existing business relationships with Salisbury. Salisbury employee retention and recruitment may be particularly challenging prior to the effective time of the merger, as employees and prospective employees may experience uncertainty about their future roles with NBT.
The pursuit of the merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of Salisbury and, following the merger, NBT. In addition, the merger agreement requires that Salisbury operate in the ordinary course of business consistent with past practice and restricts Salisbury from taking certain actions prior to the effective time of the merger or termination of the merger agreement without NBT’s written consent. These restrictions may prevent Salisbury from retaining existing customers or pursuing attractive business opportunities that may arise prior to the completion of the merger.
The fairness opinion received by the board of directors of Salisbury from Janney prior to execution of the merger agreement does not reflect changes in circumstances subsequent to the date of the fairness opinion.
Janney, Salisbury’s financial advisor in connection with the proposed merger, delivered to the board of directors of Salisbury its opinion on December 4, 2022 to the effect that, as of such date and subject to the assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney as set forth in the opinion, the merger consideration set forth in the merger agreement was fair, from a financial point of view, to the holders of Salisbury common stock. The opinion speaks only as of the date of the opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of NBT or Salisbury, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of NBT and Salisbury.
The merger agreement may be terminated in accordance with its terms and the merger may not be completed.
The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, but are not limited to:
•	approval of the merger agreement by Salisbury shareholders;
•	receipt of required regulatory approvals;
•	absence of orders prohibiting the completion of the merger;
•	continued accuracy of the representations and warranties made by each of the parties and the performance by both parties of their respective covenants and agreements; and
•	receipt by both parties of legal opinions from their respective tax counsels.
In addition, if both (i) the volume-weighted average closing price of NBT common stock over the ten consecutive trading days ending on the tenth day prior to the closing date of the merger is less than 80% of the closing price of NBT common stock on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement, and (ii) the ratio of (x) the volume-weighted average closing price of NBT common stock over the ten consecutive trading days ending on the tenth day prior to the closing date of the merger to (y) the closing price of NBT common stock on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement is more than 20% less than the comparable ratio for the NASDAQ Bank Index, Salisbury would have a right to terminate the merger agreement, unless NBT elects to increase the exchange ratio or make cash payments to Salisbury shareholders such that the implied value of the merger consideration would be equivalent to the minimum implied value that would have avoided triggering this termination right. See the section of this proxy statement/prospectus entitled “The Merger Agreement—Termination” beginning on page 75 for a more complete discussion of the circumstances under which the merger agreement could be terminated.
If the merger is not consummated by October 31, 2023, NBT or Salisbury may terminate the merger agreement.
Either NBT or Salisbury may terminate the merger agreement under certain circumstances, including if the merger has not been consummated by October 31, 2023. However, this termination right will not be available to a party if the failure to consummate the transaction by such is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement.
The merger is subject to a number of conditions, including the receipt of consents and approvals from governmental authorities, that may delay the merger or adversely impact NBT’s and Salisbury’s ability to complete the merger.
The completion of the merger is subject to the satisfaction or waiver of a number of conditions. Before the merger may be completed, various approvals, waivers or consents must be obtained from state and federal governmental authorities, including the FRB, the OCC and the CTDOB. Satisfying the requirements of these governmental authorities may delay the date of completion of the merger. In addition, these governmental authorities may include conditions on the completion of the merger or require changes to the terms of the merger. While it is currently anticipated that the merger will be completed promptly following the receipt of all required regulatory and shareholder approvals, there can be no assurance that the conditions to closing will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied or impose additional costs on or limit the revenues of NBT following the merger, any of which might have a material adverse effect on NBT following the merger. The parties are not obligated to complete the merger should any regulatory approval contain a condition, restriction or requirement that the NBT board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that NBT would not have entered into the merger agreement had such condition, restriction or requirement been known at the date of the merger agreement.
NBT and Salisbury cannot provide any assurances with respect to the timing of the closing of the merger, whether the merger will be completed at all and when Salisbury shareholders would receive the consideration for the merger, if at all.
Failure to complete the merger could negatively impact the stock price of NBT and future businesses and financial results of NBT and Salisbury.
Completion of the merger is subject to the satisfaction or waiver of a number of conditions, including approval by Salisbury shareholders of the merger. NBT or Salisbury cannot guarantee when or if these conditions will be satisfied or that the merger will be successfully completed. The consummation of the merger may be delayed, the merger may be consummated on terms different than those contemplated by the merger agreement, or the merger may not be consummated at all. If the merger is not completed, the ongoing businesses of NBT and Salisbury may be adversely affected, and NBT and Salisbury will be subject to several risks, including the following:
•	Salisbury may be required, under certain circumstances, to pay NBT a termination fee of $8 million under the merger agreement;
•	NBT and Salisbury could incur substantial costs relating to the proposed merger, such as legal, accounting, financial advisor, filing, printing and mailing fees;
•
under the merger agreement, Salisbury is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies; and

•
NBT’s and Salisbury’s management’s and employees’ attention may be diverted from their day-to-day business and operational matters as a result of efforts relating to the attempt to consummate the merger.

In addition, if the merger is not completed, NBT may experience negative reactions from the financial markets, and NBT and/or Salisbury may experience negative reactions from their respective customers and employees. NBT and/or Salisbury also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against NBT or Salisbury to perform their respective obligations under the merger agreement. If the merger is not completed, NBT and Salisbury cannot assure their respective shareholders that the risks described above will not materialize and will not materially affect the business and financial results of NBT and/or Salisbury and the stock price of NBT.
Risks Related to the Combined Company if the Merger is Completed
The integration of NBT and Salisbury will present significant challenges that may result in the combined business not operating as effectively as expected, or in the failure to achieve some or all of the anticipated benefits of the transaction.
The benefits and synergies expected to result from the proposed transaction will depend in part on whether the operations of Salisbury can be integrated in a timely and efficient manner with those of NBT. NBT will face challenges in consolidating its functions with those of Salisbury, and integrating the organizations, procedures and operations of the two businesses. The integration of NBT and Salisbury will be complex and time-consuming, and the management of both companies will have to dedicate substantial time and resources to

it. These efforts could divert management’s focus and resources from serving existing customers or other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of NBT and Salisbury could result in the failure to achieve some of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and NBT may not be able to capitalize on the existing relationships of Salisbury to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on the business, results of operations, financial condition or prospects of NBT and NBT Bank after the transaction.
Unanticipated costs relating to the merger could reduce NBT’s future earnings per share.
NBT has incurred substantial legal, accounting, financial advisory and other costs, and NBT’s management has devoted considerable time and effort in connection with the merger. If the merger is not completed, NBT will bear certain fees and expenses associated with the merger without realizing the benefits of the merger. If the merger is completed, NBT expects to incur substantial expenses in connection with integrating the business, operations, network, systems, technologies, policies and procedures of the two companies. The fees and expenses may be significant and could have an adverse impact on NBT’s results of operations.
NBT believes that it has reasonably estimated the likely costs of integrating the operations of NBT and Salisbury, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a dilutive effect on NBT’s earnings per share. In other words, if the merger is completed, the earnings per share of NBT common stock could be less than anticipated or even less than if the merger had not been completed.
Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained or incorporated by reference into this proxy statement/prospectus.
Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this proxy statement/prospectus, all of which are subject to the risks and uncertainties described in this proxy statement/prospectus, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this proxy statement/prospectus by NBT’s and Salisbury’s respective management or affiliates or others, without considering all of the information contained or incorporated by reference into this proxy statement/prospectus.
Following the merger, NBT may not continue to pay dividends at or above the rate currently paid by NBT.
Following the merger, NBT shareholders may not receive dividends at the same rate that they did as NBT shareholders prior to the merger for various reasons, including the following:
•	NBT may not have enough cash to pay such dividends due to changes in its cash requirements, capital spending plans, cash flow or financial position;
•
decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of NBT’s board of directors, which reserves the right to change NBT’s dividend practices at any time and for any reason; and

•
the amount of dividends that NBT’s subsidiaries may distribute to NBT may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

NBT shareholders will have no contractual or other legal right to dividends that have not been declared by NBT’s board of directors.

COMPARATIVE MARKET PRICE DATA
NBT and Salisbury common stock are each listed and traded on NASDAQ under the symbol “NBTB” and “SAL,” respectively.
On    , 2023, the last practicable trading day prior to the date of this proxy statement/prospectus, there were     shares of NBT common stock outstanding and     shareholders of record. On   , 2023, the last practicable trading day prior to the date of this proxy statement/prospectus, there were     shares of Salisbury common stock outstanding and approximately     shareholders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.
The following table presents the last reported sale price of a share of NBT and last reported sale price of a share of Salisbury common stock, as reported on NASDAQ, on December 2, 2022, the last full trading day prior to the public announcement of the proposed merger, and    , 2023, the last practicable trading day prior to the date of this proxy statement/prospectus. The following table also presents the equivalent per share value of the NBT common stock that Salisbury shareholders would receive for each share of their Salisbury common stock if the merger was completed on those dates:
	NBT Common Stock	Salisbury Common Stock	Equivalent Value Per Share of NBT Common Stock(1)
December 2, 2022	$46.27	$30.90	$34.47
, 2023	$	$	$
(1)	Calculated by multiplying the closing price of NBT common stock as of the specified date by the exchange ratio of 0.7450
The market value of the NBT common stock to be issued in exchange for shares of Salisbury common stock upon the completion of the merger will not be known at the time of the Salisbury special meeting. Salisbury shareholders are encouraged to obtain current market quotations for NBT common stock and Salisbury common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 89.
The holders of NBT common stock receive dividends as and when declared by NBT’s board of directors out of statutory surplus or from net profits. Following the completion of the merger, subject to approval and declaration by NBT’s board of directors, NBT expects to continue paying quarterly cash dividends on a basis consistent with past practice. The current annualized rate of distribution on a share of NBT common stock is $1.20 per share. However, the payment of dividends by NBT is subject to numerous factors, and no assurance can be given that NBT will pay dividends following the completion of the merger or that dividends will not be reduced in the future.
Salisbury currently pays regular quarterly dividends of $0.16 per share. Except for this allowance, the merger agreement does not permit Salisbury to pay cash dividends without NBT’s prior written consent.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, including information included or incorporated by reference into this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between NBT and Salisbury, including future financial and operating results and performance; statements about NBT’s and Salisbury’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” “should,” “may” or words of similar meaning. These forward-looking statements are based on the current beliefs and expectations of NBT’s and Salisbury’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of NBT and Salisbury. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.
Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, the statements are based on current beliefs, expectations and assumptions regarding the future of the businesses of NBT and Salisbury, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not unduly rely on any of these forward-looking statements.
All forward-looking statements included in this proxy statement/prospectus are based on information available at the time of the proxy statement/prospectus. NBT and Salisbury are under no obligation to (and expressly disclaim any such obligation to) update or alter these forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
•	the businesses of NBT and Salisbury may not be combined successfully, or such combination may take longer to accomplish than expected;
•	the cost savings from the merger may not be fully realized or may take longer to realize than expected;
•	operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected;
•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;
•	the shareholders of Salisbury may fail to approve the merger;
•	the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;
•	diversion of management’s attention from ongoing business operations and opportunities;
•
the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Salisbury’s operations and those of NBT;

•	such integration may be more difficult, time consuming or costly than expected;
•	revenues following the proposed transaction may be lower than expected;
•	NBT’s and Salisbury’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing;
•	the dilution caused by NBT’s issuance of additional shares of its capital stock in connection with the proposed transaction;
•	uncertainty and changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government;
•	volatility and disruptions in global capital and credit markets;

•	legislative and regulatory changes; and
•	uncertainty as to the extent of the duration, scope, and impacts of the COVID-19 pandemic on the global economy, on NBT, Salisbury and the proposed transaction.
Additional factors that could cause NBT’s and Salisbury’s results to differ materially from those described in the forward-looking statements can be found in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 16, and NBT’s and Salisbury’s filings with the SEC, including NBT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Salisbury’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to NBT or Salisbury or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, NBT and Salisbury undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE COMPANIES
NBT Bancorp Inc.
NBT is a registered financial holding company incorporated in the State of Delaware with its principal headquarters located in Norwich, New York. The principal assets of NBT consist of all of the outstanding shares of common stock of its subsidiaries, including NBT Bank, NBT Financial Services, Inc., NBT Holdings, Inc., CNBF Capital Trust I, NBT Statutory Trust I, NBT Statutory Trust II, Alliance Financial Capital Trust I and Alliance Financial Capital Trust II. NBT’s principal sources of revenue are the management fees and dividends it receives from NBT Bank, NBT Financial and NBT Holdings.
NBT’s business, primarily conducted through NBT Bank, consists of providing commercial banking, retail banking and wealth management services primarily to customers in its market area, which includes central and upstate New York, northeastern Pennsylvania, New Hampshire, Massachusetts, Vermont, Maine and Connecticut. NBT has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. NBT’s business philosophy is to operate as a community bank with local decision-making, providing a broad array of banking and financial services to retail, commercial and municipal customers.
NBT Bank, National Association
NBT Bank is a full-service commercial bank regulated by the OCC.
NBT Bank provides a broad range of financial products to individuals, corporations and municipalities. Deposit products offered by NBT Bank include demand deposit accounts, savings accounts, negotiable order of withdrawal accounts, money market deposit accounts and certificate of deposit accounts. NBT Bank offers various types of each deposit account to accommodate the needs of its customers with varying rates, terms and features. Loan products offered by NBT Bank include indirect and direct consumer loans, home equity loans, mortgages, business banking loans and commercial loans, with varying rates, terms and features to accommodate the needs of its customers. NBT Bank also offers various other products and services through its branch network such as trust and investment services and financial planning and life insurance services.
NBT Bank operates 140 banking locations in New York, northeastern Pennsylvania, New Hampshire, Massachusetts, Vermont, Maine and Connecticut. NBT Bank has three operating subsidiaries, NBT Capital Corp., Broad Street Property Associates, Inc. and NBT Capital Management, Inc. NBT Capital Corp. is a venture capital corporation. Broad Street Property Associates, Inc. is a property management company. NBT Capital Management, Inc., formerly Columbia Ridge Capital Management, Inc., is a registered investment advisor that provides investment management and financial consulting services. In addition to its branch network, NBT Bank also offers access to certain products and services electronically through 24-hour online, mobile and telephone channels that enable customers to check balances, make deposits, transfer funds, pay bills, access statements, apply for loans and access various other products and services.
As of September 30, 2022, NBT Bank had approximately $11.5 billion in assets and approximately $10.0 billion in deposits.
NBT’s principal executive offices are located at 52 South Broad Street, Norwich, New York 13815, its phone number is (607) 337-2265 and its website is www.nbtbancorp.com. Information that is included in this website does not constitute part of this proxy statement/prospectus.
Salisbury Bancorp, Inc.
Salisbury Bancorp is a Connecticut corporation and the holding company of Salisbury Bank. It is a financial holding company under the Bank Holding Company Act of 1956, as amended. Salisbury Bancorp is Salisbury Bank’s sole shareholder. Salisbury Bancorp has no material operations and conducts no business on its own other than owning Salisbury Bank.
Salisbury Bank and Trust Company
Salisbury Bank is a Connecticut-chartered bank headquartered in Lakeville, Connecticut, and it is not a member of the Federal Reserve System. It is subject to regulation by the CTDOB and the FDIC. Salisbury Bank was organized in 1848, and currently provides commercial banking, consumer financing, retail banking and trust and wealth advisory services through a network of 14 banking offices and 13 ATMs located in Litchfield County in Connecticut, Dutchess, Orange and Ulster Counties in New York and Berkshire County in Massachusetts.

At September 30, 2022, Salisbury had approximately $1.5 billion in assets and approximately $1.3 billion in deposits.
Salisbury’s principal executive offices are located at 5 Bissell Street, Lakeville, Connecticut 06039, its phone number is (860) 435-9801 and its website is www.salisburybank.com. Information that is included in this website does not constitute part of this proxy statement/prospectus.

THE SPECIAL MEETING OF SALISBURY SHAREHOLDERS
This proxy statement/prospectus is being furnished to holders of Salisbury common stock for use at a special meeting of Salisbury shareholders and any adjournments or postponements thereof.
Date, Time and Place of the Special Meeting
Salisbury will hold its special meeting of shareholders at The Interlaken Inn, 74 Interlaken Road, Lakeville, CT 06039 on    , 2023, at    , local time.
Purpose of the Special Meeting
At the special meeting, Salisbury’s shareholders as of the record date will be asked to consider and vote on the following:
1.	the merger proposal;
2.	the compensation proposal; and
3.	the adjournment proposal, if necessary.
Recommendation of Salisbury Board of Directors
The Salisbury board of directors has unanimously approved the merger agreement and unanimously recommends that you vote your shares as follows:
•	“FOR” the merger proposal;
•	“FOR” the compensation proposal; and
•	“FOR” the adjournment proposal, if necessary.
Record Date; Outstanding Shares; Shares Entitled to Vote
Only holders of record of Salisbury common stock at the close of business on the record date of    , 2023, are entitled to notice of and to vote at the special meeting. As of the record date, there were     shares of Salisbury common stock outstanding, held of record by approximately     shareholders. Each holder of Salisbury common stock is entitled to one vote for each share of Salisbury common stock owned as of the record date.
A list of shareholders entitled to vote at the special meeting will be available for inspection at the special meeting and before the special meeting, during the period beginning two days after notice of the meeting is given and upon written request by any Salisbury shareholder.
Quorum; Vote Required
A quorum of Salisbury shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the issued and outstanding shares of Salisbury common stock entitled to vote are present in person or represented by proxy at the special meeting, a quorum will exist. Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the special meeting. Abstentions will be counted for purposes of determining whether a quorum is present. If there is no quorum, the holders of a majority of shares present at the special meeting in person or represented by proxy may adjourn the special meeting to another date.
Assuming a quorum is present, the affirmative vote of a majority of the votes cast by all Salisbury shareholders entitled to vote at the special meeting is required to approve each of the merger proposal, the compensation proposal and the adjournment proposal.
For all proposals, abstentions are not shares “voting” at the special meeting and, therefore, will not affect the outcome of any of the proposals. Similarly, broker non-votes will have no effect on the merger proposal, the compensation proposal or the adjournment proposal.
Share Ownership of Management; Voting Agreements
As of the record date, the directors and executive officers of Salisbury and their affiliates collectively owned     shares of Salisbury common stock, which represented approximately     % of the outstanding shares of Salisbury common stock. Each of the directors and certain executive officers of Salisbury, solely in their capacity as a shareholder of Salisbury, has entered into a voting agreement with NBT requiring each of them to vote all shares of Salisbury common stock beneficially owned by such person in favor of the merger proposal. As of the record date, these directors and certain executive officers of Salisbury held     shares of Salisbury common stock, which represented approximately     % of the outstanding shares of Salisbury common stock.
When considering the Salisbury board of directors’ recommendation that you vote in favor of the merger proposal, you should be aware that the directors and executive officers of Salisbury have interests in the merger that may be different from, or in addition to, the interests of shareholders of Salisbury. See “PROPOSAL 1—The Merger — Interests of Salisbury’s Directors and Executive Officers in the Merger” beginning on page 49.
Voting of Proxies
If you are a Salisbury shareholder, the Salisbury board of directors requests that you return the proxy card accompanying this proxy statement/prospectus for use at the Salisbury special meeting. Please vote by internet, by telephone, or by completing and promptly mailing the proxy card in the enclosed postage-paid envelope.
All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal, if necessary.
If you have any questions concerning the merger, the other meeting matters or this proxy statement/prospectus, or need assistance voting your shares, please contact Morrow Sodali LLC, Salisbury’s proxy solicitor, at the address or telephone number listed below:
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
(203) 658-9441
If you hold your shares of Salisbury common stock in “street name,” meaning in the name of a bank, broker, trustee or other nominee who is the record holder, you must either direct the record holder of your shares of Salisbury common stock how to vote your shares or obtain a proxy from the record holder to vote your shares in person at the special meeting.
If you fail to properly submit your proxy card or to instruct your broker, bank, trustee or other nominee to vote your shares of Salisbury common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have no effect on the merger proposal.
Participants in the ESOP
If you participate in the ESOP, you will receive a voting authorization form for the ESOP that reflects all shares of Salisbury allocated to your account that you may direct the trustee of the ESOP to vote on your behalf. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of Salisbury common stock allocated to the participant’s account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all allocated shares for which it has received voting instructions in accordance with such instructions and will vote all shares for which a participant has marked the vote authorization form to “ABSTAIN” and all allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for voting via Internet or by telephone for shares held or credited to a participant through the ESOP is 11:59 p.m. local time, on    , 2023.
How to Revoke Your Proxy
If you are a Salisbury shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:
•	delivering a written notice bearing a date later than the date of your proxy card to the Secretary of Salisbury at the address listed below, stating that you revoke your proxy;

•
submitting a new signed proxy card bearing a later date (if you submitted your proxy by Internet or by telephone, you can vote again by Internet or telephone) (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.
You should send any notice of revocation to the following address:
Salisbury Bancorp, Inc.
5 Bissell Street
Lakeville, Connecticut 06039
(860) 435-9801
Attention: Shelly Humeston
Corporate Secretary
(860) 453-3432
If you hold your shares of Salisbury common stock in “street name” through a bank, broker, trustee or other nominee, you must follow the directions you receive from your bank, broker, trustee or other nominee to change your vote.
Voting in Person
If you are a Salisbury shareholder and plan to attend the Salisbury special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name” through a bank, broker, trustee or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a legal proxy executed in your favor from the record holder of the shares (your broker, bank, trustee or other nominee) authorizing you to vote at the special meeting.
Whether or not you plan to attend the special meeting, Salisbury requests that you vote by internet, by telephone, or by completing and mailing the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the special meeting but will assure that your vote is counted if you are unable to attend.
Abstentions and Broker Non-Votes
Only shares affirmatively voted for the merger proposal, the compensation proposal or the adjournment proposal, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the merger proposal, “FOR” the compensation proposal or “FOR” the adjournment proposal, respectively.
Brokers who hold shares of Salisbury common stock in “street name” for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer’s shares with respect to the actions proposed in this proxy statement/prospectus without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. It is expected that all proposals to be voted on at the Salisbury special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Salisbury special meeting. If your bank, broker, trustee or other nominee holds your shares of Salisbury common stock in “street name,” such entity will vote your shares of Salisbury common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable.
Abstentions will be counted for purposes of determining whether a quorum is present at the special meeting. For all proposals, abstentions are not shares “voting” at the special meeting and, therefore, will not affect the outcome of any of the proposals.
Proxy Solicitation
If you are a Salisbury shareholder, the enclosed proxy is solicited by and on behalf of the Salisbury board of directors. Salisbury will pay the expenses of soliciting proxies to be voted at the special meeting, including any attorneys’ and accountants’ fees, except Salisbury and NBT have each agreed to share equally the costs of filing, printing and mailing this proxy statement/prospectus. Following the original mailing of the proxies and other soliciting materials, Salisbury and its agents may also solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of Salisbury for making these solicitations.
Salisbury has retained a proxy solicitation firm, Morrow Sodali LLC, to aid it in the solicitation process. Salisbury estimates it will pay Morrow Sodali LLC a fee of approximately $8,000 plus certain expenses and has agreed to indemnify Morrow Sodali LLC against certain losses. Salisbury intends to reimburse persons who hold Salisbury common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.
This proxy statement/prospectus and the proxy card are first being sent to Salisbury shareholders on or about    , 2023.
Stock Certificates and Book-Entry Shares
If you are a Salisbury shareholder, you should not send in any certificates representing Salisbury common stock. Following completion of the merger, you will receive instructions for the exchange of your certificates representing Salisbury common stock.
If your shares of Salisbury common stock are held in book-entry form, you will not be required to take any additional actions. Promptly following the completion of the merger, shares of Salisbury common stock held in book-entry form will automatically be exchanged for the merger consideration.

PROPOSAL 1—THE MERGER
The following discussion contains material information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement and other documents attached as annexes to this proxy statement/prospectus. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement and other documents attached as annexes to this proxy statement/prospectus, for a more complete understanding of the merger.
General
On December 5, 2022, NBT, NBT Bank, Salisbury and Salisbury Bank entered into an Agreement and Plan of Merger (the “merger agreement”) pursuant to which (i) Salisbury will merge with and into NBT, with NBT as the surviving entity, and (ii) Salisbury Bank will merge with and into NBT Bank, with NBT Bank as the surviving entity.
Upon completion of the merger, holders of Salisbury common stock (other than stock held by NBT or Salisbury) will receive 0.7450 shares of NBT common stock for each share of Salisbury common stock they own on the effective date of the merger. Salisbury shareholders will also receive cash in lieu of any fractional shares they would have otherwise received in the merger.
See “The Merger Agreement” beginning on page 63, for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
Throughout recent years, in conjunction with strategic planning, Salisbury’s board of directors has had numerous discussions with Salisbury’s management, industry analysts, and consultants regarding the future of the community banking industry, the appropriate size and scale of Salisbury and the challenges and opportunities available to Salisbury. Such discussions included various matters such as competition, risk, product enhancements and requirements, technology investments, succession planning and prospective valuation risks in the future.
In an effort to satisfy its duties to shareholders and provide for the continued prudent and profitable operation of Salisbury, the Salisbury board of directors regularly evaluated a range of strategic initiatives and annually engaged in a comprehensive strategic planning process, which included evaluation of business lines and opportunities for growth and the enhancement of earnings. In addition, in connection with the Salisbury board of directors’ strategic planning discussions, Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., routinely met with the leaders of other banking institutions in proximate markets regarding a wide range of topics, including opportunities to collaborate or to purchase loans or branches.
Mr. Cantele first met with John Watt, President and Chief Executive Officer of NBT, in 2017 and, since 2017, Mr. Cantele has had numerous conversations with the chief executive officers of various institutions relating to potential business opportunities or strategic transactions with Salisbury. Such discussions occasionally included high level consideration of the theoretical strategic and operational value of a combination, cultural alignment of the organizations and roles of employees, management and the board of directors, as well as the other constituencies of the respective institutions. Throughout these discussions, the Salisbury board of directors and the executive management team of Salisbury remained confident in Salisbury’s ability to operate independently and generate attractive returns to its investors while prudently delivering on its mission.
During the COVID-19 pandemic in 2020, the Salisbury board of directors and management continued to focus on Salisbury’s operations, including the health and safety of employees and providing support to its customers and local communities. Salisbury’s board of directors and senior management regularly considered Salisbury’s strategic direction and business objectives, including strategic growth opportunities, as part of the Salisbury board of directors’ ongoing efforts to enhance value for Salisbury’s shareholders. The Salisbury board of directors’ evaluations focused on, among other things, prospects and developments in the financial services industry, the regulatory environment, the economy generally and in Connecticut, Massachusetts and New York, where Salisbury Bank has branches, specifically, and the implications of developments for financial institutions generally. During this period, Salisbury regularly evaluated potential acquisition targets as a potential component of its growth strategy.

Throughout 2020 and 2021 Mr. Cantele met with the chief executive officers of multiple banking institutions including several larger institutions, including NBT. During the meetings with Mr. Watt, Mr. Cantele discussed with Mr. Watt the parties’ respective institutions and the community banking market in general, among other things, but did not discuss the possibility of a strategic transaction involving Salisbury and NBT. In addition, Mr. Cantele met with representatives from several institutions of roughly comparable size to Salisbury and representatives from multiple institutions of a smaller size. During this time, Mr. Cantele provided regular updates to the Salisbury board of directors on his meetings with other bank executives.
During this period, the Salisbury board of directors continued to evaluate Salisbury’s ability to grow and discussed comparative implications of selling the franchise, remaining independent, seeking a strategic transaction or potential merger of equals or seeking to grow through additional acquisitions of smaller institutions or branches. At a meeting held on March 24, 2021, the Salisbury board of directors authorized Mr. Cantele to continue to evaluate potential strategic opportunities and report back to the Salisbury board so that it could evaluate all options.
In April 2021, Mr. Cantele had separate meetings with the presidents of three substantially larger financial institutions and discussed a variety of issues including the banking environment, approaches to growth and integration of acquisitions, balance sheet composition, profitability and culture. Included in these meetings was a meeting on April 28, 2021 with Mr. Watt. During this meeting, Mr. Watt expressed NBT’s interest in having future discussions regarding a potential strategic transaction if the Salisbury board of directors and Mr. Cantele had interest in pursuing a transaction.
Following this meeting, on May 26, 2021, Mr. Cantele met with Mr. Watt and Joseph Stagliano, head of retail banking at NBT, at which they discussed NBT’s banking operations and culture. This meeting was focused on relationship building and for NBT management to get better acquainted with Salisbury management, with no specific discussions regarding a strategic transaction taking place at this meeting.
On June 23, 2021, at a meeting of the Salisbury board of directors, as part of a periodic update to the Salisbury board, Updike provided the Salisbury board with a presentation regarding the directors’ fiduciary duties and responsibilities.
On July 8, 2021, Messrs. Watt and Stagliano met with Mr. Cantele and Peter Albero, Chief Financial Officer of Salisbury, at Salisbury’s headquarters for additional relationship building meetings.
At the July 21, 2021 meeting of the Salisbury board of directors, Mr. Cantele provided an update to the Salisbury board, including a discussion relative to strategy, technology, key management succession, talent acquisition, loan demand, excess liquidity, and the overall financial institution merger and acquisition environment.
On July 28, 2021, Messrs. Cantele and Albero met with Mr. Watt, Scott Kingsley, Chief Financial Officer of NBT, and Mr. Stagliano at NBT’s headquarters. During this meeting, Messrs. Watt, Kingsley and Stagliano and Ms. Burns provided Messrs. Cantele and Albero with a presentation regarding NBT’s culture and operations. The parties did not discuss a potential strategic transaction at this meeting.
Throughout July, August and September 2021, Mr. Cantele had discussions with presidents of several financial institutions regarding potential strategic affiliations and opportunities for collaboration. During this time, the Salisbury board of directors continued to consider a range of strategic initiatives.
On September 22, 2021, at a regular meeting of the Salisbury board of directors, as part of the Salisbury board’s review of Salisbury’s internal and external strategic growth opportunities, Mr. Cantele provided a report to the Salisbury board that included updates related to strategic planning, key management succession challenges, restructured commercial lending operations, talent needed to execute the strategic plan and the merger and acquisition environment. In addition, Mr. Cantele updated the Salisbury board of directors on his recent meetings with representatives of other financial institutions (potential upstream and potential downstream partners) to learn more about their operations, culture, and strategic objectives.
On October 26, 2021, Messrs. Cantele and Watt had a telephonic meeting during which they discussed the general state of the community banking industry and the market in general.

On November 2, 2021, Messrs. Cantele and Watt met in Albany, New York. During this meeting, they discussed the potential benefits of a strategic transaction between NBT and Salisbury and how a strategic transaction might potentially be in the best interests of both companies. Mr. Watt expressed NBT’s interest in further discussions regarding a potential strategic transaction, if the Salisbury board of directors had an interest in pursuing such a transaction.
In November and December 2021, Mr. Cantele met multiple times with the president of a smaller community bank to discuss the potential benefits of a strategic transaction between Salisbury and such bank.
On December 8, 2021, at a regular meeting of the Salisbury board of directors, Mr. Cantele provided the Salisbury board of directors with an update on his discussions with NBT and the smaller community bank regarding a potential strategic transaction. During this meeting, the Salisbury board of directors expressed its confidence in the independent operation of Salisbury and the Salisbury board’s desire for Salisbury to grow organically and through acquisitions of smaller institutions and branches. In addition, the Salisbury board expressed its concerns regarding the increased uncertainties of attempting to execute a strategic transaction during the COVID pandemic.
In response to Mr. Cantele’s meetings with organizations of various sizes, the Salisbury board of directors continued to consider potential opportunities to grow or combine with various institutions. Throughout the remainder of 2021 and the first six months of 2022, the Salisbury board of directors and Salisbury’s executive management team remained confident that the most advisable strategy for Salisbury was to remain independent and to prudently grow organically complemented by the acquisition of small banks or branch offices. The Salisbury board of directors and management team remained confident of their ability to continue to deliver value for Salisbury’s shareholders and to successfully execute Salisbury’s mission statement.
Beginning in the early third quarter of 2022, Salisbury’s board of directors and management began to reevaluate Salisbury’s strategy in light of the challenges that were beginning to emerge, which could affect Salisbury’s growth opportunities in its current and proximate markets. Such challenges included, among other things, limited human capital resources, which made it more difficult to recruit and retain talent in the market area and further limited Salisbury’s ability to grow in these market areas. In addition, in assessing Salisbury’s strategy and its approach for the future, the Salisbury board of directors considered the continued uncertainty and changes in the general economic conditions, consolidation in the current and proximate markets and the limitations on Salisbury’s potential acquisition opportunities.
On July 20, 2022, the Salisbury board of directors held a regular meeting at which members of management and a representative of Janney were present. The representative of Janney discussed with the Salisbury board of directors the merger and acquisition market and many of the considerations that boards of directors of community banking institutions face in the strategic planning process, including operating challenges for community banks, community bank market conditions, succession planning, capital planning, forward looking growth, future profitability and achieving shareholder returns. The representative of Janney also provided the Salisbury board with a valuation update for recently completed community bank mergers, including an overview of sale valuation methodologies and a list of various institutions considered to be potential strategic transaction partners. A lengthy discussion among the directors followed regarding the strategic challenges and opportunities and the potential options available to Salisbury in light of its financial strength and profitability and its ability to continue to successfully serve its shareholders, customers and other constituencies.
On July 29, 2022, the Salisbury board of directors held a special meeting at which members of management and a representative of Janney were present. During the meeting, the Salisbury board of directors evaluated a range of strategic considerations. In addition, the representative of Janney provided a presentation to the Salisbury board regarding strategic alternatives and considerations. Following this presentation, the Salisbury board discussed with the representative of Janney the operating challenges for community banks, including succession planning, growth prospects, capital planning/needs, future profitability, ALCO positioning, and shareholder returns). In addition, the Salisbury board of directors discussed the merger market for community banks, valuations, potential acquirors for Salisbury and Janney’s preliminary estimates regarding such acquirors’ potential ability to pay based upon public information. The directors asked questions covering a range of factors. An extensive and lengthy discussion ensued, during which the directors and management shared their perspectives with respect to a wide range of strategic considerations. Following this discussion, the Salisbury board of directors directed Salisbury management to speak with Updike and Janney and schedule a meeting with the board to discuss the Salisbury board’s duties and responsibilities in connection with the Salisbury board’s continuing consideration of a potential business combination transaction, as well as other strategic alternatives, the next steps and various alternatives for an exploratory process with respect to a strategic transaction and the potential risks and benefits should the Salisbury board determine that it would be in the best interests of Salisbury and its shareholders to further explore such strategic alternatives.
On August 18, 2022, the Salisbury board of directors held a special meeting at which members of management and representatives of Updike and Janney were present. During this meeting, the Salisbury board of directors discussed its strategic planning process and considered whether it may be in the best interest of Salisbury and its shareholders to explore the potential for business combination transaction with an appropriate larger institution. At the meeting, Updike advised the Salisbury board of directors with regard to the directors’ fiduciary duties and the importance of making informed and well-documented decisions. After discussing the continuing challenges of Salisbury remaining an independent organization due to, among other things, the challenges of recruiting and retaining talent for the future sustainability and growth of Salisbury, the Salisbury board discussed with management and the representative of Janney the process to become better informed regarding potential business combination opportunities and to explore how a business combination transaction with a suitable larger institution could potentially be beneficial to Salisbury, its shareholders and other constituencies. The Salisbury board then discussed with members of management and the representative of Janney the operating challenges facing Salisbury and the community banking industry, including succession planning, growth opportunities and challenges (both organic and by acquisition), capital planning to address future needs and uses of capital, short and long-term profitability, asset and liability management and funding, maintaining asset quality while pursuing growth and the challenges of sustaining and growing total returns for Salisbury’s shareholders. Updike and the Salisbury board of directors discussed factors and constituencies that the Salisbury board should consider during this process. The representative from Janney then reviewed and discussed with the Salisbury board of directors various potential strategic initiatives. The Salisbury board of directors asked questions regarding the risks and benefits of further exploring a potential strategic transaction as well as the risks and benefits of operating independently. The representative of Janney also discussed a number of potential business combinations and their respective strengths, and the Salisbury board discussed comparisons among such institutions, including the culture of each institution and the pro forma footprint following a transaction with such partners. Updike then reminded the Salisbury board of the importance of confidentiality and discussed a draft form of confidentiality agreement. Following a discussion during which the Salisbury board of directors asked questions of the representatives of Janney and Updike, the Salisbury board of directors authorized and directed Mr. Cantele and Janney to contact five specific institutions that appeared to be potentially attractive business combination partners based upon their performance, location and the strength of their stock consideration, to determine their level of interest in a potential business combination transaction with Salisbury. Pursuant to this direction, the five institutions were contacted.
On August 20, 2022, Mr. Cantele spoke with Mr. Watt via telephone to discuss NBT’s interest in a potential strategic transaction with Salisbury. During the meeting, Mr. Watt indicated NBT was willing to execute a confidentiality agreement and to commence a due diligence review of Salisbury in connection with a potential strategic transaction.
On September 8, 2022, Mr. Cantele met with Mr. Watt in Albany. During this meeting, Mr. Cantele indicated that the Salisbury board of directors authorized him to discuss NBT’s interest in exploring a possible strategic transaction with Salisbury, as Salisbury was exploring its strategic options, including remaining independent. Mr. Watt expressed that he had an interest in discussing the opportunity further. Following this meeting, on September 12, 2022, NBT executed a confidentiality agreement with Salisbury.
On September 13, 2022, another institution (“Institution B”) entered into a confidentiality agreement with Salisbury. This confidentiality agreement included a twelve (12) – month standstill provision as well as a fallaway provision. The three other institutions contacted by Mr. Cantele indicated that they were not interested in exploring a strategic transaction with Salisbury at that time.
On September 27, 2022, NBT delivered a non-binding letter of intent to Salisbury, which indicated a purchase price of between $33.00 and $35.00 per share to acquire 100% of the issued and outstanding shares of common stock of Salisbury in a transaction with 90% to 100% stock consideration and at an exchange ratio to be determined closer to execution of the definitive agreement.

On or about October 4, 2022, Institution B indicated that while it was interested in a strategic transaction with Salisbury, it was unable to devote the necessary time and resource at that time to explore such a transaction and, therefore, Institution B did not submit a proposal for a strategic transaction with Salisbury.
On October 13, 2022, the Salisbury board of directors held a special meeting at which members of management and representatives of Janney and Updike were present. During the meeting, Updike and Janney provided an update to the Salisbury board of directors on the strategic transaction process and had a lengthy discussion with the Salisbury board regarding strategic planning and a potential strategic transaction. The Salisbury board of directors then again evaluated the value and prospect of Salisbury remaining independent. Following such review and discussion, the Salisbury board of directors determined that it would be in the best interests of Salisbury and its shareholders to continue to explore the potential benefits and risks of strategic transaction, and authorized management to communicate with representatives of NBT regarding Salisbury’s interest in a potential transaction and to conduct preliminary due diligence with respect to such a transaction.
In mid-October 2022, NBT commenced its due diligence review of Salisbury and Salisbury commenced its reverse due diligence review of NBT, with the authorized officers, employees, advisors and consultants of NBT and Salisbury being given access to secure virtual data rooms.
On November 9, 2022, Hogan Lovells delivered the first draft of the merger agreement to Updike.
On November 16, 2022, a conference call was held among representatives of Hogan Lovells and Updike to discuss open issues in the draft merger agreement, including the termination fee to be paid by Salisbury in the event the merger agreement is terminated under certain circumstances and the form of consideration to be paid to Salisbury’s shareholders in the merger.
Also on November 16, 2022, Hogan Lovells delivered drafts of the voting agreement and plan of bank merger to Updike.
On November 18, 2022, a conference call was held among representatives of Hogan Lovells and Updike to discuss the treatment of Salisbury equity awards in the merger.
On November 21, 2022, a representative of Janney met telephonically with Mr. Kingsley to discuss the purchase price for the proposed transaction. During this call, Mr. Kingsley indicated that NBT was willing to pay $34.00 per share in an all-stock transaction.
On November 22, 2022, the Salisbury board of directors held a meeting at which time members of management and representatives of Janney and Updike were present. During this meeting, Salisbury’s management and Updike and Janney updated the Salisbury board of directors regarding the status of negotiations with NBT, the results of Salisbury’s preliminary due diligence review of NBT, pricing structure considerations, market activity and open issues in the transaction documents. The Salisbury board of directors also reviewed the substantive terms of the draft merger agreement, plan of bank merger and voting agreement circulated by Hogan Lovells. The Salisbury board also reviewed and discussed the purchase price and proposed form of consideration and noted that the transaction will be tax deferred for Salisbury’s shareholders, which will maximize options for the shareholders. In addition, an all-stock transaction would result in an increase in the dividend to Salisbury’s shareholders. Following this discussion, the Salisbury board of directors reviewed the engagement letter between Salisbury and Janney, approved the engagement of Janney as Salisbury’s financial advisor for the transaction and authorized Salisbury management to execute the Janney engagement letter. Representatives of Janney and Salisbury then signed the engagement letter. At this meeting the Salisbury board of directors reviewed the engagement letter of Updike, approved the engagement of Updike as its legal advisor for the transaction and authorized Salisbury management to execute the Updike engagement letter. The Salisbury board then instructed the representative of Janney to go back to NBT and request an increase in the purchase price to $35.00 per share.
On November 23, 2022, a conference call was held among representatives of Hogan Lovells and Updike to discuss open issues in the draft merger agreement. Following this conference call, on November 23, 2022, Updike delivered a revised draft of the merger agreement to Hogan Lovells.

On November 29, 2022, Mr. Kingsley of NBT telephoned the Janney representative and informed him that NBT had agreed to increase the purchase price to $35.00 per share in an all-stock transaction. The increased purchase price indicated an exchange ratio of 0.7450 shares of NBT common stock per share of Salisbury common stock based on NBT’s 10-day volume-weighted average price on Nasdaq of $46.98 as of the close of market on November 29, 2022.
On November 30, 2022, the Salisbury board of directors held a special meeting at which members of management and representatives of Janney and Updike were present. During this meeting representatives of Janney and Updike discussed with the Salisbury board the potential strategic transaction with NBT and the status of negotiations. Representatives of Janney and Updike then provided the Salisbury board of directors with an overview of NBT’s proposal and updated the Salisbury board regarding the increase in the per share purchase price. The Salisbury board of directors then discussed the impact of pricing and NBT’s 52-week range stock price and analyst price targets for NBT’s common stock. A representative of Janney then presented and discussed with the Salisbury board of directors Janney’s preliminary financial analyses with respect to the potential transaction and provided the Salisbury board of director with certain metrics and factors for the Salisbury board to consider in determining whether the proposed transaction was in the best interests of Salisbury’s shareholders. The Salisbury board of directors then reviewed market activity since October 1, 2022, the risks, challenges and merits of Salisbury remaining independent, comparable transaction pricing, the financial profile of NBT and pro forma metrics with respect to the potential combination. Representatives of Updike and members of Salisbury management then updated the Salisbury board of directors regarding the status of the reverse due diligence review of NBT and noted that the proposed merger agreement, plan of bank merger agreement and voting agreement were in near final form. The Salisbury board of directors then reviewed the terms of the drafts of the agreements and discussed open items and comments, and asked questions of management and the representatives of Janney and Updike.
On December 1, 2022, members of Salisbury management and representatives of Janney and Updike conducted a conference call with members of NBT management and representatives of Hogan Lovells and Piper Sandler & Co., NBT’s financial advisor for the transaction. During this call, the parties discussed reverse due diligence matters and open items in the merger agreement. Later on December 1, 2022, Updike and Hogan Lovells exchanged revised drafts of merger agreement, which included the addition of the exchange ratio of 0.7450 shares of NBT common stock per share of Salisbury common stock.
Between December 1, 2022 and December 4, 2022, Updike and Hogan Lovells exchanged drafts of and finalized the terms of the merger agreement, the related disclosure schedules, the plan of bank merger and the voting agreement.
On December 4, 2022, the Salisbury board of directors held a special meeting at which members of management and representatives of Janney and Updike were present. to review the definitive merger agreement and ancillary documents. At such meeting a representative of Updike reviewed with the Salisbury board of directors the structure and terms of the transaction and responded to questions and concerns of the Salisbury directors. Following this discussion, a representative of Janney discussed with the Salisbury board of directors Janney’s financial analyses regarding the proposed transaction. A representative of Janney then delivered to the Salisbury board of directors Janney’s oral opinion, which oral opinion was subsequently confirmed in writing by delivery of Janney’s written opinion dated the same date, to the effect that, as of the date of the opinion, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Janney in preparing its opinion, the merger consideration was fair, from a financial point of view, to the holders of Salisbury common stock. Additionally, the Salisbury board of directors discussed compensation matters relating to certain executives and reviewed and discussed the proposed terms of employment of certain officers and employees with NBT following consummation of the transaction.
Following this discussion, each individual Salisbury director reviewed the voting agreement and each, acting in his or her individual capacity as a shareholder, agreed to execute and comply with the terms of such agreement. The Salisbury board of directors then held a vigorous discussion of matters related to the transaction and considered how the transaction will impact Salisbury’s constituencies and the benefits and risks to those constituencies.

Following such discussions, the Salisbury board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Salisbury and its shareholders, declared the merger agreement advisable and approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger.
On December 5, 2022, NBT and Salisbury executed the merger agreement and NBT entered into voting agreements with each of the directors of Salisbury, Mr. Albero and John Davies, President of the New York Region and Chief Lending Officer of Salisbury Bank.
Salisbury’s Reasons for the Merger
After careful consideration, the Salisbury board of directors, at a special meeting held on December 4, 2022, after considering the effects on Salisbury, Salisbury Bank, and all of their constituencies, including, but not limited to, their shareholders, employees, customers and communities served, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Salisbury and its shareholders, (ii) declared the merger agreement advisable and (iii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. Accordingly, the Salisbury board of directors unanimously recommends that the Salisbury shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.
In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that Salisbury shareholders adopt the merger agreement, the Salisbury board of directors evaluated the merger and the other transactions contemplated by the merger agreement in consultation with Salisbury’s management, as well as Salisbury’s independent financial and legal advisors, and considered a number of factors, including the following material factors:
•
the challenges and risks associated with the recruitment and retention of key executives necessary to fill anticipated vacancies created by retirements in a short-term time horizon. In addition to key operational vacancies, it was anticipated that Salisbury would require recruitment of critical commercial lending personnel particularly in the Hudson Valley markets within the next one to three years;

•	management’s evaluation of its growth prospects and the increasing need for investment in technology, regulatory compliance, and fraud mitigation strategies, and their impact on future earnings;
•	the ability to generate meaningful revenue increases given Salisbury’s markets, staffing, and lack of diversified revenue streams;
•	its belief that the two companies’ corporate cultures are similar and compatible, which would facilitate integration and implementation of the transaction;
•	the lack of acquisition opportunities as they apply to whole banks or bank branches;
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the fact that the implied value of the merger consideration based on the closing price of NBT common stock as of December 2, 2022 of $34.47 for each share of Salisbury common stock represented an 11.55% premium over the closing price of Salisbury common stock on December 2, 2022 (the last trading day prior to the board meeting to approve the merger);

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each of Salisbury’s and NBT’s business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the Salisbury board of directors considered that NBT’s and Salisbury’s respective business, operations and risk profile complement each other and that the companies’ separate earnings and prospects, and the synergies and scale potentially available in the proposed transaction, create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Salisbury’s earnings and prospects on a stand-alone basis;

•
national and local economic conditions, particularly the uncertainty as to future economic conditions given the recent rise in market interest rates, expected future increases in market interest rates, growing inflation expectations, and other factors, and the expected effect of these conditions on Salisbury’s financial condition, earnings, and prospects, as well as the stock prices of financial institutions, including Salisbury;

•
the fact that, upon the closing, the combined company’s and the combined bank’s boards of directors will include one legacy Salisbury director, which the Salisbury board of directors believes enhances the likelihood that the strategic benefits Salisbury expects to achieve as a result of the merger will be realized;

•
the fact that, upon the closing, Richard J. Cantele, Jr., currently the President and Chief Executive Officer of Salisbury, will be employed as a member of the executive management team and an officer of NBT and NBT Bank, which the Salisbury board of directors believes enhances the likelihood that the strategic benefits Salisbury expects to achieve as a result of the merger will be realized;

•
its knowledge of the current regulatory and competitive environment in the financial services industry, including increasing operating costs resulting from regulatory, technology and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms and the likely effects of these factors on Salisbury’s and the combined company’s potential growth, development, productivity and strategic options;

•
its views with respect to other strategic alternatives potentially available to Salisbury, including continuing as a stand-alone company and a transaction with another potential acquiror or merger partner, and its belief that a transaction with another transaction partner would not deliver the financial and operational benefits that could be achieved in the proposed merger with NBT;

•
the fact that 100% of the merger consideration will be in NBT common stock, which offers Salisbury shareholders the opportunity to participate as shareholders of NBT in the future earnings and performance of the combined company;

•
the anticipated pro forma financial impact of the merger on the combined company, including earnings, earnings per share accretion, dividends, return on equity, tangible book value, asset quality, operational efficiency, liquidity and regulatory capital levels;

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the complementary nature of Salisbury’s and NBT’s businesses and prospects given the markets they serve and products they offer, and the expectation that the transaction would provide economies of scale, cost savings opportunities and enhanced opportunities for growth;

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Salisbury’s and NBT’s shared views regarding the best approach to combining and integrating the two companies, structured to maximize the potential for synergies and positive impact to local communities and minimize the loss of customers and employees and to further diversify the combined company’s operating risk profile compared to the risk profile of either company on a stand-alone basis;

•	its review and discussions with Salisbury’s management concerning Salisbury’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of NBT;
•	the expectation that the required regulatory approvals could be obtained in a timely fashion;
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the Salisbury board of directors’ understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code and that, as a result, Salisbury’s shareholders will not recognize gain or loss with respect to their receipt of NBT common stock in the merger;

•
the fact that the exchange ratio would be fixed, which the Salisbury board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	the historical performance of NBT common stock, NBT’s greater market capitalization and the fact that NBT has historically paid a quarterly cash dividend to its shareholders;
•	the fact that Salisbury’s common shareholders will have an opportunity to vote on the approval of the merger agreement and the merger;
•	the impact of the merger on Salisbury’s employees, including the compensation and employee benefits agreed to be provided by NBT pursuant to the merger agreement;
•
the opinion of Janney to the Salisbury board of directors, which was dated December 4, 2022, as to the fairness, from a financial point of view, and as of the date of the opinion and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Janney in rendering its opinion, to the holders of Salisbury common stock of the merger consideration in the proposed merger. See “The Merger—Opinion of Janney Montgomery Scott LLC, Financial Advisor to Salisbury” beginning on page 39; and
•
the Salisbury board of directors’ review with its independent legal advisor, Updike, Kelly & Spellacy, P.C. (“Updike”), of the material terms of the merger agreement, including (i) the board’s ability, under certain circumstances, to consider an unsolicited acquisition proposal, subject to the required payment by Salisbury of a termination fee to NBT, which the Salisbury board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, and (ii) the board’s ability to terminate the merger agreement if NBT’s common stock declined by 20% during a measurement period prior to the closing and underperformed the NASDAQ Bank Index by 20% during a measurement period prior to the closing, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The Salisbury board of directors also considered potential risks relating to the transaction but concluded that the anticipated benefits of combining with NBT were likely to outweigh these risks. These potential risks include:
•	the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate the two companies;
•	the risk of losing key Salisbury employees during the pendency of the merger and thereafter;
•	the risk that the consideration to be received by Salisbury shareholders could be adversely affected by a decrease in the trading price of NBT common stock during the pendency of the merger;
•
the restrictions on the conduct of Salisbury’s business during the period between execution of the merger agreement and the consummation of the merger, which could potentially delay or prevent Salisbury from undertaking business opportunities that might arise or certain other actions it might otherwise take with respect to its operations absent the pendency of the merger;

•	the potential effect of the merger on Salisbury’s overall business, including its relationships with customers, employees, suppliers and regulators;
•	the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;
•	certain anticipated merger-related costs, which could also be higher than expected;
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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

•
the fact that: (i) Salisbury would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Salisbury would be obligated to pay to NBT a termination fee of $8 million if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Salisbury from pursuing such a transaction;

•	the potential for legal claims challenging the merger;
•	the fact that Salisbury shareholders would not be entitled to appraisal or dissenters’ rights in connection with the merger;
•
the risk that the merger may not be completed despite the combined efforts of Salisbury and NBT or that completion may be unduly delayed, including as a result of delays in obtaining the required regulatory approvals; and

•	the other risks described under the sections entitled “Risk Factors” and “Information Regarding Forward-Looking Statements” beginning on pages 16 and 22, respectively.
The foregoing discussion of the information and factors considered by the Salisbury board of directors is not intended to be exhaustive but includes the material factors considered by the Salisbury board of directors. In view of the wide variety of factors considered by the Salisbury board of directors in connection with its evaluation of the merger and the complexity of these matters, the Salisbury board of directors did not attempt to quantify, rank, or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Furthermore, in considering the factors described above, individual members of the Salisbury board of directors may have given different weights to different factors. The Salisbury board of directors evaluated the factors described above and reached the decision that the merger was in the best interests of Salisbury and its shareholders. The Salisbury board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above.
For the reasons set forth above, the Salisbury board of directors determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Salisbury and its shareholders and approved the merger agreement and the transactions contemplated thereby, including the merger.
In considering the recommendation of the Salisbury board of directors, you should be aware that certain directors and executive officers of Salisbury may have interests in the merger that are different from, or in addition to, interests of shareholders of Salisbury generally and may create potential conflicts of interest. The Salisbury board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby, including the merger, and in recommending to Salisbury’s shareholders that they vote in favor of the merger proposal. See “PROPOSAL 1—The Merger—Interests of Salisbury Directors and Executive Officers in the Merger” beginning on page 49.
It should be noted that this explanation of the Salisbury board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Information Regarding Forward-Looking Statements” beginning on page 22.
For the reasons set forth above, the Salisbury board of directors unanimously recommends that the holders of Salisbury common stock vote “FOR” the merger proposal and “FOR” the other proposals to be considered at the Salisbury special meeting.
Vote Required for Approval
The affirmative vote of a majority of votes cast by all the Salisbury shareholders entitled to vote at the special meeting is required to approve the merger proposal. Abstentions are not shares “voting” at the special meeting and therefore will not affect the outcome of this proposal.
Recommendation of the Salisbury Board of Directors
THE SALISBURY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE MERGER PROPOSAL.
Opinion of Janney Montgomery Scott, Financial Advisor to Salisbury
Janney was engaged by the board of directors of Salisbury by letter dated November 16, 2022, to act as financial advisor and to render a fairness opinion for the board of directors of Salisbury in connection with a potential business combination with NBT. Janney delivered to the board of directors of Salisbury its opinion dated December 4, 2022, that, based upon and subject to the various considerations set forth in its written opinion, the merger consideration to be received by the shareholders of Salisbury from NBT is fair to the shareholders of Salisbury from a financial point of view. In requesting Janney’s advice and opinion, no limitations were imposed by Salisbury with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Janney, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Annex B. Shareholders of Salisbury should read this opinion in its entirety. Janney’s opinion speaks only as of December 4, 2022.
Janney is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, Janney has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Salisbury’s board of directors selected Janney to render a fairness opinion in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

Janney has received a fee from Salisbury for rendering a written opinion to the board of directors of Salisbury as to the fairness, from a financial point of view, of the merger to shareholders of Salisbury. Further, Salisbury has agreed to indemnify Janney against any claims or liabilities arising out of Janney’s engagement by Salisbury. The opinion has been reviewed by Janney’s compliance officer and fairness committee consistent and with internal policy. Janney has not provided financial services and has not received compensation from Salisbury during the prior two years.
The following is a summary of the analyses performed by Janney in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the board of directors of Salisbury by Janney. The summary set forth below does not purport to be a complete description of either the analyses performed by Janney in rendering its opinion or the presentation delivered by Janney to the board of directors of Salisbury, but it does summarize all of the material analyses performed and presented by Janney.
The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, Janney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Janney may have given various analyses more or less weight than other analyses. Accordingly, Janney believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors, could create an incomplete view of the process underlying the analyses set forth in its report to the board of directors of Salisbury and its fairness opinion.
In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Salisbury or NBT. The analyses performed by Janney are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Janney’s analysis of the fairness of the merger consideration, from a financial point of view, to Salisbury shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Janney’s opinion does not address the relative merits of the merger as compared to any other business combination in which Salisbury might engage. In addition, as described above, Janney’s opinion was one of many factors taken into consideration by the board of directors of Salisbury in making its determination to approve the merger agreement.
During the course of its engagement and as a basis for arriving at its opinion, Janney reviewed and analyzed material bearing upon financial and operating conditions of Salisbury and NBT and material prepared in connection with the merger, including, among other things, the following:
•	a draft of the merger agreement, dated December 1, 2022;
•
certain publicly available financial statements and other historical financial information of NBT and NBT Bank, both audited and unaudited, that Janney deemed relevant, including reports filed by NBT with the SEC, the FDIC and the Federal Reserve Board;

•
certain publicly available financial statements and other historical financial information of Salisbury and its banking subsidiary Salisbury Bank, both audited and unaudited, that Janney deemed relevant, including reports filed by Salisbury with the SEC, the FDIC and the Federal Reserve Board;

•
certain internal financial projections for Salisbury for the years ending December 31, 2022 through December 31, 2025, with reliance upon assumptions concerning Salisbury provided by management of Salisbury, as well as an estimated long-term net income growth rate for the years ending December 31, 2026 through December 31, 2028;

•
research analyst estimates for NBT for the years ending December 31, 2022 through December 31, 2024, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2025 through December 31, 2028;

•
the pro forma financial impact of the merger on NBT based on certain assumptions related to transaction expenses, cost savings, and purchase accounting adjustments, as provided by senior management and representatives of NBT;

•
the publicly reported price, valuation and historical trading activity for Salisbury common stock and NBT common stock and certain stock indices, as well as similar publicly available information for certain other publicly traded companies;

•	a comparison of certain market and financial information for Salisbury and NBT with similar financial institutions for which information is publicly available;
•	the financial terms of certain recent business combinations in the bank and thrift industry on a nationwide and a regional basis, to the extent publicly available; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Janney considered relevant.
Janney also took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its knowledge of the banking industry and its general experience in securities valuation.
In arriving at its opinion, Janney has assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Salisbury and NBT and in the discussions with Salisbury’s and NBT respective management teams. Janney has not independently verified the accuracy or completeness of any such information. Janney has further relied upon the assurances of the management of Salisbury and NBT that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to Janney incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its analyses and its opinion, Janney has assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by it, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Salisbury and NBT (as the case may be) as to the expected future results of operations and financial condition of Salisbury and NBT and the other matters covered thereby.
Janney has also assumed that the financial estimates and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of Salisbury and NBT and that such estimates will be realized in the amounts and at the times contemplated thereby. Janney is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and has assumed and relied upon management’s estimates and projections. Janney was not retained to and did not conduct a physical inspection of any of the properties or facilities of Salisbury or NBT or their respective subsidiaries. In addition, Janney has not reviewed individual credit files nor has it made an independent evaluation or appraisal of the assets and liabilities of Salisbury or NBT or any of their respective subsidiaries, and Janney was not furnished with any such evaluations or appraisals.
Summary of Proposed Merger Consideration and Implied Transaction Metrics
Janney reviewed the financial terms of the proposed transaction using an exchange ratio of 0.7450 shares of NBT common stock for each share of Salisbury common stock, based upon the NBT’s 10-day volume weighted average price as of November 29, 2022, of $46.98, and the closing price of Salisbury common stock on December 2, 2022, of $30.90. Janney calculated an aggregate implied transaction value of approximately $203.9 million, or a transaction price per share of $35.00 and a pro forma dividend equivalent of $0.89 per share. Based upon financial information for Salisbury as or for the last twelve months (“LTM”) ended September 30, 2022, unless otherwise noted, Janney calculated the following implied transaction metrics:
Transaction Price / LTM Earnings	12.8x
Transaction Price / 2022E(1)	13.1x
Transaction Price / Fully Diluted Tangible Book Value	187.0%
Tangible Book Premium/Core Deposits(2)	7.1%
Pro Forma Dividend Increase	39%
Pro Forma Ownership	9.1%
(1)	Based upon internal financial projections for Salisbury, as provided by the senior management of Salisbury

(2)	Core deposits calculated as Total Deposits less Time Deposits
Comparable Company Analyses
Janney used publicly available information to compare selected financial information for Salisbury with a group of financial institutions selected by Janney for the Salisbury peer valuation comparison. The Salisbury peer group consisted of publicly-traded holding companies, deemed comparable by Salisbury. The Salisbury peer group consisted of the following companies:
Unity Bancorp Inc.	ESSA Bancorp Inc.
Citizens Financial Services	The Bank of Princeton
Orange County Bancorp Inc.	Penns Woods Bancorp Inc.
Norwood Financial Corp.	Middlefield Banc Corp.
Parke Bancorp Inc.	FNCB Bancorp Inc.
Bankwell Financial Group Inc.	Franklin Financial Services
Chemung Financial Corp.	SB Financial Group Inc
Western New England Bancorp	Pathfinder Bancorp Inc.
Evans Bancorp Inc.	Union Bankshares Inc.
The analysis compared selected financial information for Salisbury with the corresponding publicly available data for the Salisbury peer group as of Year to Date September 30, 2022 (unless otherwise noted), with pricing data as of December 2, 2022. The table below sets forth the data for Salisbury and median and mean data for the Salisbury peer group.
Salisbury Peer Valuation Comparison
	Salisbury	Salisbury Peer Group Median	Salisbury Peer Group Mean
Market Capitalization ($M)	$176	$212	$203
Price/Tangible Book Value	165.1%	134.8%	144.6%
Price/ LTM EPS	11.3x	9.2x	9.1x
Price/Assets	11.8%	10.0%	10.4%
Dividend Yield	2.1%	2.9%	3.1%
Weekly Volume	0.5%	0.6%	0.7%
Short Interest	0.2%	0.1%	0.4%
Insider Ownership	12.4%	16.1%	13.4%
Institutional Ownership	20.2%	29.4%	28.2%
Last Twelve Months Return	24.7%	12.8%	9.9%
Total Assets ($M)	$1,512	$1,914	$1,959
Total Loans ($M)	$1,191	$1,501	$1,462
Tangible Common Equity/Tangible Assets	7.3%	7.2%	7.7%
NPA/Assets(1)	0.30%	0.59%	0.70%
LTM ROAA	1.07%	1.10%	1.21%
LTM ROAE	11.99%	12.60%	13.19%
Note: Financial data for the institutions in the Salisbury Peer Group is not pro forma for any publicly announced and pending transactions.
(1)	Non-performing assets (“NPA”) include accruing troubled debt restructurings and non-accrual loans.

Comparable Company Analyses
Janney used publicly available information to compare selected financial information for NBT with a group of financial institutions selected by Janney for the NBT peer valuation comparison. The NBT peer group consisted of publicly-traded holding companies, as defined by the NBT Investor Presentation filed in July 2022. The NBT peer group consisted of the following companies:
Independent Bank Corp.	First Busey Corp.
Community Bank System Inc.	Berkshire Hills Bancorp Inc.
First Merchants Corp.	OceanFirst Financial Corp.
First Financial Bancorp.	First Commonwealth Financial
Park National Corp.	Tompkins Financial Corporation
WesBanco Inc.	Merchants Bancorp
Heartland Financial USA Inc.	Brookline Bancorp Inc.
Northwest Bancshares, Inc.	Customers Bancorp Inc.
Provident Financial Services	Premier Financial Corp.
S&T Bancorp Inc.
The analysis compared selected financial information for NBT with the corresponding publicly available data for the NBT peer group as of Year to Date September 30, 2022 (unless otherwise noted), with pricing data as of December 2, 2022. The table below sets forth the data for NBT and median and mean data for the NBT peer group.
NBT Peer Valuation Comparison
	NBT	NBT Peer Group Median	NBT Peer Group Mean
Market Capitalization ($M)	$1,982	$1,428	$1,877
Price/Tangible Book Value	228.5%	193.7%	214.3%
Price/ LTM EPS	13.1x	12.3x	12.7x
Price/Assets	17.0%	13.8%	14.2%
Dividend Yield	2.6%	3.3%	3.2%
Weekly Volume	1.7%	1.9%	2.2%
Short Interest	1.5%	2.1%	2.8%
Insider Ownership	2.8%	3.0%	6.1%
Institutional Ownership	58.5%	70.6%	67.8%
Last Twelve Months Return	26.6%	5.4%	3.6%
Total Assets ($M)	$11,641	$12,684	$13,443
Total Loans ($M)	$7,905	$9,730	$9,304
Tangible Common Equity/Tangible Assets	7.6%	7.5%	7.3%
NPAs/Assets	0.28%	0.34%	0.36%
LTM ROAA	1.29%	1.20%	1.20%
LTM ROAE	12.56%	9.94%	10.82%
Note: Financial data for the institutions in the NBT Peer Group is not pro forma for any publicly announced and pending transactions.

Net Present Standalone Value Analyses
Janney performed an analysis that estimated the net present value per share of NBT’s common stock assuming NBT performed in accordance with estimates based on publicly available mean analyst earnings per share estimates. To approximate the terminal value of a share of NBT’s common stock at December 31, 2026, Janney applied a long-term growth rate range of 4.50% to 5.50%. The terminal values were then discounted to present values using discount rates ranging from 11.0% to 13.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of NBT’s common stock. The analysis and the underlying assumptions yielded a range of values per share of NBT’s common stock of $43.23 to $64.42 when applying a terminal value based on the long-term growth.
Price per Share Sensitivity
Discount Rate	4.50%	4.75%	5.00%	5.25%	5.50%
11.0%	$56.49	$58.24	$60.13	$62.18	$64.42
11.5%	$52.47	$53.94	$55.52	$57.24	$59.09
12.0%	$48.98	$50.23	$51.58	$53.02	$54.58
12.5%	$45.93	$47.01	$48.16	$49.39	$50.71
13.0%	$43.23	$44.17	$45.16	$46.22	$47.35
Analysis of Selected Merger Transactions
Janney reviewed groups of selected merger and acquisition transactions that were deemed to be comparable to the merger. These two groups were labeled as the “National” Group and “Regional” Group. The National Group consisted of seventeen selected bank and thrift merger transactions with disclosed transaction terms, where one hundred percent of target equity was acquired, target total assets were between $1.0 billion and $2.0 billion, target LTM ROAA was between 0.75% and 1.50%, announced since June 30, 2021. The National Group was composed of the following transactions:
Buyer	Target	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)
Peoples Bancorp Inc.	Limestone Bancorp Inc.	176.1	12.6	14.4	8.4
First Commonwealth Financial	Centric Financial Corp.	131.5	14.8	13.2	4.7
The First Bancshares	Heritage Southeast Bancorp.	179.8	15.0	12.1	6.9
First Bancorp	GrandSouth Bancorporation	172.9	10.7	14.5	8.2
F.N.B. Corp.	UB Bancorp	154.3	9.2	10.1	4.4
Brookline Bancorp Inc.	PCSB Financial Corp.	117.6	20.3	16.1	3.3
Seacoast Bnkg Corp. of FL	Drummond Banking Co.	191.3	13.8	16.9	9.5
United Community Banks Inc.	Progress Financial Corp.	167.1	13.4	14.6	8.1
National Bank Holdings Corp.	Bancshares of Jackson Hole Inc.	208.5	20.0	14.7	8.9
Seacoast Bnkg Corp. of FL	Apollo Bancshares/Apollo Bank	194.7	20.0	16.1	9.7
Farmers National Banc Corp.	Emclaire Financial Corp	142.1	10.4	10.1	4.1
Origin Bancorp Inc.	BT Holdings Inc.	145.4	13.8	15.8	7.0
QCR Holdings Inc.	Guaranty Federal Bcshs Inc.	161.4	16.3	14.4	6.4
German American Bancorp Inc.	Citizens Union Bancorp	156.0	14.1	14.4	6.3
CVB Financial Corp.	Suncrest Bank	151.0	12.6	14.9	6.4
TriCo Bancshares	Valley Republic Bancorp	156.9	10.9	12.1	5.3
Lakeland Bancorp	1st Constitution Bancorp	152.2	11.5	13.6	5.9
	Average	162.3	14.1	14.0	6.7
	Median	156.9	13.8	14.4	6.4
Note: Excludes transactions without disclosed deal values, and excludes transactions categorized as mergers of equals
Source: S&P Capital IQ Pro; Data as of December 2, 2022

Janney calculated the median values for the following relevant transaction pricing multiples for the National Group: the multiple of the offer value to the Salisbury’s tangible book value; the multiple of the offer value to the acquired Salisbury’s core net income for the last twelve months; the multiple of the offer value to the acquired Salisbury’s total assets; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of Salisbury’s common stock by applying each median multiple to Salisbury’s tangible common equity, net income for the twelve months ended September 30, 2022, total assets, and core deposits as of September 30, 2022, respectively. The results of this analysis are as follows:
Dollars in thousands, except per share amounts		Comparable Transactions
Valuation Multiple	Salisbury Value ($000s)	Factor Weight (%)	Median Multiple	Aggregate Value ($000s)	Value Per Share
Tangible Common Equity	$109,077	25%	156.9%	$171,109	$29.37
LTM Earnings	$15,890	25%	13.8x	$219,282	$37.63
Total Assets	$1,512,138	25%	14.4%	$218,353	$37.47
Core Deposits(1)	$1,215,345	25%	6.4%	$187,345	$32.15

	Ranges of Values:		Minimum	$171,109	$29.37
			Maximum	$219,282	$37.63

	Factor-Weighted Average			$199,022	$34.16
(1)	Core deposits defined as total deposits less time deposits
Note: Per share metrics based upon 5,826,969 shares outstanding, which includes Salisbury unvested restricted shares which vest upon change-in-control and exercisable options
Source: S&P Capital IQ Pro
The National Group analysis suggested a range of value of $29.37 to $37.63 per share of Salisbury’s common stock, with a factor-weighted average of $34.16.
The Regional Group consisted of fourteen selected bank and thrift merger transactions with disclosed transaction terms, where one hundred percent of equity was acquired, with targets headquartered in New England, NY, NJ or PA, target total assets between $500.0 million and $10.0 billion, announced since January 1, 2021. The Regional Group was composed of the following transactions:
Buyer	Target	Price / TBV (%)	Price / LTM EPS (x)	Price / Assets (%)	Core Deposit Premium (%)
Citizens Financial Services	HV Bancorp Inc.	155.0	21.8	11.8	5.6
First Commonwealth Financial	Centric Financial Corp.	131.5	14.8	13.2	4.7
Somerset Savings Bank SLA	Regal Bancorp Inc.	128.1	20.2	10.7	3.4
Brookline Bancorp Inc.	PCSB Financial Corp.	117.6	20.3	16.1	3.3
Hometown Financial Group MHC	Randolph Bancorp Inc	136.9	14.4	18.5	9.0
Farmers National Banc Corp.	Emclaire Financial Corp	142.1	10.4	10.1	4.1
Fulton Financial Corp.	Prudential Bancorp Inc.	106.9	17.9	12.8	1.7
Community Bank System Inc.	Elmira Savings Bank	160.7	15.0	12.9	7.0
Lakeland Bancorp	1st Constitution Bancorp	152.2	11.5	13.6	5.9
Mid Penn Bancorp Inc.	Riverview Financial Corp.	121.0	12.2	10.3	2.3
Valley National Bancorp	Westchester Bank Holding Corp.	169.0	18.1	16.8	8.7
Independent Bank Corp.	Meridian Bancorp Inc.	149.6	14.5	17.7	8.7
Eastern Bankshares Inc.	Century Bancorp Inc.	169.5	14.8	8.8	4.1
WSFS Financial Corp.	Bryn Mawr Bank Corp.	228.8	NM	18.2	13.6
	Average	147.8	15.8	13.7	5.9
	Median	145.8	14.8	13.0	5.2
Note: P/E > 25x deemed non-meaningful for comparison purposes
Note: New England region defined as: CT, MA, ME, NH, RI & VT
Note: Excludes transactions without disclosed deal values, and excludes transactions categorized as mergers of equals
Source: S&P Capital IQ Pro; Data as of December 2, 2022

Janney calculated the median values for the following relevant transaction pricing multiples for the Regional Group: the multiple of the offer value to Salisbury’s tangible book value; the multiple of the offer value to Salisbury’s net income for the last twelve months; the multiple of the offer value to Salisbury’s total assets; and the premium over tangible book value divided by core deposits. Janney used these median multiples to estimate the value of Salisbury’s common stock by applying each median multiple to Salisbury’s tangible common equity, net income for the twelve months ended September 30, 2022, total assets, and core deposits as of September 30, 2022, respectively. The results of this analysis are as follows:
Dollars in thousands, except per share amounts		Comparable Transactions
Valuation Multiple	Salisbury Value ($000s)	Factor Weight (%)	Median Multiple	Aggregate Value ($000s)	Value Per Share
Tangible Common Equity	$109,077	25%	145.8%	$159,056	$27.30
LTM Earnings	$15,890	25%	14.8x	$235,490	$40.41
Total Assets	$1,512,138	25%	13.0%	$197,107	$33.83
Core Deposits(1)	$1,215,345	25%	5.2%	$171,850	$29.49

	Ranges of Values:		Minimum	$159,056	$27.30
			Maximum	$235,490	$40.41

	Factor-Weighted Average			$190,876	$32.76
(1)	Core deposits defined as total deposits less time deposits
Note: Per share metrics based upon 5,826,969 shares outstanding, which includes Salisbury unvested restricted shares which vest upon change in control and exercisable options
Source: S&P Capital IQ Pro
The Regional Group analysis suggested a range of value of $27.30 to $40.41 per share of Salisbury’s common stock, with a factor-weighted average of $32.76.
Net Present Value Analyses
Janney performed an analysis that estimated the net present value per share of Salisbury’s common stock assuming Salisbury performed in accordance with estimates based upon discussions with Salisbury. To approximate the terminal value of a share of Salisbury’s common stock at December 31, 2026, Janney applied price to 2026 earnings multiples ranging from 12.0x to 16.0x and multiples of December 31, 2026 tangible book value ranging from 135.0% to 175.0%. The terminal values were then discounted to present values using discount rates ranging from 11.0% to 13.0%. The discount rates selected by Janney were intended to reflect different assumptions regarding the required rates of return for holders or prospective buyers of Salisbury’s common stock. The analysis and the underlying assumptions yielded a range of values per share of Salisbury’s common stock of $24.80 to $33.97 when applying a terminal value based on tangible book value and $24.93 to $35.07 when applying a terminal value based on earnings.
Price / Tangible Book Value Multiples
Discount Rate	1.35x	1.45x	1.55x	1.65x	1.75x
11.0%	$26.68	$28.50	$30.33	$32.15	$33.97
11.5%	$26.19	$27.98	$29.77	$31.56	$33.34
12.0%	$25.72	$27.47	$29.22	$30.98	$32.73
12.5%	$25.25	$26.97	$28.69	$30.41	$32.13
13.0%	$24.80	$26.48	$28.17	$29.86	$31.55

Price / Earnings Multiples
Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x
11.0%	$26.82	$28.88	$30.95	$33.01	$35.07
11.5%	$26.33	$28.35	$30.38	$32.40	$34.42
12.0%	$25.85	$27.84	$29.82	$31.81	$33.79
12.5%	$25.38	$27.33	$29.28	$31.23	$33.17
13.0%	$24.93	$26.84	$28.75	$30.66	$32.57
In connection with its analyses, Janney considered and discussed with Salisbury’s board of directors how the present value analyses would be affected by changes in the underlying assumptions. Janney noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Franchise Valuation
Janney used a franchise valuation analysis to estimate the value of Salisbury’s common stock based on the composition of its balance sheet on September 30, 2022. The franchise valuation analysis involves calculating the net asset value of Salisbury and adding a core deposit premium to the net asset value to determine the overall value of Salisbury. In order to calculate Salisbury’s net asset value, Janney adjusted Salisbury’s tangible common equity with an after-tax credit mark of approximately $2,975 thousand. The deposit premium was calculated by assigning a premium to each deposit account type based on the perceived value of each type of deposit to a potential acquiror.
Dollars in thousands
		Premium
	09/30/22 Balance	(%)	($)
Non-Interest Bearing deposits	$413,584	10.00%	$41,358
NOW Accounts	241,236	8.00%	19,299
Savings and Money Market Accounts	560,525	6.00%	33,632
Certificates of Deposit	109,859	0.00%	0
Total deposits	$1,325,204	7.12%	$94,289
Janney selected premiums of 0% for certificates of deposit, 6% for savings and money market accounts, 8% for NOW accounts, and 10% for non-interest bearing deposits. Applying these premiums to Salisbury’s deposits suggested an overall premium of 7.12%, or $94.29 million. Janney noted that deposit premiums paid in bank merger transactions vary. Therefore, Janney also selected a range of deposit premiums from 5% to 10%. The franchise value analysis suggested an overall range of value of $29.58 to $40.95 per share for Salisbury’s common stock. The value suggested by a 7.12% deposit premium was $34.39 per share. The following chart provides a summary of the franchise value analysis:
Dollars in thousands, except per share amounts
	Amount	Per Share
Tangible Common Equity	$109,077	$18.72
Less: Credit Mark (After-Tax)	($2,975)	($0.51)
Add: Deposit Premium	$94,289	$16.18
Indicated Franchise Value	$200,391	$34.39
Minimum Franchise Value – (5% Deposit Premium)	$172,362	$29.58
Maximum Franchise Value – (10% Deposit Premium)	$238,622	$40.95
The franchise valuation analysis suggested a range of value of $29.58 to $40.95 per share of Salisbury’s common stock, with a midpoint of $34.39.

Pro Forma Merger Analysis
Janney performed a pro forma merger analysis that combined projected income statement and balance sheet information of Salisbury and NBT. Janney analyzed the estimated financial impact of the merger on certain projected financial results for Salisbury and NBT and financial forecasts and projections relating to the earnings of Salisbury and NBT, which were derived by Janney from publicly available consensus estimates and discussions with management of Salisbury and NBT, and pro forma assumptions (including, without limitation, purchase accounting adjustments, cost savings and related expenses), which, in the case of Salisbury and NBT were derived by Janney from publicly available information. This analysis indicated that the merger could be accretive to NBT estimated EPS in 2023 and have a 1.5-year payback period for NBT with moderate dilution at closing to estimated tangible book value per share (2.7% dilutive to NBT tangible book value per share). For all of the above analysis, the actual results achieved by NBT following the merger may vary from the projected results, and the variations may be material.
Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Janney determined that the merger consideration was fair, from a financial point of view, to the holders of Salisbury’s common stock.
Certain Unaudited Prospective Financial Information
Salisbury does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with the merger, Salisbury’s management prepared and provided to the Salisbury board of directors in connection with its evaluation of the transaction, and to its financial advisor Janney, including in connection with Janney’s financial analyses described above under the section entitled “ —Opinion of Janney Montgomery Scott, Financial Advisor to Salisbury,” certain unaudited prospective financial information regarding Salisbury’s operations for fiscal years 2022 through 2025 (the “Salisbury Projections”). The below summary of the Salisbury Projections is included for the purpose of providing Salisbury shareholders access to certain nonpublic information that was furnished to certain parties in connection with the merger, and such information may not be appropriate for other purposes and is not included to influence the voting decision of any Salisbury shareholder.
Salisbury’s unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission (the “SEC”) or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this unaudited prospective financial information should not be regarded as an indication that such information is predictive of actual future events or results and such information should not be relied upon as such, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. The unaudited prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Salisbury management.
While presented with numeric specificity, this unaudited prospective financial information was based on numerous variables and assumptions (including assumptions related to industry performance and general business, economic, market and financial conditions and additional matters specific to Salisbury’s business) that are inherently subjective and uncertain and are beyond the control of Salisbury’s management. Important factors that may affect actual results and cause this unaudited prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Salisbury’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the sections entitled “Information Regarding Forward-Looking Statements” and “Risk Factors.” This unaudited prospective financial information also reflects numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in this unaudited prospective financial information. Accordingly, there can be no assurance that the projected results summarized below will be realized.
None of Salisbury, NBT or their respective officers, trustees, directors, affiliates, advisors or other representatives can give you any assurance that actual results will not differ materially from this unaudited prospective financial information.

SALISBURY UNDERTAKES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE OR RECONCILE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE THIS UNAUDITED PROSPECTIVE FINANCIAL INFORMATION WAS GENERATED OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH INFORMATION ARE SHOWN TO BE IN ERROR. SINCE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION COVERS MULTIPLE YEARS, SUCH INFORMATION BY ITS NATURE BECOMES LESS PREDICTIVE WITH EACH SUCCESSIVE YEAR.
Salisbury has not made and makes no representation to NBT or any NBT shareholder, in the merger agreement or otherwise, concerning this unaudited prospective financial information or regarding Salisbury’s ultimate performance compared to the unaudited prospective financial information or that the projected results will be achieved. In light of the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, Salisbury urges all Salisbury shareholders not to place undue reliance on such information.
The following table presents selected unaudited prospective financial data for the fiscal years ending December 31, 2022 through December 31, 2025 for Salisbury on a standalone basis. The Salisbury Projections were prepared by Salisbury’s management in October 2022 solely for internal purposes. The Salisbury Projections were not updated to account for actual 2022 financial results or any circumstances or events occurring after the date they were initially prepared and therefore should not be relied on as predictive of actual future results.
	Year ended December 31,
Financial Item	2022	2023	2024	2025
	(dollars in thousands, except per share amounts)
Total Assets	$1,520,364	$1,569,852	$1,624,348	$1,695,724
Net Income	$14,790	$16,012	$16,958	$17,826
Earnings Per Share, Basic	$2.57	$2.76	$2.91	$3.04
Return on Average Assets	1.00%	1.04%	1.06%	1.07%
Interests of Salisbury’s Directors and Executive Officers in the Merger
In considering the recommendation of the Salisbury board of directors regarding the merger, Salisbury’s shareholders should know that the directors and executive officers of Salisbury have certain interests in the merger that may be different from, or in addition to, the interests of Salisbury shareholders. These interests are described below, to the extent they are material and are known to Salisbury. Salisbury’s board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Salisbury’s shareholders vote to adopt the merger proposal.
The following discussion sets forth the interests in the merger of each person who has served as a director or executive officer of Salisbury since January 1, 2022. Except as described below, to the knowledge of Salisbury, the directors and executive officers of Salisbury do not have any substantial interest, direct or indirect, by security holdings or otherwise in the merger or the merger agreement proposal apart from their interests as shareholders of Salisbury. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.
Treatment of Restricted Stock Awards
Any vesting restrictions on each restricted share of Salisbury common stock subject to a substantial risk of forfeiture outstanding immediately prior to the effective time of the merger will automatically lapse and the net number of whole shares of Salisbury common stock (rounded down to the nearest whole share) determined in connection with such vesting (determined following the withholding of a number of shares necessary to satisfy applicable tax and other withholdings) will be treated as issued and outstanding shares of Salisbury common stock.

The following table sets forth the number of unvested restricted shares of Salisbury common stock held by each director and each executive officer of Salisbury as of December 5, 2022, the date the merger agreement was executed, that are anticipated to vest in connection with the merger. The estimated value of the unvested restricted shares of Salisbury common stock is based on (i) $30.70 (the average closing market price of Salisbury common stock over the first five (5) business days following the public announcement of the merger beginning on December 5, 2022), multiplied by (ii) the total number of unvested restricted shares of Salisbury common stock subject to each award.
Non-Employee Directors	Number of Unvested Restricted Stock Awards (#)	Estimated Aggregate Restricted Stock Award Value ($)
George Banta	2,740	84,118
Arthur Bassin	2,740	84,118
David Farrell	2,740	84,118
Paul Hoffner	1,140	34,998
Nancy Humphreys(1)	—	—
Holly Nelson	2,740	84,118
Neila Radin	2,340	71,838
Grace Schalkwyk	2,340	71,838
Executive Officers	Number of Unvested Restricted Stock Awards (#)	Estimated Aggregate Restricted Stock Award Value ($)
Peter Albero	9,700	297,790
Carla Balesano	3,000	92,100
Richard J. Cantele, Jr.	16,200	497,340
Todd Clinton	3,000	92,100
John Davies	6,800	208,760
Steven Essex	1,900	58,330
Amy Raymond	1,900	58,330
Todd Rubino	5,300	162,710
Stephen Scott	—	—
Elizabeth Summerville(2)	—	—
(1)
Ms. Humphreys retired from the Salisbury board of directors on May 18, 2022 but has been included in this disclosure because the disclosure applies to each person who has served as a director or executive officer of Salisbury since January 1, 2022.

(2)
Ms. Summerville retired from Salisbury on June 3, 2022 but has been included in this disclosure because the disclosure applies to each person who has served as a director or executive officer of Salisbury since January 1, 2022.

Treatment of Performance-Based Restricted Stock Units
Each award of performance-based restricted stock units with respect to Salisbury common stock outstanding immediately prior to the effective time of the merger will become vested as to the number of shares that would vest based on the assumed achievement of the performance goals at the greater of the target level or actual achievement level (measured at the date of the merger), multiplied by a fraction, the numerator of which is the actual whole or partial months that have expired in the three-year performance period at the time of the merger and the denominator of which is 36. The net number of shares of Salisbury common stock deliverable with respect to such award (determined following the withholding of a number of shares necessary to satisfy applicable tax and other withholdings) will be treated as issued and outstanding shares of Salisbury common stock for purposes of the merger agreement.

The following table sets forth the number of unvested, unearned performance-based restricted stock units held by each executive officer of Salisbury as of December 5, 2022, the date the merger agreement was executed (other than those that were earned in the ordinary course pursuant to their terms for the performance period ending December 31, 2022), and anticipated to vest in connection with the merger, which are reflected at target level of achievement for performance-based restricted stock units granted in 2021 and 2022. The table also sets forth the number of performance-based restricted stock units which are expected to vest for each executive officer. The estimated aggregate value of the performance-based restricted stock unit award is based on (i) $30.70 (the average closing market price of Salisbury common stock over the first five (5) business days following the public announcement of the merger beginning on December 5, 2022), multiplied by (ii) the number of performance-based restricted stock units anticipated to vest in connection with the merger. No directors of Salisbury hold any performance-based restricted stock units.
	Target Number of Unvested, Unearned Performance-Based Restricted Stock Units (#)		Estimated Number of Performance- Based Restricted Stock Units Vesting (#)(1)		Estimated Performance-Based Restricted Stock Units Value ($)(1)
Executive Officers	2021	2022	2021	2022	2021	2022
Peter Albero	2,000	2,000	1,611	944	49,461	28,994
Carla Balesano	1,000	1,000	806	472	24,731	14,497
Richard J. Cantele, Jr.	3,000	3,000	2,417	1,417	74,192	43,492
Todd Clinton	1,000	1,000	806	472	24,731	14,497
John Davies	2,000	2,000	1,611	944	49,461	28,994
Steven Essex	1,000	1,000	806	472	24,731	14,497
Amy Raymond	1,000	1,000	806	472	24,731	14,497
Todd Rubino	900	1,000	725	472	22,258	14,497
Stephen Scott	—	—	—	—	—	—
Elizabeth Summerville(2)	1,000	—	806	—	24,731	—
(1)
The estimated number of performance-based restricted stock units vesting in connection with the merger is determined by multiplying the target number of unvested, unearned performance-based restricted stock units by a fraction, the numerator of which is the number of full and partial months completed in the three-year performance period at the time of the merger and the denominator of which is 36. The performance period for the 2021 awards commenced on January 1, 2021 and ends on December 31, 2023. The performance period for the 2022 awards commenced on January 1, 2022 and ends on December 31, 2024. Assuming the merger closes in May 2023, the 2021 and 2022 tranches will have been outstanding for 29 and 17 full and partial months of the performance period, respectively. The number derived represents the estimated number of vested, earned performance-based restricted stock units, which is then multiplied by $30.70 to derive the estimated award value.

(2)
Ms. Summerville retired from Salisbury on June 3, 2022 but has been included in this disclosure because the disclosure applies to each person who has served as a director or executive officer of Salisbury since January 1, 2022.

Current Agreements and Benefit Plans with Salisbury’s Directors and Executive Officers
Severance Agreements with each of Richard J. Cantele, Jr. and John Davies, and Todd Rubino
Richard J. Cantele, Jr., President and Chief Executive Officer of Salisbury Bank, John Davies, President of the New York Region and Chief Lending Officer of Salisbury Bank, and Todd J. Rubino, Executive Vice President and Chief Commercial Lending Officer of Salisbury Bank are each parties to a severance agreement with Salisbury Bank that provide benefits in the event of an involuntary termination of employment without “cause” or a voluntary termination for “good reason” (as defined in the severance agreements), including the occurrence of such termination events following a change in control. The terms of each severance agreement for Messrs. Cantele and Davies is for two years, with automatic annual renewal for an additional year unless either party gives notice of non-renewal; provided, however, that in the case of a change in control (as defined in the severance agreements), the severance agreement will automatically be extended for two years beyond the date of the change in control. Mr. Rubino’s severance agreement is for a one-year term, with automatic annual renewal for an additional year unless either party gives notice of non-renewal; provided, however, that in the case of a change in control (as defined in the severance agreement), his severance agreement will automatically be extended for one year beyond the date of the change in control. In the event of a change in control followed by the covered executive officer’s involuntary termination of employment for reasons other than cause or voluntary termination of employment for good reason, each such executive is entitled to a lump sum cash payment equal to three (3) times (or two times in the case of Mr. Davies and one (1) times in the case of Mr. Rubino) the greater of (i) his highest annual base salary rate in effect on the date of termination or his highest annual base salary rate for the twenty-four month period ending on the last day of the month preceding the date of termination (or twelve-month period for Mr. Rubino), and (ii) his highest annual cash bonus paid or attributable to any year in the three-year period (or two-year period in the case of Mr. Davies and Mr. Rubino) immediately preceding the date of the change in control, payable within 60 days following termination. Each of the executive officers is also entitled to life insurance coverage and non-taxable medical and dental coverage for three years (or two years in the case of Mr. Davies and one year in the case of Mr. Rubino), at no cost to the executive officer, substantially comparable to the coverage maintained for the executive officer by Salisbury Bank prior to his termination. In addition, each of Mr. Cantele, Mr. Davies and Mr. Rubino will be entitled to the payment of unpaid compensation and benefits and unused vacation accrued through the date of his termination of employment. With respect to Messrs. Davies and Rubino, in no event may any compensation payable under the severance agreement constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code. The estimated aggregate value of the cash payment and the welfare benefits payable to each of Mr. Cantele, Mr. Davies and Mr. Rubino under their severance agreements as a result of the merger and subsequent qualifying termination of employment immediately following the merger would be $2,511,684, $816,308, and $363,062, respectively.
It is expected that Mr. Cantele and Salisbury Bank will agree to terminate his severance agreement, and prior to the effective time of the merger Mr. Cantele, Salisbury Bank and NBT will enter into a settlement agreement with Mr. Cantele, which will provide a closing payment and a post-closing retention bonus payment, generally based on the value of the severance payments Mr. Cantele would otherwise be entitled to receive for a qualifying termination under Mr. Cantele’s severance agreement, reduced by an amount necessary to avoid an “excess parachute payment,” if any, under Code Section 280G. Such settlement agreement is also anticipated to include a covenant not to compete during his employment with NBT and for a period of one (1) year following his termination of employment.
Mr. Davies and Mr. Rubino have each executed offer letters provided by NBT that set forth certain terms of a proposed employment agreement that NBT intends to enter into with Mr. Davies and Mr. Rubino if they accept employment with NBT. If Mr. Davies and Mr. Rubino enter into the employment agreement with NBT, they will not receive the payments and benefits available to them under their severance agreements.
Change in Control Agreement with Peter Albero
Salisbury Bank and Peter Albero, Executive Vice President and Chief Financial Officer, are parties to a change in control agreement, effective as of January 1, 2020. The change in control agreement automatically renews for additional one (1) year terms, unless either party provides timely notice of non-renewal. If Salisbury or Salisbury Bank effects a transaction during the term of the change in control agreement which would be a “change in control” (as defined in the agreement), then the term of the change in control agreement shall be extended for twenty-four (24) months following the date a change in control occurs.
If Mr. Albero is involuntarily terminated, on or after a change in control, for reasons other than “cause” (as defined in the change in control agreement) or due to his death or disability, or voluntarily terminates for “good reason” (as defined in the change in control agreement) on or after a change in control, Mr. Albero will be entitled to a lump sum cash payment equal to two (2) times the greater of (i) his annual base salary rate in effect on the date of termination, or if greater, his average annual base salary rate for the twelve (12) month period ending on the last day of the calendar month immediately before the date of termination and (ii) his highest annual cash bonus paid during or attributable to the two-year period immediately preceding the date of termination. In addition, Mr. Albero would be entitled to the continuation of current Salisbury Bank provided dental, medical and life insurance coverage and other benefits as set forth in the change in control agreement for two years. In no event may any compensation payable under the change in control agreement constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code. The estimated aggregate value of the cash payment (without regard to any cutback that may be necessary to avoid an excess parachute payment) and welfare benefits payable to Mr. Albero as a result of the merger and subsequent qualifying termination of employment immediately following the merger would be $840,175.

Change in Control Agreements with Other Executive Officers
Salisbury Bank has also entered into change in control agreements with Carla Balesano, Executive Vice President and Chief Credit Officer of Salisbury Bank, Todd Clinton, Executive Vice President and Chief Risk Officer of Salisbury Bank, Steven M. Essex, Executive Vice President and Head of Salisbury Bank Wealth Advisory, Amy Raymond, Executive Vice President and Chief Retail Lending Officer of Salisbury Bank, and Stephen Scott, Executive Vice President and Chief Operating Officer of Salisbury Bank. The change in control agreements provide that, in the event the executive officer is involuntarily terminated on or after a change in control for reasons other than “cause” (as defined in the change in control agreement) or due to his or her death or disability, or voluntarily terminates for “good reason” (as defined in the change in control agreement) on or after a change in control, the executive officer will be entitled to a lump sum cash payment equal to (i) one (1) times his or her annual base salary rate in effect on the date of termination, or if greater, his or her average annual base salary rate for the twelve (12) month period ending on the last day of the calendar month immediately before the date of termination plus (ii) one (1) times his or her highest annual cash bonus paid during or attributable to the two-year period immediately preceding the date of termination. In addition, the executive officer would be entitled to the continuation of current Salisbury Bank provided dental, medical and life insurance coverage and other benefits as set forth in the change in control agreement for twelve (12) months following the date of termination. In no event may any compensation payable under the change in control agreements constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code. Such payment will be payable in a lump sum within 60 days following the executive officer’s date of termination of employment. The estimated aggregate value of the cash payment (without regard to any cutback that may be necessary to avoid an excess parachute payment) and welfare benefits payable to each of these executive officers as a result of the merger and subsequent qualifying termination of employment immediately following the merger would be:
Executive Officers	Estimated Cash and Welfare Benefits Payable Under Change in Control Agreements ($)
Carla Balesano	352,653
Todd Clinton	255,588
Steven Essex(1)	271,747
Amy Raymond	264,677
Stephen Scott	341,794
(1)
Mr. Essex has been offered an employment agreement with NBT. If the proposed employment agreement is entered into, his existing change in control agreement will be superseded, and he will no longer be entitled to payments under his change in control agreement. In addition, other executive officers may be offered employment agreements with NBT subsequent to the filing of this document and prior to the completion of the merger. Depending on the terms of those employment agreements, the severance and change in control agreements may be superseded and the executive officers may or may not be entitled to payments under the severance and change in control agreements.

Non-Qualified Deferred Compensation Plan
Messrs. Cantele, Albero, Davies, Rubino and Clinton participate in the Salisbury Bank and Trust Company Amended and Restated Non-Qualified Deferred Compensation Plan, which amends and restates the prior Non-Qualified Deferred Compensation Plan (as amended, the “NQDC Plan”). The NQDC Plan provides for discretionary contributions to selected participant’s accounts and vests (i) at a vesting rate of 14.29% per year for Mr. Albero, and (ii) 100% cliff vesting at age 62 for Mr. Davies and Mr. Rubino. Messrs. Cantele and Clinton are fully vested. Under the NQDC Plan, if Salisbury has a change in control (as defined in the NQDC Plan) and a participating executive officer has a separation from service, the executive officer will become fully vested in his plan benefit (“CIC Separation Vesting”). In such case, amounts contributed prior to the January 1, 2022 amendment and restatement of the NQDC Plan, plus earnings on such amounts, shall be paid to the executive officers in a lump sum following the separation from service, and amounts contributed after the January 1, 2022 amendment and restatement, plus earnings on such amounts, shall be paid in accordance with the executive officer’s deferral elections.

If requested by NBT in writing not less than 10 business days prior to the closing date of the merger, Salisbury Bank has agreed to terminate the NQDC Plan, which will result in the accelerated vesting (“Plan Termination Vesting”) and payout of all deferred amounts under the NQDC Plan to all participants in the plan, including the participating executive officers.
Set forth below is the estimated value of the unvested benefit that would be accelerated and paid to each of the executive officers in connection with either (i) CIC Separation Vesting or (ii) Plan Termination Vesting, as applicable.
Executive Officers	Estimated Value of Unvested Benefit That Will Accelerate ($)
Richard J. Cantele, Jr.	—
John Davies	122,496
Peter Albero	19,840
Todd Clinton	—
Todd Rubino	178,076
Split Dollar Life Insurance Agreements with Executive Officers
Richard J. Cantele, Jr., Peter Albero and John Davies are each parties to a split dollar life insurance agreement with Salisbury Bank, which upon the executive officer’s death, splits the death benefit payable under one or more insurance policies between the executive officer’s beneficiary and Salisbury Bank. If the executive officer remains in the employ of Salisbury Bank until age 65, the executive officer’s beneficiary is also entitled to a post-retirement death benefit under the agreement. For each of the executive officers, the split dollar life insurance agreement provides for a pre-retirement death benefit that is the lesser of (i) three (3) times base annual salary, not to exceed $800,000, less $50,000, or (ii) the “net amount at risk” (as defined in the agreements). If the executive officers are in service to Salisbury Bank at the time they reach age 65, then the post-retirement death benefit under the split dollar life agreement would be the lesser of, in the case of Mr. Cantele: (i) 1.5 times final base salary, not to exceed $800,000, or (ii) the “net amount at risk”, and in the case of Messrs. Albero and Davies: (i) a reduced multiple of final annual base salary between 1.5 times and 0.5 times, depending on the executive officer’s age at the time of death, not to exceed $800,000, or (ii) the “net amount at risk.” The split dollar life insurance agreement provides that, upon a change in control of Salisbury Bank (as defined in the agreement), each executive officer will fully vest in his interest, including the post-retirement death benefit, as if the executive officer had been continuously employed by Salisbury Bank to age 65.
Set forth below is the estimated net present value of the imputed income for the named executive officers to age 65:
Named Executive Officers	Estimated Imputed Income on Split-Dollar Life Insurance ($)
Richard J. Cantele, Jr.	2,885
John Davies	13,639
Peter Albero	9,941
Salisbury Bank has also entered into split dollar life insurance agreements with Carla Balesano, Todd Clinton, Steven Essex, Amy Raymond, Todd Rubino, Stephen Scott, and Elizabeth Summerville, which upon the executive officer’s death, splits the death benefit payable under one or more insurance policies between the executive officer’s beneficiary and Salisbury Bank. If the executive officer remains in the employ of Salisbury Bank until age 65, the executive officer’s beneficiary is also entitled to a post-retirement death benefit under the agreement. For these executive officers, the split dollar life insurance agreement provides for a pre-retirement death benefit that is the lesser of (i) three (3) times base annual salary, not to exceed $400,000, less $50,000, or (ii) the “net amount at risk” (as defined in the agreement). If the executive officers are in service to Salisbury Bank at the time they reach age 65, then the post-retirement death benefits for the executive officers include a reduced multiple of final annual base salary between 1.5 times and 0.5 times, depending on the executive officer’s age at the time of death, not to exceed $400,000. The split dollar life insurance agreement for each executive officer provides that, upon a change in control of Salisbury Bank (as defined in the agreement), the executive officer will fully vest in his or her interest, including the post-retirement death benefit as if the executive officer had been continuously employed by Salisbury Bank to age 65.
Employee Stock Ownership Plan (ESOP)
The Salisbury Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”) is a tax-qualified plan that covers substantially all of the employees of Salisbury Bank or any affiliate who have attained age 18 and completed 1,000 hours of service. Under the ESOP, Salisbury Bank may make discretionary contributions that vest in full upon six years of service and reflect the following schedule of qualified service: 20% after the second year, 20% per year thereafter, vesting at 100% after six full years of service. The merger agreement provides that the ESOP will be terminated in connection with the merger, and all unvested account balances will become vested as result of the termination. Mr. Albero and Ms. Balesano are the only executive officers who have unvested balances in the ESOP. Their unvested balances total $5,725 and $5,097, respectively.
Additional Benefits
Following the execution of the merger agreement, Messrs. Albero and Clinton received transaction bonuses in December 2022 in the amount of $30,000 and $5,000, respectively.
In 2023, Salisbury employees, including executive officers, are expected to a receive a pro-rated 2023 cash bonus that will be based on Salisbury’s actual performance versus its 2023 budget through the month end immediately prior to the closing of the merger. In addition, all eligible participants in the Salisbury ESOP, including executive officers, will receive a pro-rata ESOP contribution. Salisbury employees, including executive officers, will also receive a pro-rata cash payment in lieu of any 2023 annual equity incentive grants. The table below presents the components of the pro-rated potential benefit to be received by each of executive officers:
Executive Officers	Bonus ($)(1)	ESOP ($)(2)	Cash Amount in Lieu of Equity Awards ($)(3)	Total ($)
Peter Albero	72,336	2,475	64,190	139,001
Carla Balesano	26,301	2,475	23,310	52,086
Richard J. Cantele, Jr.	94,640	2,475	100,345	197,460
Todd Clinton	23,755	2,475	23,310	49,540
John Davies(4)	41,936	2,475	51,345	95,756
Steven Essex	18,971	2,475	23,310	44,756
Amy Raymond	17,609	2,475	23,310	43,394
Todd Rubino(4)	30,810	2,475	23,310	56,595
Stephen Scott	25,480	1,294	23,310	50,084
(1)
Represents a pro-rated cash bonus, calculated for this purpose assuming that the closing of the merger occurs as of May 15, 2023. The amounts for Messrs. Albero and Clinton include the transaction bonuses noted above, which were paid in December 2022.

(2)	Represents a pro-rated ESOP contribution, calculated for this purpose assuming that the closing of the merger occurs as of May 15, 2023.
(3)
Represents a pro-rated cash award in lieu of restricted stock and performance based restricted stock units, calculated for this purpose based on no more than 1/3 of the shares or share equivalents that would have been granted to such executive officer in the first quarter of 2023 in the ordinary course of business consistent with past practice, multiplied by $35.00 per share/unit.

(4)
These executive officers have been offered an employment agreement with NBT in the commercial lending division, and the terms for their bonuses have not been finalized. As such, their pro-rated bonus for 2023 may be higher or lower than indicated above.

Each of Salisbury’s current non-employee directors will also receive a pro-rata cash payment in lieu of any 2023 annual equity incentive grants. The table below presents the amount to be received by each current non-employee director:
Non-Employee Directors	Cash Amount in Lieu of Equity Awards ($)(1)
George Banta	13,300
Arthur Bassin	13,300
David Farrell	13,300
Paul Hoffner	13,300
Holly Nelson	13,300
Neila Radin	13,300
Grace Schalkwyk	13,300
(1)
Amount calculated for this purpose based on multiplying (i) 380 shares, which represents no more than 1/3 of the shares that would have been granted to such non-employee director in the second quarter of 2023 in the ordinary course of business consistent with past practice, by (ii) $35.00.

Proposed Employment Agreements with Richard J. Cantele, Jr., John Davies, Steve Essex and Todd Rubino
In connection with the effective time of the merger, Richard J. Cantele, Jr. is expected to enter in an employment agreement with NBT and to join NBT as Executive Vice President of Strategic Integration. Under this arrangement, Mr. Cantele will serve as a member of NBT’s executive management team for a one-year term. His base salary will be $250,000, and he will be eligible to participate in NBT’s benefit programs, including medical, dental, vision, and life insurance, and paid time off, among other company benefits. Upon his retirement with NBT, his agreement provides that he will receive three years of company paid medical, dental and life insurance.
In connection with and following the execution of the merger agreement, NBT also provided individual offer letter agreements to each of Messrs. Davies, Rubino and Essex, which are expected to be formalized in individual employment agreements.
Pursuant to the offer letter, John Davies is expected to join NBT as Senior Vice President and Market Executive. Mr. Davies will receive a 5% base salary increase and a grant of 1,500 NBT restricted stock units (with 2-year cliff vesting) upon the close of the merger. A contribution estimated in the amount of $752,164 will be made to an account set up for him in the NBT deferred compensation plan on his second anniversary with NBT. He will be eligible to participate in NBT’s pension plan, 401(k) plan, and deferred compensation plan (for self-directed deferrals) with prior service credited toward vesting. He will also be eligible to receive benefits under NBT’s programs, such as medical, dental, and vision insurance, and paid time off, among other company benefits. In connection with a qualifying termination of employment, Mr. Davies will also be eligible to receive a severance payment, which includes six (6) months of base pay and company paid medical and dental insurance for a period of twenty-four months after termination.
Pursuant to the offer letter, Steven Essex is expected to join NBT as Senior Vice President. Mr. Essex will receive a grant of 750 NBT restricted stock units (with 3-year cliff vesting) upon the close of the merger. A contribution estimated in the amount of $230,930 will be made to an account set up for him in the NBT deferred compensation plan on his third anniversary with NBT. He will be eligible to participate in NBT’s pension plan, 401(k) plan, and deferred compensation plan (for self-directed deferrals) with prior service credited toward vesting. He will also be eligible to receive benefits under NBT’s employee benefit programs, such as medical, dental, and vision insurance, and paid time off, among other company benefits. In connection with a qualifying termination of employment, Mr. Essex will also be eligible to receive a severance payment, which includes six (6) months of base pay and company paid medical and dental insurance for a period of twelve months after termination.
Pursuant to the offer letter, Todd Rubino is expected to join NBT as Senior Vice President and Regional Commercial Banking Manager. Mr. Rubino will receive a 5% base salary increase and a grant of 1,000 NBT restricted stock units (with 3-year cliff vesting) upon the close of the merger. A contribution estimated in the amount of $334,762 will be made to an account set up for him in the NBT deferred compensation plan on his second anniversary with NBT. He will be eligible to participate in NBT’s pension plan, 401(k) plan, and deferred compensation plan (for self-directed deferrals) with prior service credited toward vesting. He will also be eligible to receive benefits under NBT’s programs, such as medical, dental, and vision insurance, and paid time off, among other company benefits. In connection with a qualifying termination of employment, Mr. Rubino will also be eligible to receive a severance payment, which includes six (6) months of base pay and company paid medical and dental insurance for a period of twelve months after termination.
Membership on the Boards of Directors of NBT and NBT Bank and Appointment of Officer
Effective at the effective time of the merger, NBT, upon consultation with Salisbury, will designate (i) one member of the Salisbury board of directors to serve as a member of the NBT board of directors and (ii) one member of the Salisbury Bank board of directors to serve as a member of the NBT Bank board of directors. In addition, Mr. Cantele will be employed as a member of the executive management team and an officer of NBT and NBT Bank following the effective time of the merger. For additional information, see “The Merger Agreement—Boards of Directors of NBT and NBT Bank After the Merger” beginning on page 63.
Indemnification and Insurance of Directors and Officers
Pursuant to the merger agreement, NBT has agreed that, for a period of six years after the effective date of the merger, it will indemnify, defend and hold harmless each present and former director and officer of Salisbury against any reasonable costs, expenses or fees (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or part out of or pertaining to the fact that he or she was a director or officer of Salisbury or is or was serving at the request of Salisbury as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Salisbury, including without limitation matters related to the negotiation, execution and performance of the merger agreement or any of the related transactions, to the fullest extent which such person would have been entitled to indemnification under Salisbury’s charter and bylaws prior to the effective date of the merger.
In addition, NBT has agreed to maintain a directors’ and officers’ liability insurance policy for six years after the effective time of the merger to cover the present officers and directors of Salisbury with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger; provided that, NBT is not obligated to pay more than 250% of Salisbury’s annual premiums for such coverage.
Potential Payments and Benefits to Salisbury’s Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each named executive officer of Salisbury that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Salisbury’s named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of holders of Salisbury common stock, as described in the section entitled “PROPOSAL 2—Advisory Vote on Specified Compensation.” The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of Salisbury’s named executive officers would receive, using the following assumptions:
•	the effective time of the merger will occur on May 15, 2023 (which is the assumed date solely for purposes of this golden parachute compensation disclosure);
•	the base salary rates for the named executive officers remain unchanged from those in place as of January 1, 2023;
•
for purposes of calculating the value of non-vested equity awards that will become vested as of the effective time of the merger, equity awards are those that are outstanding as of December 5, 2022, the date the merger agreement was executed (other than those that were earned in the ordinary course pursuant to their terms for the performance period ending December 31, 2022);

•
a price per share of Salisbury common stock of $30.70 (the average closing market price of Salisbury common stock over the first five (5) business days following the public announcement of the merger beginning on December 5, 2022); and

•	the employment of each named executive officer will be terminated without cause immediately following the effective time of the merger.
The calculations in the table below do not include amounts that Salisbury’s named executive officers were already entitled to receive or vested in as of the date of this proxy statement/prospectus. The calculations in the table also do not include certain compensation that may occur after the effective time of the merger to a named executive officer who continues in employment with NBT because such payments are contingent upon and will vest based on services to be provided following the closing of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below:
Golden Parachute Compensation
Named Executive Officers	Cash ($)(1)	Equity ($)(2)	NQDCP ($)(3)	Benefits ($)(4)	Total ($)(5)
Richard J. Cantele, Jr.	2,653,683	617,498	—	55,871	3,327,052
John Davies	909,425	289,691	122,496	13,803	1,335,415
Peter Albero	960,451	378,721	19,840	26,191	1,385,203
(1)
Represents: (a) the estimated cash amount payable pursuant to the terms of Messrs. Cantele and Davies’ severance agreement and Mr. Albero’s change in control agreements, each of which is considered a “double trigger” agreement because the amount is payable only if the named executive officer’s employment is terminated without “cause” or for “good reason” following a “change in control” of Salisbury (as such terms are defined in the respective severance or change in control agreement), (b) the estimated amount to be received in lieu of Salisbury granting a pro-rated number of restricted shares and performance-based restricted stock units to Messrs. Cantele, Davies, and Albero in 2023, which is considered a “single trigger” benefit because it is payable in connection with a change in control of Salisbury without regard to termination of employment, (c) for Mr. Albero, a transaction bonus paid following the execution of the merger agreement, which is considered a “single trigger” benefit because it is payable in connection with a change in control of Salisbury without regard to termination of employment, and (d) pro-rated 2023 cash bonuses based on Salisbury’s actual performance versus its 2023 budget through the month end immediately prior to the closing of the merger, which are considered “single trigger” benefits because they are payable in connection with a change in control of Salisbury without regard to termination of employment. For more information regarding these payments, see “Interests of Salisbury’s Directors and Executive Officers in the Merger – Current Agreements and Benefit Plans with Salisbury’s Directors and Executive Officers” above. The following is a break-out of the cash amounts reported in the above table:

Named Executive Officers	Salisbury Change in Control Agreements ($)	Cash Amount in Lieu of Equity Awards ($)	Transaction Bonus ($)	Pro-Rated 2023 Bonus ($)	Total Cash ($)
Richard J. Cantele, Jr.	2,458,698	100,345	—	94,640	2,653,683
John Davies	816,144	51,345	—	41,936	909,425
Peter Albero	823,925	64,190	30,000	42,336	960,451
(2)
Represents: (a) the estimated value of the unvested restricted stock and unvested performance-based restricted stock unit awards (at target) that are anticipated to become vested at the effective time, which are considered a “single trigger” benefit because under the merger agreement they are payable upon a change in control of Salisbury without regard to termination of employment and (b) pro-rated 2023 ESOP contribution, which is considered a “single trigger” benefit because it is payable in connection with a change in control of Salisbury without regard to termination of employment. For more information regarding these payments, see “Interests of Salisbury’s Directors and Executive Officers in the Merger – Treatment of Restricted Stock Awards” and “–Treatment of Performance-Based Restricted Stock Units” and “Interests of Salisbury’s Directors and Executive Officers in the Merger – Additional Benefits” above. The following is a break-out of the amounts reported in the above table:

Named Executive Officers	Restricted Stock ($)	Performance- Based Restricted Stock Units ($)	Pro-Rated 2023 ESOP Contribution ($)	Total Equity ($)
Richard J. Cantele, Jr.	497,340	117,683	2,475	617,498
John Davies	208,760	78,456	2,475	289,691

Named Executive Officers	Restricted Stock ($)	Performance- Based Restricted Stock Units ($)	Pro-Rated 2023 ESOP Contribution ($)	Total Equity ($)
Peter Albero	297,790	78,456	2,475	378,721
(3)	Represents the amount of the unvested benefit that would be accelerated and paid to each of the executive officers with either (i) CIC Separation or (ii) Plan Termination Vesting, as applicable.
(4)
For Mr. Cantele, represents the estimated value of continued medical, dental, disability and life insurance coverage for three years pursuant to the terms of his severance agreement, as well as the net present value of imputed income associated with split-dollar life insurance coverage to age 65, the age at which the benefit would otherwise vest. For Mr. Davies, represents the estimated value of continued life insurance coverage for two years pursuant to the terms of the applicable agreements as well as the net present value of imputed income associated with split-dollar life insurance coverage to age 65, the age at which the benefit would otherwise vest in the executive. For Mr. Albero, represents the estimated value of continued medical, dental and life insurance coverage for two years pursuant to the terms of his change in control agreement, as well as the net present value of imputed income associated with split-dollar life insurance coverage to age 65, the age at which the benefit would otherwise vest. The medical, dental, disability and life insurance benefits are considered “double trigger” benefits because these benefits are provided only if the named executive officer’s employment is terminated without “cause” or for “good reason” following a “change in control” of Salisbury (as such terms are defined in the respective severance or change in control agreement). For more information regarding these payments, see “Interests of Salisbury’s Directors and Executive Officers in the Merger – Current Agreements and Benefit Plans with Salisbury’s Directors and Executive Officers” above. The following is a break-out of the benefit amounts in the above table:

Named Executive Officers	Benefits ($)	Imputed Income on Split-Dollar Life Insurance ($)	Total Benefits ($)
Richard J. Cantele, Jr.	52,986	2,885	55,871
John Davies	164	13,639	13,803
Peter Albero	16,250	9,941	26,191
(5)
The payments set forth in the table do not take into account any reduction required to avoid an excess parachute payment (which is required by Messrs. Davies and Albero’s respective severance and change in control agreements).

Material U.S. Federal Income Tax Consequences of the Merger
The following is a general summary of material U.S. federal income tax consequences of the merger of NBT Bank and Salisbury. The U.S. federal income tax laws are complex, and the tax consequences of the merger may vary depending upon each shareholder’s individual circumstances or tax status. The following discussion is based on current provisions of the Code, existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to Salisbury shareholders. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular Salisbury shareholder.
The following discussion may not apply to particular categories of holders of shares of Salisbury common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold Salisbury capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the U.S. dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders of stock options or holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders of shares of Salisbury common stock hold their shares as capital assets. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger, including any state, local or foreign tax consequences of the merger.
U.S. Holders
As used herein, a “U.S. holder” is a beneficial owner of Salisbury common stock who or that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;

•
corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Tax Consequences of the Merger Generally
NBT will receive an opinion from Hogan Lovells US LLP (“Hogan Lovells”) and Salisbury will receive an opinion from Updike, each to be filed with the SEC and dated as of the same date as the registration statement of which this proxy statement/prospectus is a part, to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code. The tax opinions to be received by NBT and Salisbury will be based on certain representations, covenants and assumptions, as set forth in certificates provided to Hogan Lovells and Updike by appropriate officers of NBT and Salisbury, all of which must continue to be true and accurate in all material respects as of the effective time of the merger. Neither NBT nor Salisbury intends to waive this condition. If any of the representations, covenants or assumptions relied upon by tax counsel are inaccurate, tax counsel may not be able to provide the required closing date opinions or the tax consequences of the merger could differ from those described below. An opinion of counsel neither binds the Internal Revenue Service (the “IRS”) nor precludes the IRS or the courts from adopting a contrary position. Neither NBT nor Salisbury intends to obtain a ruling from the IRS regarding the tax consequences of the merger.
Based on the opinions that the merger will qualify as a reorganization under Section 368(a) of the Code, it is the opinion of Hogan Lovells and Updike that the material U.S. federal income tax consequences of the merger are as follows:
•	no gain or loss will be recognized by NBT or Salisbury as a result of the merger;
•
except with respect to cash received instead of a fractional share of NBT common stock, no gain or loss will be recognized by U.S. holders who exchange all of their Salisbury common stock solely for NBT common stock pursuant to the merger. A U.S. holder of Salisbury common stock who receives cash instead of a fractional share of NBT common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by NBT. As a result, such U.S. holder of Salisbury common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest;

•
the aggregate tax basis in the NBT common stock received by a Salisbury shareholder pursuant to the merger will equal that shareholder’s aggregate tax basis in the shares of Salisbury common stock being exchanged, reduced by any amount allocable to a fractional share of NBT common stock for which cash is received; and

•	the holding period of NBT common stock received by a Salisbury shareholder in the merger will include the holding period of the shares of Salisbury common stock being exchanged.
For purposes of the above discussion of the bases and holding periods for shares of Salisbury common stock and NBT common stock, NBT shareholders who acquired different blocks of NBT common stock at different times for different prices must calculate their basis, gains and losses, and holding periods separately for each identifiable block of such stock exchanged, converted, cancelled or received in the merger.
Backup Withholding
Payments of cash to a Salisbury shareholder pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding unless such shareholder provides NBT with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a Salisbury shareholder under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against the Salisbury shareholder’s federal income tax liability; provided that the Salisbury shareholder timely furnishes the required information to the IRS.

Reporting Requirements
Salisbury shareholders who receive NBT common stock as a result of the merger will be required to retain records pertaining to the merger, and Salisbury shareholders who hold at least 5% of the outstanding Salisbury common stock immediately before the merger will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.
This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the merger.
Regulatory Approvals Required for the Merger
General
NBT and Salisbury have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary to consummate the transactions contemplated by the merger agreement. This includes various notices, approvals, waivers or consents from state and federal governmental authorities, including the CTDOB, the FRB and the OCC. NBT and NBT Bank have filed or will file all required applications, notices and waiver requests to obtain the regulatory approvals and waivers necessary to consummate the merger. NBT and Salisbury cannot predict whether the required regulatory approvals will be obtained, when they will be received or whether such approvals will be subject to any conditions.
Connecticut Department of Banking
To consummate the merger, NBT will seek the approval of the CTDOB pursuant to the Banking Law of Connecticut because the transaction involves a Connecticut-chartered bank and related bank holding company. In reviewing the application, the CTDOB must consider, among other things, whether the merger can reasonably be expected to produce benefits to the public and whether such benefits clearly outweigh possible adverse effects, including an undue concentration of resources and decreased or unfair competition. The CTDOB must also consider whether the investment and lending policies and services of the resulting bank will be consistent with safe and sound banking practices and will benefit the economy of Connecticut. The CTDOB will also review capital adequacy, managerial resources and Community Reinvestment Act compliance. The CTDOB will need to approve both the merger of Salisbury with and into NBT and the merger of Salisbury Bank with and into NBT Bank.
NBT is not aware of any reason why it will not receive the CTDOB’s approval for the merger.
Office of the Comptroller of the Currency
To consummate the merger, NBT will seek the approval of the OCC under Section 18(c) of the Federal Deposit Insurance Act, as amended, which is commonly known as the Bank Merger Act. The OCC may not approve the merger if:
•
such transaction would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•
the effect of such transaction, in any section of the country, may be to substantially lessen competition, or tend to create a monopoly, or in any manner restrain trade, unless the OCC finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In every case, the OCC is required to consider the financial and managerial resources and future prospects of the institutions concerned, the convenience and needs of the communities to be served, and the effectiveness of each insured depository institution involved in the proposed merger in combating money-laundering activities. Consideration of financial resources generally focuses on capital adequacy of the institutions involved. In assessing the convenience and needs of the community to be served, the OCC will consider such elements as the extent to which the proposed merger is likely to benefit the general public through higher lending limits, new or expanded services, reduced prices, increased convenience in utilizing the services and facilities of the resulting institution, or other means. The OCC, as required by the Community Reinvestment Act of 1977, as amended, will also note and consider the record of performance of NBT Bank and Salisbury in meeting the credit needs of the entire community, including low and moderate-income neighborhoods. An unsatisfactory record may form the basis for denial or conditional approval of an application. Applicable regulations require publication of notice of an application for approval of the merger.
Federal Reserve Bank of New York
NBT will seek a waiver from the Federal Reserve Bank of New York (acting on delegated authority from the Board of Governors of the Federal Reserve System) from application requirements associated with the merger pursuant to 12 CFR 225.12(d), which authorizes the Federal Reserve to waive application requirements associated with bank holding company mergers and a bank holding company acquiring a new subsidiary bank if the transaction involves a bank merger and certain other conditions are met, including that the bank merger will be approved under the Bank Merger Act. If the Federal Reserve does not provide this waiver, NBT will seek the requisite approval from the Federal Reserve to consummate the merger.
Accounting Treatment of the Merger
The merger will be accounted for using the acquisition method of accounting with NBT treated as the acquirer. Under this method of accounting, Salisbury’s assets and liabilities will be recorded by NBT at their respective fair values as of the closing date of the merger and added to those of NBT. Any excess of purchase price over the net fair values of Salisbury’s assets and liabilities will be recorded as goodwill. Any excess of the fair value of Salisbury’s net assets over the purchase price will be recognized in earnings by NBT on the closing date of the merger. Financial statements of NBT issued after the merger will reflect these values but will not be restated retroactively to reflect the historical financial position or results of operations of Salisbury prior to the merger. The results of operations of Salisbury will be included in the results of operations of NBT beginning on the effective date of the merger.
Dissenters’ Appraisal Rights
Salisbury shareholders are not entitled to appraisal or dissenters’ rights with respect to the merger.
Restrictions on Sales of Shares by Certain Affiliates
The shares of NBT common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who is an “affiliate” of NBT as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by or are under common control with NBT and include the executive officers and directors of NBT and may include significant shareholders of NBT.
Stock Exchange Listing; Delisting and Deregistration of Salisbury Common Stock
The shares of NBT common stock to be issued in the merger will be listed for trading on NASDAQ. Following the consummation of the merger, shares of NBT common stock will continue to be traded on NASDAQ under the symbol “NBTB.” In addition, following the consummation of the merger, Salisbury common stock will be delisted from NASDAQ, will be deregistered under the Exchange Act and will cease to be publicly traded.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference into this proxy statement/prospectus and attached as Annex A to this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the full text of the merger agreement. The merger agreement contains customary representations and warranties of NBT and Salisbury made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the agreement between NBT and Salisbury and are not intended to provide factual, business or financial information about NBT and Salisbury. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders or different from what a shareholder might view as material, may have been used for purposes of allocating risk between NBT and Salisbury rather than establishing matters as facts, may have been qualified by certain disclosures not reflected in the merger agreement that were made to the other party in connection with the negotiation of the merger agreement, and generally were solely for the benefit of the parties to that agreement.
Structure
Subject to the terms and conditions of the merger agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the Connecticut Business Corporation Act (“CBCA”) and the regulations promulgated thereunder, at the completion of the merger, (i) Salisbury will merge with and into NBT and (ii) Salisbury Bank will merge with and into NBT Bank. NBT and NBT Bank will be the surviving entities in the merger and will continue their existences under the laws of the State of Delaware, in the case of NBT, and the laws of the United States, in the case of NBT Bank. Upon completion of the merger, the separate existences of Salisbury and Salisbury Bank will terminate.
The charter and the bylaws of NBT will remain as the charter and bylaws of NBT and the charter and the bylaws of NBT Bank will remain as the charter and bylaws of NBT Bank. See “Comparison of Shareholder Rights” beginning on page 80.
The merger agreement provides that NBT may, at any time prior to the effective time, change the method of effecting the business combination of NBT and Salisbury. However, no such change may (a) alter or change the merger consideration, (b) adversely affect the tax treatment of NBT or Salisbury in connection with the merger, or (c) be reasonably likely to materially impede or delay consummation of the transactions contemplated by the merger agreement.
Effective Time and Timing of Closing
The merger can be completed and become effective after the following steps are completed: (i) approval of the merger by the OCC, the CTDOB, and receipt of the Federal Reserve’s approval of the application waiver request (or approval of the merger by the Federal Reserve if the waiver request is denied), (ii) approval of the merger by the shareholders of Salisbury, and (iii) filing of all documents as may be required by applicable laws and regulations to consummate the merger, including a certificate of merger with the Delaware Department of State and the Secretary of State of the State of Connecticut. Subject to the satisfaction or waiver of all conditions to closing set forth in the merger agreement, the closing of the merger will occur as promptly as practicable after all of the conditions in the agreement have been satisfied, or if permissible, waived by the party entitled to the benefit of the same, or on such other date as NBT and Salisbury may mutually agree upon.
NBT and Salisbury anticipate that the merger will be completed in the second quarter of 2023. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, NBT and Salisbury will obtain the required approvals or complete the merger.
Boards of Directors of NBT and NBT Bank After the Merger
At the effective time of the merger, NBT, upon consultation with Salisbury, will designate one member of the Salisbury board of directors to serve as a member of NBT’s board of directors. At the effective time of the merger, NBT, upon consultation with Salisbury, will designate one member of the Salisbury Bank board of directors to serve as a member of NBT Bank’s board of directors. The designees must meet the qualifications for directors set forth in the bylaws of NBT and NBT Bank. The designees will serve on the NBT and NBT Bank boards of directors until the next annual meeting following their appointments, at which time they will be nominated for a one-year term.
Consideration to be Received in the Merger
In the merger, each outstanding share of Salisbury common stock will be converted into the right to receive 0.7450 shares of NBT common stock, plus cash in lieu of any fractional share.
No fractional shares of NBT common stock will be issued in connection with the merger. Instead, each Salisbury shareholder will receive an amount of cash, in lieu of any fractional share, based on the average per share closing price of NBT common stock on NASDAQ for the five consecutive trading days ending on the third business day immediately prior to the closing date of the merger, rounded to the nearest whole cent.
Exchange of Certificates; Dividends
Before the effective time of the merger, NBT will cause to be delivered to the exchange agent certificates, or at NBT’s option, evidence of shares in book-entry form, representing the shares of NBT common stock to be issued in the merger. In addition, NBT will deliver to the exchange agent an aggregate amount of cash consideration sufficient to pay the estimated amount of cash to be paid to Salisbury shareholders in lieu of fractional shares of NBT common stock. NBT has selected American Stock Transfer & Trust Company, LLC to act as exchange agent in connection with the merger.
Promptly after the effective time of the merger, the exchange agent will mail to each Salisbury shareholder of record at the effective time of the merger a notice advising such holder of the effectiveness of the merger, including a form of letter of transmittal (in a form satisfactory to NBT and Salisbury) containing instructions for use in surrendering the shareholder’s Salisbury stock certificates. When such Salisbury shareholders deliver their Salisbury stock certificates to the exchange agent with a properly completed and duly executed letter of transmittal and any other required documents, their Salisbury stock certificates will be cancelled and in exchange, such Salisbury shareholders will receive:
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an NBT stock certificate, or at the election of NBT, a statement reflecting shares issued in book-entry form, representing the number of whole shares of NBT common stock that they are entitled to receive under the merger agreement; and/or

•	a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.
Salisbury shareholders of record who hold Salisbury common stock in book-entry form will not be required to deliver a share certificate or an executed letter of transmittal. Promptly following the completion of the merger, shares of Salisbury common stock held in book-entry form will automatically be exchanged for the merger consideration in the form described above.
Salisbury shareholders are not entitled to receive any dividends or other distributions on NBT common stock with a record date after the effective time of the merger until they have surrendered their Salisbury stock certificates in exchange for an NBT stock certificate. After the surrender of their Salisbury stock certificates or the conversion of their book-entry shares, as applicable, Salisbury shareholders will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their NBT common stock.
Treatment of Restricted Stock Awards
Any vesting restrictions on each restricted share of Salisbury common stock subject to a substantial risk of forfeiture outstanding immediately prior to the effective time of the merger will automatically lapse and the net number of whole shares of Salisbury common stock determined in connection with such vesting (determined following the withholding of a number of shares necessary to satisfy applicable tax and other withholdings) will be treated as issued and outstanding shares of Salisbury common stock.
Treatment of Performance-Based Restricted Stock Units
Each award of performance-based restricted stock units with respect to Salisbury common stock outstanding immediately prior to the effective time of the merger will become vested as to the number of shares that would vest based on the assumed achievement of the performance goals at the greater of the target level or actual achievement level (measured at the date of the change in control), multiplied by a fraction, the numerator of which is the actual whole or partial months that have expired in the three-year performance period at the time of the change in control and the denominator of which is 36. The net number of shares of Salisbury common stock deliverable with respect to such award (determined following the withholding of a number of shares necessary to satisfy applicable tax and other withholdings) will be treated as issued and outstanding shares of Salisbury common stock for purposes of the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by and to NBT and Salisbury. The statements embodied in those representations and warranties were made for purposes of the agreement between NBT and Salisbury and are subject to important qualifications and limitations agreed to by NBT and Salisbury in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between NBT and Salisbury rather than establishing matters as fact. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Third parties are not entitled to the benefits of the representations and warranties in the merger agreement.
Each of NBT, NBT Bank, Salisbury and Salisbury Bank has made representations and warranties to the other regarding, among other things:
•	due organization, good standing and authority;
•	capitalization;
•	subsidiaries;
•	corporate power;
•	corporate records;
•	corporate authority;
•	regulatory approvals and the absence of defaults;
•	financial statements;
•	SEC filings;
•	financial controls and procedures;
•	absence of certain changes or events;
•	regulatory matters;
•	legal proceedings;
•	compliance with laws;
•	brokers;
•	employee benefit plans;
•	labor matters;
•	tax matters;
•	loans and nonperforming and classified assets;
•	inapplicability of antitakeover laws;
•	investment securities;
•	the accuracy of information in this proxy statement/prospectus; and
•	anti-money laundering, community reinvestment and customer information security.

In addition, Salisbury and Salisbury Bank have made representations and warranties to NBT regarding, among other things:
•	regulatory action;
•	environmental matters;
•	derivative transactions;
•	material contracts;
•	defaults;
•	tangible properties and assets;
•	intellectual property;
•	fiduciary accounts;
•	insurance;
•	fairness opinion; and
•	transactions with affiliates.
In addition, NBT has made representations and warranties to Salisbury regarding, among other things:
•	deposit insurance; and
•	stock issued in the merger.
The representations and warranties of each of NBT and Salisbury will expire upon the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this proxy statement/prospectus as Annex A.
Conduct of Business Pending the Merger
Conduct of Business of Salisbury and Salisbury Bank Pending the Merger
Under the merger agreement, Salisbury and Salisbury Bank have agreed that, until the effective time of the merger or the termination of the merger agreement, Salisbury and Salisbury Bank will not, except as expressly permitted by the merger agreement or with the prior written consent of NBT:
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conduct their businesses other than in the ordinary course consistent with past practice and prudent banking practice, and in compliance in all material respects with all applicable laws and regulations;

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fail to use reasonable best efforts to preserve their business organizations intact, maintain the services of current officers, employees, directors and other key individual service providers of Salisbury and any of its subsidiaries, and preserve the goodwill of their customers and others with whom business relationships exist;

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issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any securities or equity equivalents or enter into any agreement with respect to the foregoing, except with respect to stock-based awards outstanding on the date of the merger agreement;

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permit any additional shares of capital stock to become subject to grants of employee or director stock options, warrants, rights, convertible securities and other arrangements or commitments which obligate Salisbury to issue or dispose of any of their capital stock or other ownership interests;

•
directly or indirectly redeem, retire, purchase or otherwise acquire any shares of their capital stock (except to the extent necessary to effect a cashless exercise of an option to purchase Salisbury stock that was outstanding at the time of the merger agreement);

•	except for their regular quarterly dividends, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Salisbury stock;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of their capital stock;
•
enter into, amend or renew any employment, consulting, severance or similar agreement or arrangement with any director, officer, employee or individual service provider, or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments or accelerate the vesting, payment or funding of any compensation or benefits, except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice not to exceed 5% with respect to any individual employee and all such increases in the aggregate not to exceed 4% of total compensation, and provided that any increases, either singularly or collectively, are consistent with their 2022 budgets, (ii) as required under applicable law, the terms of the merger agreement or the terms of any Salisbury benefit plan in effect on the date of the agreement, (iii) cash contributions to its 401(k) plan and ESOP in the ordinary course of business consistent with past practice, and (iv) payment of 2022 annual bonuses in the ordinary course of business and consistent with past practice;

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hire any person as an employee or promote any employee to a position of Vice President or above to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy existing contractual obligations, and (ii) persons hired to fill any vacancies at an annual salary of less than $75,000 and whose employment is terminable at will;

•
enter into, establish, adopt, amend, modify or terminate any benefit plan or adopt an arrangement that would constitute a benefit plan except: (i) as required by applicable law or the merger agreement, subject to prior written notice and consultation with NBT, or (ii) to satisfy certain contractual obligations existing as of the date of the merger agreement;

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pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any other transaction with, their officers or directors or any of their immediate family members or any affiliates or associates of any of their officers or directors, other than compensation in the ordinary course of business consistent with past practice;

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sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of their assets, deposits, business or properties, except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Salisbury taken as a whole;

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acquire all or any portion of the assets, business, deposits or properties of any other entity other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice;

•
make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate;

•	amend the charter or bylaws of Salisbury or Salisbury Bank;
•	implement or adopt any change in their accounting principles, practices or methods other than as may be required by applicable laws or regulations or GAAP or by a bank regulator;
•	enter into, amend, modify or terminate any material contract, except in the ordinary course of business consistent with past practice or as expressly permitted by the merger agreement;
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enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Salisbury or Salisbury Bank is or becomes a party after the date of the merger agreement, which involves a payment that exceeds $50,000 individually or $100,000 in the aggregate and/or would impose a material restriction on their businesses;

•	enter into any new material line of business;

•
change their material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority;

•	file any application or make any contract with respect to branching or site location or relocation;
•	enter into any derivative transactions, except in the ordinary course of business consistent with past practice;
•
incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the Federal Home Loan Bank of Boston, and securities sold under agreements to repurchase, each with a duration exceeding 1 year, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than in the ordinary course of business consistent with past practice;

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acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with Salisbury’s investment policy, or (ii) any debt security other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice;

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restructure or materially change their investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio is classified under GAAP or reported for regulatory purposes;

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make, renegotiate, renew, increase, extend, modify or purchase any loan, except to satisfy existing contractual obligations, in an amount in excess of $5 million for a commercial real estate, commercial business, or construction loan or $2 million for a residential real estate loan; consent is deemed given unless NBT objects within 72 hours of receiving a notification from Salisbury;

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make any equity investment or equity commitment to invest in real estate or in any real estate development project other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice;

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make or change any material tax election, file any amended tax return, enter into any material closing agreement, settle or compromise any material liability with respect to taxes, agree to any adjustment of any material tax attribute, file any material claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

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commit any act or omission which constitutes a material breach or default under any agreement with any governmental authority or under any material contract, lease or other material agreement or material license to which they are a party or by which they or their properties are bound;

•
foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a hazardous substance in amounts which would be material;

•
cause or allow the loss of insurance coverage that would have a material adverse effect to Salisbury, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect at the time of the merger agreement;

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discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices;

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take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of their representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (ii) any of the conditions to the merger set forth in the merger agreement not being satisfied, (iii) a material violation of any provision of the merger agreement, except, in each case, as required by applicable law or regulation or (iv) a material delay of the approval or completion of the merger; or
•	enter into any contract with respect to, or otherwise agree or commit to do, any of these prohibited activities.
Conduct of Business of NBT Pending the Merger
Under the merger agreement, NBT has agreed that, until the effective time of the merger or the termination of the merger agreement, NBT will not, and will cause each of its subsidiaries to not, except as expressly permitted by the merger agreement or with the prior written consent of Salisbury:
•
take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the effective time, (ii) any of the conditions to the merger agreement not being satisfied or (iii) a material violation of any provision of the merger agreement except, in each case, as may be required by applicable law or regulation;

•
grant, issue, deliver or sell any additional shares of capital stock or rights; provided, however, that NBT may (i) grant equity awards pursuant to its employee benefit plans as required by any NBT employee benefit plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to an NBT employee benefits plan outstanding as of the date of the merger agreement in accordance with the terms and conditions thereof as in effect on that date, including in connection with “net settling” any outstanding awards, and (iii) issue NBT capital stock in connection with the transactions contemplated by the merger agreement;

•
other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by the merger agreement, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of NBT common stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, or change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice;

•
amend its charter or bylaws in a manner that would materially and adversely affect the holders of Salisbury common stock, as prospective holders of NBT common stock, relative to other holders of NBT common stock;

•	enter into any contract with respect to, or otherwise agree or commit to do, any of these prohibited activities.
Salisbury Shareholder Meeting
Salisbury has agreed to use its best efforts to call, hold and convene a meeting of its shareholders within 50 days after the initial mailing of this proxy statement/prospectus to its shareholders to consider and vote on the approval of the merger agreement and any other matters required to be approved by its shareholders in order to consummate the merger in accordance with applicable law and the charter and bylaws of Salisbury.
Additionally, the board of directors of Salisbury has agreed to recommend that its shareholders vote to approve the merger agreement and not withhold, withdraw, amend or modify such recommendation in any manner adverse to NBT or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by merger agreement.
No Solicitation
Salisbury has agreed that neither it nor any of its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants and other representative retained by Salisbury (which we refer to as Salisbury’s representatives) will, directly or indirectly:
•
solicit, initiate, induce or knowingly encourage or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

•
participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise provide access to, any confidential or non-public information or data with respect to Salisbury or otherwise relating to an acquisition proposal; or

•	release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which Salisbury is a party.
Salisbury must immediately cease any existing discussions or negotiations with any person (other than NBT) with respect to any of the foregoing and use reasonable best efforts to cause all persons (other than NBT) who have been furnished confidential information regarding Salisbury in connection with the solicitation of or discussions regarding an acquisition proposal within the 12 months prior to the date of the merger agreement to promptly return or destroy such information.
Under the merger agreement, an “acquisition proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated thereunder):
•	merger, consolidation, share exchange, business combination or other similar transactions;
•
sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Salisbury or Salisbury Bank in a single transaction or series of transactions;

•	tender offer or exchange offer for 25% or more of the outstanding shares of capital stock or the filing of a registration statement under the Securities Act in connection therewith; or
•	public announcement by any person of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
If Salisbury receives a bona fide unsolicited written acquisition proposal prior to its shareholder meeting that did not result from a breach by Salisbury of any of the non-solicitation provisions in the merger agreement as discussed above, Salisbury may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to Salisbury or any of its subsidiaries or otherwise relating to the acquisition proposal if:
•
the Salisbury board of directors first determines in good faith, after consultation with its outside legal counsel and with respect to financial matters, its independent financial advisor, that such action would be required in order for directors of Salisbury to comply with their fiduciary duties under applicable law in response to an acquisition proposal that the Salisbury board of directors believes in good faith is a superior proposal;

•	Salisbury has provided NBT with notice of receipt of such acquisition proposal within one business day of such receipt; and
•
prior to furnishing or affording access to any information or data with respect to Salisbury or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with Salisbury containing terms no less favorable to Salisbury than those contained in its confidentiality agreement with NBT.

A “superior proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of Salisbury common stock then outstanding or all or substantially all of the assets of Salisbury and otherwise (a) on terms which the Salisbury board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Salisbury shareholders than the transactions contemplated with NBT, and (b) that constitutes a transaction that, in the Salisbury board of directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.
Salisbury must deliver to NBT within 48 hours a new notice of each such superior proposal.

Employee Benefits
Following the closing date of the merger, NBT may, in its sole discretion, choose to maintain any or all of Salisbury’s benefit plans, and Salisbury and Salisbury Bank must cooperate with NBT in order to effect any plan terminations to be made as of the effective time of the merger. For the period commencing at the effective time of the merger and ending 12 months after the effective time (or the applicable continuing employee’s earlier termination of employment), NBT will provide or cause to be provided to each Salisbury and Salisbury Bank employee who continues employment with NBT Bank (a “continuing employee”) (i) at least the same base salary or base rate of pay as provided to similarly situated employees of NBT or any subsidiary of NBT, and (ii) other benefits (other than severance, termination pay or equity compensation) substantially comparable in the aggregate to the benefits provided to similarly situated employees of NBT or any subsidiary of NBT.
For any Salisbury benefit plan terminated for which there is a comparable NBT benefit plan of general applicability, NBT will take all commercially reasonable action so that continuing employees will be entitled to participate in such NBT benefit plan to the same extent as similarly-situated employees of NBT.
NBT will cause each NBT benefit plan in which continuing employees are eligible to participate to take into account for purposes of eligibility and vesting under the NBT benefit plans, but not for purposes of benefit accrual, the service of such employees with Salisbury or Salisbury Bank to the same extent as such service was credited for such purpose by Salisbury or Salisbury Bank. Such service, however, will not be recognized to the extent that such recognition would result in a duplication of benefits or retroactive application.
NBT may amend or terminate any Salisbury benefit plan or NBT benefit plan in accordance with their terms at any time.
Salisbury or Salisbury Bank, as applicable, will take all actions necessary to terminate its employee severance compensation plan, and to adopt written resolutions to terminate such plan, and if requested by NBT in writing not less than 10 days prior to the closing, Salisbury or Salisbury Bank, as applicable, will take all actions necessary to cease contributions to and terminate each benefit plan that is intended to qualify as a 401(k) plan and/or is intended to be a non-qualified deferred compensation plan, and to adopt written resolutions to terminate each such 401(k) and/or NQDC plan; provided, however, that each such termination may be made contingent upon the consummation of the transactions contemplated by the merger agreement. In the event NBT elects to terminate the Salisbury 401(k) plan prior to the closing date, NBT will take any and all actions as may be required to permit continuing employees to participate in an NBT benefit plan that is intended to qualify as a 401(k) plan immediately following the closing date and to permit continuing employees to roll over their account balances in the Salisbury 401(k) plan into the NBT 401(k) plan.
If an employee of Salisbury or Salisbury Bank becomes eligible to participate in a medical, dental, vision, prescription drug, or other health plan, disability plan or life insurance plan of NBT upon termination of such plan of Salisbury or Salisbury Bank in the calendar year that includes the closing date, NBT will make all commercially reasonable efforts to cause each such plan to (a) waive any preexisting condition limitations to the extent such conditions are covered under the applicable NBT plan, (b) provide credit under any such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (c) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger, in each case to the extent such employee satisfied any similar limitation or requirement under an analogous Salisbury benefit plan prior to the effective time of the merger.
NBT agrees to pay to each employee of Salisbury or Salisbury Bank that is not covered by a written employment or severance agreement and is terminated by NBT or any of its subsidiaries, without cause, within 6 months following the effective time of the merger, a severance payment equal to 2 weeks of his or her then current base salary multiplied by the number of total completed years of service with Salisbury or Salisbury Bank; provided, however, that for vice presidents and above, the severance payment will equal 26 weeks of his or her base salary and for all other employees, the minimum severance payment will equal not less than 12 weeks of his or her base salary and the maximum severance payment will not exceed 26 weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to NBT and that such employee does not voluntarily leave employment with Salisbury or Salisbury Bank prior to the effective time of the merger.

NBT and Salisbury may provide a retention pool as mutually agreed by NBT and Salisbury to enable NBT and Salisbury to provide retention incentives to certain employees of Salisbury or Salisbury Bank who are not covered by a written employment agreement, the recipients and amounts to be mutually determined by NBT and Salisbury. Such designated employees will enter into retention agreements to be agreed upon by NBT and Salisbury.
Subject to the occurrence of the closing of the merger, the Salisbury Bank ESOP will be terminated prior to the closing date. In connection with the termination of the Salisbury Bank ESOP, all plan accounts will be fully vested, all outstanding indebtedness of the Salisbury Bank ESOP will be repaid by delivering a sufficient number of unallocated shares of Salisbury common stock to Salisbury, at least 5 business days prior to the effective time of the merger, all remaining shares of Salisbury common stock held by the Salisbury Bank ESOP will be converted into the right to receive the merger consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the Salisbury Bank ESOP after repayment of the Salisbury Bank ESOP loan will be allocated as earnings to the accounts of the Salisbury Bank ESOP participants who are employed as of the date of termination of the Salisbury Bank ESOP based on their account balances under the Salisbury Bank ESOP as of the date of termination of the Salisbury Bank ESOP and distributed to Salisbury Bank ESOP participants after the receipt of a favorable determination letter from the IRS.
Prior to the effective time of the merger, Salisbury Bank will submit the application for favorable determination letter in advance of the effective time of the merger. Salisbury Bank will adopt such amendments to the Salisbury Bank ESOP. Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Salisbury Bank ESOP upon its termination, the account balances in the Salisbury Bank ESOP will either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Prior to the closing date of the merger, Salisbury Bank will provide NBT with the final documentation evidencing that the actions contemplated have been effectuated. Salisbury Bank will continue to accrue and make contributions to the Salisbury Bank ESOP trust from the date of the merger agreement through the termination date of the Salisbury Bank ESOP in an amount sufficient, but not to exceed, the loan payments which become due in the ordinary course on the outstanding loans to the Salisbury Bank ESOP prior to the termination of the Salisbury Bank ESOP and will make a pro-rated payment on the Salisbury Bank ESOP loan for the 2023 plan year through and including the end of the calendar quarter immediately preceding the closing, prior to the termination of the Salisbury Bank ESOP.
Indemnification and Insurance
Indemnification
Under the merger agreement, NBT has agreed that for a period of six years following the effective time of the merger, it will indemnify and hold harmless each present and former director and officer of Salisbury and Salisbury Bank against any reasonable costs, expenses or fees (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, for matters existing or occurring at or prior to the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Salisbury and Salisbury Bank or is or was serving at the request of Salisbury or Salisbury Bank as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Salisbury and Salisbury Bank, to the fullest extent which such indemnified party would be entitled under the CBCA or the charter and bylaws of Salisbury and Salisbury Bank as in effect of the date of the merger agreement.
Directors’ and Officers’ Insurance
The merger agreement requires NBT to use its reasonable best efforts to cause the directors and officers of Salisbury immediately prior to the effective time of the merger to be covered by Salisbury’s directors’ and officers’ liability insurance policy for a six-year period following the effective time of the merger with respect to acts or omissions occurring prior to the effective time committed by such directors and officers in their capacities as such. NBT will not be required to expend in any one year more than 250% of the current annual amount expended by Salisbury to maintain such insurance. If the current insurance policy requires NBT to expend more than this amount, NBT shall use reasonable best efforts to obtain as much comparable insurance as is available.

Voting Agreements
Each of the directors and certain executive officers of Salisbury have entered into voting agreements. In the voting agreements, these directors and executive officers agreed to vote, and granted NBT an irrevocable proxy and power of attorney to vote, all of his or her shares of Salisbury common stock, as applicable, in favor of the consummation of the merger or any of the transactions contemplated by the merger agreement and against any other acquisition proposal.
Except under limited circumstances, these directors and executive officers also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any such shares. Each voting agreement terminates immediately upon the earlier of the adjournment of the meetings of shareholders of Salisbury called and held pursuant to merger agreement, or the termination of the merger agreement in accordance with its terms.
As of the record date, these directors and executive officers held     shares of Salisbury common stock, which represented approximately    % of the outstanding shares of Salisbury common stock. These directors and executive officers were not paid any additional consideration in connection with the execution of the voting agreement.
Additional Agreements
NBT and Salisbury have also agreed to use their reasonable best efforts in good faith to:
•
take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the merger and the transactions contemplated thereby as promptly as practicable; and

•
enable consummation of the transactions contemplated under the merger agreement, including the fulfillment of conditions set forth in the merger agreement, and cooperate fully with the other parties to the merger agreement to such end.

The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information and notice of certain matters.
Conditions to Complete the Merger
The obligations of NBT and Salisbury to consummate the merger are subject to the fulfillment of the following conditions:
•
NBT and Salisbury having obtained all regulatory approvals, and completed any requirements required by such regulatory approvals, required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired or been terminated and no regulatory approvals contain any condition which the board of directors of either NBT or Salisbury determines in good faith would materially reduce the benefits of the merger such that one of the parties would not have entered into the merger agreement if known;

•	the registration statement, of which this proxy statement/prospectus is a part, being declared effective and the absence of any stop order suspending that effectiveness;
•	the shares of NBT common stock issuable in connection with the merger being approved for listing on NASDAQ;
•
the absence of any judgment, order, injunction or decree, or any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced, preventing, prohibiting or making illegal the consummation of any of the transactions contemplated by the merger agreement;

•
NBT having received the written opinion of Hogan Lovells and Salisbury having received the written opinion of Updike, in each case substantially to the effect that the merger will constitute a tax-free reorganization described in Section 368(a) of the Code; and

•	the merger agreement having been approved by the requisite vote of the Salisbury shareholders.

In addition, the obligations of NBT to consummate the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:
•
each of the representations and warranties of Salisbury and Salisbury Bank set forth in the merger agreement will be true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on Salisbury or, after the effective time of the merger, on NBT;

•	Salisbury and Salisbury Bank will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;
•	the voting agreements having been executed and delivered concurrently with Salisbury’s execution and delivery of the merger agreement and remaining in effect;
•	Salisbury will have furnished certificates of its officers and such other documents to evidence fulfillment of certain conditions set forth in the merger agreement as NBT may reasonably request.
The obligations of Salisbury to consummate the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:
•
each of the representations and warranties of NBT set forth in the merger agreement will be true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be likely to have, a material adverse effect on NBT;

•	NBT will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger;
•	NBT will have furnished certificates of its officers and such other documents to evidence fulfillment of certain conditions set forth in the merger agreement as Salisbury may reasonably request.
“Material adverse effect” when used with respect to NBT or Salisbury means any effect that is material and adverse to its financial condition, results of operations or business or that would materially impair its ability to perform its obligations under the merger agreement or otherwise materially threaten or materially impede its ability to consummate the transactions contemplated by the merger agreement. However, material adverse effect does not include the impact of:
•
changes in GAAP or applicable regulatory accounting requirements, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•
changes in rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any bank regulator or governmental authorities, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry;

•
changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, except to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the financial services industry (including any such changes arising out of the pandemic or any pandemic measures);

•	changes resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the pandemic);

•
public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated under the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated under the merger agreement;

•
a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

•	actions and omissions of either party taken with the prior written consent, or at the request, of the other;
•	any failure by the parties to meet any internal projections or forecasts or estimates of revenues or earnings for any period; and
•	the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement.
Termination
The merger agreement may be terminated, and the merger and the transactions contemplated by the merger agreement abandoned as follows:
•	by mutual consent of the parties;
•
by NBT or Salisbury if any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final, nonappealable action of any governmental authority, or an application for regulatory approval has been permanently withdrawn at the request of a governmental authority;

•
by NBT or Salisbury if the approval of the shareholders of Salisbury required to satisfy the closing conditions is not obtained at a duly held shareholder meeting or at any adjournment or postponement thereof (provided that if Salisbury is the terminating party it is not in material breach of any of its obligations under the shareholder approval provisions in the merger agreement);

•
by NBT or Salisbury if the other party materially breaches any of its representations, warranties, covenants or other agreements set forth in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), which breach is not cured within 30 days of written notice of the breach, or by its nature cannot be cured prior to the closing of the merger, and such breach would entitle the non-breaching party not to consummate the merger;

•
by NBT or Salisbury if the merger is not consummated by October 31, 2023, unless the failure to consummate the merger by such date is due to a material breach of the merger agreement by the terminating party;

•	by NBT if:
○	Salisbury materially breaches the non-solicitation provisions in the merger agreement;
○
the Salisbury board of directors fails to recommend approval of the merger agreement by the Salisbury shareholders, or withdraws, modifies or changes such recommendation in a manner adverse to NBT’s interests;

○
the Salisbury board of directors recommends, proposes or publicly announces its intention to recommend or propose to engage in an acquisition transaction with any person other than NBT or any of its subsidiaries; or

○	Salisbury fails to call, give notice of, convene and hold its special meeting;
•
by Salisbury if subject to its compliance with the merger agreement if it has received an acquisition proposal, the Salisbury board has made a determination that such proposal is a superior proposal and has determined to accept such proposal;

Under the merger agreement, an “acquisition transaction” means (other than the transactions contemplated between NBT and Salisbury): (a) a merger, consolidation, share exchange, business combination or any similar transaction; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment to take any of the foregoing actions;
•	by Salisbury if:
○
the volume-weighted average closing price per share of NBT common stock as reported on NASDAQ for the ten consecutive trading days ending on the tenth day prior to the closing date of the merger (the “average closing price”) is less than the product of (x) the closing price of a share of NBT common stock on NASDAQ (as reported by Bloomberg or, if not reported thereby, any other authoritative source) on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement (the “starting price”), multiplied by (y) 0.80; and

○
the quotient obtained by dividing average closing price by the starting price is less than (x) the difference obtained by subtracting 0.20 from (y) the quotient obtained by dividing (1) the closing index value of the NASDAQ Bank Index on the tenth day prior to the closing date of the merger divided by (2) the closing index value of the NASDAQ Bank Index on the trading day immediately preceding the date of the first public announcement of entry into the merger agreement.

The closing price of NBT common stock on December 2, 2022, the last trading day preceding the first public announcement of the merger, was $46.27 per share. In order for the termination right described immediately above to be triggered, the average closing price of NBT common stock over the measurement period will need to be less than $37.02 per share and NBT common stock will need to have underperformed the NASDAQ Bank Index over the measurement period by at least 20 percentage points. If the Salisbury board of directors exercises the termination right described immediately above, NBT will have the option to increase the merger consideration such that the implied value of the exchange ratio would be equivalent to the minimum implied value that would have avoided triggering this termination right. If NBT elects to increase the merger consideration pursuant to the preceding sentence, no termination will occur.
Termination Fee
Under the terms of the merger agreement, Salisbury must pay NBT a termination fee of $8 million if:
•	NBT terminates the merger agreement as a result of:
○	Salisbury breaching the non-solicitation provisions in the merger agreement;
○
the Salisbury board of directors failing to recommend approval of the merger agreement by the Salisbury shareholders, or withdrawing, modifying or changing such recommendation in a manner adverse to NBT’s interests;

○
the Salisbury board of directors recommending, proposing or publicly announcing its intention to recommend or propose to engage in an acquisition transaction with any person other than NBT or any of its subsidiaries; or

○	Salisbury materially breaching the shareholder approval provisions in the merger agreement by failing to call, give notice of, convene and hold the Salisbury special meeting;
•	Salisbury terminates the merger agreement as a result of:
○
Salisbury or Salisbury Bank entering into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within 12 months following the termination of the merger agreement by NBT as a result of a willful breach by Salisbury after an acquisition proposal has been publicly announced or otherwise made known to Salisbury.

Waiver and Amendment
Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision or amended or modified by a written agreement among the parties. However, after the NBT and Salisbury special meetings, no amendment will be made which by law requires further approval by the shareholders of NBT or Salisbury, respectively, without obtaining such approval.
Expenses
Each party will pay all expenses it incurs in connection with the merger agreement and the related transactions, including fees and expenses of its own financial consultants, accountants and legal counsel, except that NBT and Salisbury will share equally any printing expenses and SEC filing and registrations fees for this proxy statement/prospectus.
Specific Performance
NBT and Salisbury have agreed that they are each entitled to an injunction or other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below provides certain information about beneficial ownership of Salisbury common stock as of February 9, 2023. The table shows information for (i) each of Salisbury’s directors, (ii) each of Salisbury’s named executive officers, (iii) all of Salisbury’s directors and executive officers as a group and (iv) each person, or group of affiliated persons, who is known to Salisbury to beneficially own more than 5% of Salisbury common stock.
Except as otherwise noted, the persons or entities in the below tables have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable. Unless otherwise indicated, the address for each of the shareholders in the table below is c/o Salisbury Bank, 5 Bissell Street, Lakeville, Connecticut 06039.
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Common Stock Beneficially Owned(2)
FJ Capital Management LLC 7901 Jones Branch Dr., Suite 210 McLean, VA 22102	365,898(3)	6.31%

Directors:
George Banta	217,425(4)	3.75%
Arthur Bassin	34,922(5)	*
Richard J. Cantele Jr.	72,324(6)	1.25%
David Farrell	16,233	*
Paul Hoffner	29,292	*
Holly Nelson	12,335(7)	*
Neila Radin	3,380(8)	*
Grace Schalkwyk	5,037	*

Named Executive Officers:
Peter Albero	22,356(9)	*
John Davies	35,160(10)	*

All directors and executive officers as a group (16)	505,955	8.72%
*	Less than 1%.
(1)
The shareholdings include, in certain cases, shares owned by or in trust for a director’s spouse and/or children or grandchildren, and in which all beneficial interest has been disclaimed by the director. The shareholdings also include shares that the director has the right to acquire within sixty (60) days of February 9, 2023 by the exercise of any right or option. The definition of beneficial owner includes any person who, directly or indirectly, through any contract, agreement or understanding, relationship or otherwise, has or shares voting power (which includes the power to vote or direct the voting of the shares) or investment power (which includes the right to dispose or direct the disposition of the shares) with respect to such security.

(2)	Percentages are based upon 5,798,816 shares of Salisbury common stock outstanding and entitled to vote on February 9, 2023.
(3)
Based on information as of December 31, 2021, obtained from a Schedule 13G filed with the SEC on or about February 10, 2022, by FJ Capital Management LLC and adjusted to reflect the impact of Salisbury’s two-for-one forward stock split completed on June 30, 2022 (the “Salisbury stock split”). FJ Capital Management LLC reported in its Schedule 13G that it has shared voting power and shared dispositive power over 182,949 shares (365,898 shares after giving effect to the Salisbury stock split) which consisted of 174,096 shares (348,192 shares after giving effect to the Salisbury stock split) held by Financial Opportunity Fund LLC of which FJ Capital Management LLC is the managing member and has shared voting power and shared dispositive power, and 8,853 shares (17,706 shares after giving effect to the Salisbury stock split) held by a separate managed account of which FJ Capital Management LLC is the managing member; as such, the Reporting Person may be deemed to be a beneficial owner of reported shares but as to which the Reporting Person disclaims beneficial ownership. Martin Friedman is the Managing Member of FJ Capital Management LLC; as such, Mr. Friedman may be deemed to be a beneficial owner of reported shares, but as to which Mr. Friedman disclaims beneficial ownership. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in FJ Capital Management LLC’s Schedule 13G.

(4)
Includes 63,066 shares held in Banta Food Co., Inc. Profit Sharing Plan of which Mr. Banta is the President, for which shares Mr. Banta disclaims beneficial ownership. Includes 71,792 shares owned by Mr. Banta’s spouse.

(5)	Includes 27,582 shares owned by the Arthur Bassin and Susan Bassin Revocable Agreement of Trust.

(6)
Mr. Cantele is also a named executive officer of Salisbury. Includes 42,123 shares owned jointly by Richard J. Cantele, Jr. and his spouse, 12 shares owned by Richard J. Cantele, Jr. as custodian for his daughter, 16,200 shares of restricted stock (5,000 shares granted 5/29/20, 5,600 shares granted 5/19/21, and 5,600 shares granted 2/28/22) in accordance with the 2017 Long Term Incentive Plan of Salisbury Bancorp, Inc., which shares fully vest on the third anniversary of the grant date, and 3,749 shares allocated to Mr. Cantele pursuant to Salisbury’s Employee Stock Ownership Plan.

(7)	Includes 19 shares owned by Holly Nelson as guardian for a minor child.
(8)	Includes 1,040 shares owned by the Neila Radin 2009 Revocable Trust.
(9)
Includes 9,700 shares of restricted stock (3,000 shares granted 5/29/20, 3,200 shares granted 5/19/21, and 3,500 shares granted 2/28/22) in accordance with the 2017 Long Term Incentive Plan of Salisbury Bancorp, Inc., which shares fully vest on the third anniversary of the grant date, and 798 shares allocated to Mr. Albero pursuant to Salisbury’s Employee Stock Ownership Plan.

(10)
Includes 6,800 shares of restricted stock (2,000 shares granted 5/29/20, 2,400 shares granted 5/19/21, and 2,400 shares granted 2/28/22) in accordance with the 2017 Long Term Incentive Plan of Salisbury Bancorp, Inc., which shares fully vest on the third anniversary of the grant date, and 2,656 shares allocated to Mr. Davies pursuant to Salisbury’s Employee Stock Ownership Plan.

COMPARISON OF STOCKHOLDER RIGHTS
The rights of Salisbury shareholders who receive shares of NBT common stock as a result of the merger will be governed by NBT’s charter and bylaws and by the DGCL. The rights of Salisbury shareholders currently are governed by Salisbury’s charter and bylaws and the applicable provisions of the CBCA. The following discussion summarizes certain material differences between the rights of NBT stockholders and Salisbury shareholders.
This discussion does not purport to be a complete statement of the rights of stockholders of NBT or the rights of Salisbury shareholders and is qualified in its entirety by reference to the governing corporate documents of NBT and Salisbury and applicable law. See “Where You Can Find More Information” beginning on page 89.
	NBT	Salisbury
Authorized Capital Stock	NBT’s charter authorizes it to issue up to 100,000,000 shares of common stock, par value $0.01 per share, and 2,500,000 shares of preferred stock, par value $0.01 per share.	Salisbury’s charter authorizes it to issue up to of 10,000,000 shares of common stock, par value $0.10 per share, and 25,000 shares of preferred stock, par value $0.01 per share.

Directors	NBT’s bylaws provide for not less than five directors and not more than 25 directors. The number of directors on the NBT board of directors is currently fixed at 13.
Salisbury’s charter and bylaws provide that the number of directors shall be fixed from time to time by the Salisbury board of directors pursuant to Salisbury’s bylaws. The number of directors on the Salisbury board of directors is currently fixed at 8.

Director Classes	NBT’s board of directors is not classified, and each director is elected to serve an annual term.	Salisbury’s charter and bylaws provide that directors are divided into three classes, as equal in number as possible, and are elected for three-year staggered terms.

Removal of Directors	NBT’s bylaws provide that a director may be removed with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.
Salisbury’s charter and bylaws provide that a director may be removed for cause by the affirmative vote of at least two-thirds of the directors then in office. In addition, any director who fails to attend six consecutive regular or special meetings of the Salisbury board of directors will be removed from office if the majority of the Salisbury board of directors determines that such absence was without good cause.

Under Connecticut law, because Salisbury’s charter provides that directors may be removed for cause by the Salisbury directors, Salisbury’s shareholders do not have the ability to remove directors.

Filling Board Vacancies	NBT’s bylaws provide that any vacancy caused by death, resignation, removal, disqualification, increase in the number of directors, or any other cause may be filled by the majority vote of the	Salisbury’s bylaws provide that vacancies created by an increase in the number of directors will be filled for the unexpired term by action of the Salisbury board of directors and

	NBT	Salisbury
remaining directors then in office, though less than a quorum, at any regular meeting of the NBT board of directors.
vacancies occurring by reason other than an increase in the number of directors will be filled by a majority vote of the directors remaining in office even though such remaining directors at the meeting may be less than a quorum of the Salisbury board of directors and even though such majority may be less than a quorum.

Nomination of Director Candidates by Shareholders
NBT’s bylaws provide that nominations of candidates for election as directors of must be made in writing and delivered to or received by the president of NBT at least 150 days prior to the one year anniversary date of the immediately preceding annual meeting of stockholders in the case of an annual meeting and at least 60 days prior to the meeting in the case of a special meeting; provided, however, that if a public announcement of the date of the special meeting is not given at least 70 days before the scheduled date for such special meeting, then a stockholder’s nomination will be timely if it is received at the principal executive offices of NBT within 10 days following the day on which public announcement of the date of such meeting is first made by NBT. The notification must contain the name and address of the proposed nominee, the principal occupation of the proposed nominee, the number of shares of NBT common stock that will be voted for the proposed nominee by the notifying stockholder, including shares to be voted by proxy, the name and residence of the notifying stockholder and the number of shares of common stock beneficially owned by the notifying stockholder. NBT’s board of directors or a duly appointed committee thereof will consider the proposed nominee, using the criteria for board membership set forth in NBT’s bylaws and otherwise established by the NBT board of directors, to determine if the proposed nominee should be recommended to stand for election as a director. No person may serve as a director beyond the NBT annual

Salisbury’s bylaws provide that any shareholder entitled to vote at a meeting of shareholders for the election of directors may nominate a director. Shareholder nominations must be made in writing to the secretary of Salisbury not less than 20 days and not more than 60 days prior to the date of the proxy statement relating to the annual meeting in the prior year. The notice must set forth (i) as to each person whom the shareholder proposes to nominate for election as a director, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of Salisbury which are beneficially owned by such person, and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to applicable law and regulations (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the shareholder giving the notice, (a) the name and address, as they appear on Salisbury’s books, of such shareholder, (b) the class and number of shares of Salisbury which are beneficially owned by such shareholder, (c) a representation that the shareholder is a holder of record of common stock of Salisbury entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (d) a description of all arrangements or

	NBT	Salisbury

meeting following the date upon which he or she shall have attained the age of 72 years.

Nominations not made in accordance with the provisions in NBT’s bylaws may be disregarded by the chairman at the meeting.

understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

Nominations not made in compliance with the provisions of Salisbury’s bylaws will not be acknowledged at the applicable shareholder meeting and the defective nomination will be disregarded.

Voting Rights
The DGCL provides that unless otherwise required by law or as set forth in the certificate of incorporation or bylaws of the corporation, (i) in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the applicable meeting and entitled to vote on the matter is required to approve the matter and (ii) directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

NBT’s bylaws provide that at all meetings of stockholders for the election of directors if a quorum is present, directors shall be elected by a “majority of votes cast”, unless the election is contested, in which case directors shall be elected by a plurality of the votes cast. A “majority of votes cast” means that the number of shares voted “for” a director exceeds the number of votes cast “against” that director.

Section 251(c) of the DGCL provides that adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.

The CBCA provides that (i) unless otherwise required by the certificate of incorporation or applicable law, action on a matter, other than the election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action and (ii) unless otherwise provided in the certificate of incorporation, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election of directors.

Section 33-817 of the CBCA provides that approval of a plan of merger requires the approval of a majority of votes cast on the plan at a meeting at which a quorum exists, unless the corporation’s certificate of incorporation provides otherwise.

Limitation on Liability of Directors and Officers	The DGCL permits corporations to include provisions in their certificate of incorporation eliminating or limiting monetary damages for a director or	The CBCA permits corporations to include provisions in their certificate of incorporation the personal liability of a director to the corporation or its

NBT	Salisbury

officer to the corporation or its stockholders for any breach of fiduciary duty as a director or officer; provided that a corporation may not eliminate or limit liability for a director’s or officer’s breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a director for unlawful dividends, stock purchases or redemptions, for any transaction from which the director or officer derived an improper personal benefit, or for an officer in any action by or in the right of the corporation. No such provision shall eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision becomes effective.

In accordance with the DGCL, NBT’s charter provides that no director will be liable to NBT or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to NBT or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, NBT’s charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of NBT shall be limited to the fullest extent permitted by the DGCL. NBT’s charter does not include any provision eliminating or limiting the liability of officers to NBT or its stockholders for monetary liability for breaches of fiduciary duty as an officer.

shareholders for money damages for breach of duty as a director to an amount that is not less than the compensation received by the director for serving the corporation during the year of the violation if such breach did not (A) involve a knowing and culpable violation of law by the director, (B) enable the director or an associate to receive an improper personal economic gain, (C) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the corporation, (D) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the corporation, or (E) create liability for an unlawful distribution, provided no such provision shall limit or preclude the liability of a director for any act or omission occurring prior to the effective date of such provision.

In accordance with the CBCA, Salisbury’s charter provides that the personal liability to Salisbury or its shareholders of a person who is or was a director of Salisbury for monetary damages for breach of duty as a director shall be limited to the amount of the compensation received by the director for serving Salisbury during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to Salisbury under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to Salisbury, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to Salisbury or (v) create

	NBT	Salisbury

liability for an unlawful distribution; provided this provision does not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date thereof.

Indemnification
Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against at the corporation’s request against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal action or proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

In respect of actions by or in the right of the corporation, a corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

Under the CBCA, a Connecticut corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if: (i) (A) the individual conducted himself in good faith; (B) the individual reasonably believed (1) in the case of conduct in his or her official capacity, that his or her conduct was in the best interests of the corporation; and (2) in all other cases, that his or conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful; or (ii) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation by the CBCA. In addition, under the CBCA, a Connecticut corporation must indemnify a director who was wholly successful in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred in connection with the proceeding.

Salisbury’s charter and bylaws provide that Salisbury shall, to the fullest extent permitted or required by the CBCA, indemnify and advance expenses to any and all persons whom Salisbury shall have power to indemnify under the CBCA from and against any and all of the expenses, liabilities or other matters referred to in or covered by the CBCA, and the indemnification provided for in the bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement, vote of

NBT	Salisbury

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such

NBT’s bylaws provide that NBT shall, to the fullest extent authorized by the DGCL, indemnify any person made or threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, referred to as a proceeding, by reason of the fact that such person is or was a director or officer of NBT, or is or was serving at the request of NBT as a director of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding.

NBT shall pay all expenses (including attorneys’ fees) incurred by any person made or threatened to be made a party to or is otherwise involved in action, suit, or proceeding, by reason of the fact that such person is or was a director or officer of NBT, or is or was serving at the request of NBT as a director of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan incurred by such person in defending any such proceeding in advance of its shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Under the CBCA, a corporation may purchase and maintain insurance on behalf of an individual who is a director or officer of the corporation, or who, while a director or officer of the corporation, serves at the corporation’s request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director or officer whether or not the corporation would have power to indemnify or advance expenses to him or her against the same liability under the CBCA.

	NBT	Salisbury

final disposition, as long as the person undertakes to repay the expenses if the final judicial decision is that the person is not entitled to be indemnified.

In the case of indemnification pursuant to the provisions described above, NBT is not obligated to provide indemnification, payment or reimbursement of expenses to any director or officer in connection with a proceeding, other than a proceeding to enforce the indemnification rights described herein, initiated by that person against NBT unless the NBT board of directors authorized such proceeding.

In accordance with the DGCL, NBT may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of NBT or of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not NBT would have the power to indemnify such person against such liability.

Notice of Shareholder Meetings
NBT’s bylaws provide that except as otherwise required by law, written notice of any stockholders’ meeting must be given not less than 10 nor more than 60 days before the meeting date to each stockholder of record entitled to vote at such meeting.
Salisbury’s bylaws provide that notice of a meeting of shareholders must be handed or mailed to each shareholder of record not less than 20 or more than 60 days before the date of the meeting.

Calling a Special Meeting of Shareholders
NBT’s bylaws provide that a special meeting of stockholders may be called by the board of directors, by its Chairman, or, if there is none, by NBT’s President, or by the holders of not less than one-half of all the shares entitled to vote at such meeting.

Salisbury’s bylaws provide that a special meeting of shareholders can be called at any time by the Chairman of the Salisbury board of directors, Salisbury’s President or Salisbury’s Chief Executive Officer or a majority of the Salisbury board of directors, unless otherwise required by applicable law.

Record Date
NBT’s bylaws provide that the board of directors may fix in advance a time, which shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders nor more than 60 days prior the date for the payment

Salisbury’s bylaws provide that the board of directors may set the record date not more than 70 days nor less than 20 days before the meeting is to occur. If no record date is fixed by the Salisbury board of directors, the close

	NBT	Salisbury
of any dividend, the making of any distribution to stockholders, or the exercise of certain other lawful rights as the record date.
of business on the date before the notice of the meeting is first mailed will be the record date for the meeting. Salisbury’s bylaws provide that the board of directors may set the record date not more than 70 days prior to the date of a dividend or distribution. If no such record date is selected, the record date for the dividend or distribution will be the date of the Salisbury board of directors action authorizing such dividend or distribution.

Dividends
Under the DGCL, the board of directors may declare and pay dividends out of either its surplus or net profits (if no surplus) for the year in which dividends are announced and/or the preceding fiscal year.

Under the CBCA, the board of directors may authorize and the corporation may make distributions to its shareholders; provided that no distribution may be made if, after giving it effect, (i) the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii the corporation’s total assets would be less than the sum of its total liabilities plus, unless the certificate of incorporation permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Shareholder Action Without a Meeting
NBT’s bylaws provide that any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, has been signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Under the CBCA, any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the stockholders entitled to vote on the matter.

Stock Ownership Requirement for Directors	NBT’s bylaws provide that each director of NBT is required to hold $1,000 aggregate book value of NBT common stock.	Salisbury’s bylaws provide that at the time of election, each director must own in his or her individual capacity one or more shares of Salisbury common stock.

LEGAL MATTERS
The validity of the shares of NBT common stock to be issued in the merger will be passed upon for NBT by Hogan Lovells US LLP. Hogan Lovells US LLP and Updike, Kelly & Spellacy, P.C. will deliver opinions to NBT and Salisbury, respectively, as to certain federal income tax consequences of the merger. See “PROPOSAL 1—The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 59.
EXPERTS
The consolidated financial statements of NBT Bancorp Inc. and subsidiaries as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Salisbury Bancorp, Inc. as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, incorporated in this proxy statement/prospectus and registration statement by reference from the Salisbury Bancorp, Inc. Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by Baker Newman & Noyes LLC, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, and have been incorporated in this proxy statement/prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
FUTURE SHAREHOLDER PROPOSALS
NBT 2023 Annual Stockholder Meeting and Stockholder Proposals
If the merger is completed, Salisbury shareholders will become stockholders of NBT. Any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act intended to be presented at the 2023 annual meeting was required to be received at NBT’s executive offices no later than December 8, 2022 to be considered for inclusion in NBT’s 2023 proxy materials. In addition, any stockholder nominee to the board or proposal regarding any other matter to be acted upon at the 2023 annual meeting of stockholders (other than a stockholder proposal included in NBT’s proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) was required to have been submitted to NBT no later than January 17, 2023.
NBT’s bylaws generally provide that for a stockholder to make nominations for the election of directors or proposals for business to be brought before a meeting of stockholders, a stockholder must deliver written notice of such nominations and/or proposals to the President at least 150 days prior to the one year anniversary date of the immediately preceding annual meeting of stockholders.
In addition to satisfying the foregoing advance notice requirements under NBT’s bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than NBT’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 18, 2023.
Salisbury 2023 Annual Shareholder Meeting and Shareholder Proposals
Salisbury does not anticipate holding a 2023 annual meeting of Salisbury shareholders if the merger is completed in the first half of 2023. However, if the merger is not completed within the expected time frame, or at all, Salisbury may hold an annual meeting of its shareholders in 2023. Salisbury must have received proposals that shareholders seek to include in the proxy statement for Salisbury’s next annual meeting by December 7, 2022. If the 2023 annual meeting of Salisbury shareholders is held on a date that is more than 30 calendar days from May 18, 2023, a shareholder proposal must be received by a reasonable time before Salisbury begins to print and mail its proxy solicitation materials for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.
Salisbury’s bylaws generally provide that for a shareholder to make proposals for business to be brought before a meeting of shareholders, such shareholder’s notice must be delivered or mailed to and received by the secretary of Salisbury not less than 120 days prior to the anniversary of the prior year’s annual meeting of shareholders;

provided, however, that if the date of the annual meeting is changed by more than 30 days from the date of the anniversary of the preceding year’s annual meeting, then the deadline is a reasonable time before Salisbury begins to print and send its proxy materials for the meeting. In addition, Salisbury’s bylaws provide that for a shareholder to make nominations for the election of directors, such shareholder’s notice must be delivered or mailed to and received by the secretary of Salisbury not less than 20 days and not more than 60 days prior to the date of the proxy statement related to the annual meeting in the prior year.
In addition to satisfying the foregoing advance notice requirements under Salisbury’s bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than Salisbury’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 19, 2023.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
A number of brokers with account holders who are shareholders of NBT are expected to be “householding” the proxy materials. A single proxy statement/prospectus will be delivered to multiple shareholders sharing an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.
Shareholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.
WHERE YOU CAN FIND MORE INFORMATION
NBT and Salisbury each file annual, quarterly and current reports, proxy statements and other information with the SEC. SEC filings are available to the public at the SEC’s website at www.sec.gov.
NBT has filed a registration statement on Form S-4 to register with the SEC the shares of NBT common stock that Salisbury shareholders will receive in the merger. This proxy statement/prospectus is part of NBT’s registration statement on Form S-4 and is a prospectus of NBT and a proxy statement of Salisbury for its shareholder meeting.
The SEC permits NBT to “incorporate by reference” information into this proxy statement/prospectus. This means that NBT can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or by information contained in documents filed with or furnished to the SEC after the date of this proxy statement/prospectus that is incorporated by reference into this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the NBT documents set forth below that have been previously filed with the SEC. These documents contain important information about NBT and its financial condition.

NBT SEC Filings (SEC File Number 000-14703)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2021, filed March 1, 2022

Proxy Statement on Schedule 14A	Filed April 7, 2022 (solely to the extent incorporated by reference into Part III of the Annual Report on Form 10-K for the year ended December 31, 2021)

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2022, filed May 9, 2022, June 30, 2022, filed August 8, 2022, and September 30, 2022, filed November 9, 2022

Current Reports on Form 8-K	Filed January 7, 2022, January 26, 2022, May 18, 2022, and December 5, 2022 (other than the portions of those documents not deemed to be filed)
Description of NBT common stock contained in NBT’s registration statement on Form 8-A/A and any amendment or report filed for the purpose of updating such description.	Filed May 25, 2000
This proxy statement/prospectus incorporates by reference the Salisbury documents set forth below that have been previously filed with the SEC. These documents contain important information about Salisbury and its financial condition.
Salisbury SEC Filings (SEC File Number 001-14854)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2021, filed March 11, 2022

Proxy Statement on Schedule 14A	Filed April 8, 2022 (solely to the extent incorporated by reference into Part III of the Annual Report on Form 10-K for the year ended December 31, 2021)

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2022, filed May 6, 2022, June 30, 2022, filed August 15, 2022, and September 30, 2022, filed November 4, 2022

Current Reports on Form 8-K
Filed February 23, 2022, March 1, 2022, March 1, 2022, March 23, 2022, April 21, 2022, May 20, 2022, June 3, 2022, June 23, 2022, July 1, 2022, August 11, 2022, and December 5, 2022 (other than the portions of those documents not deemed to be filed)

Description of Salisbury common stock contained in Salisbury’s registration statement on Form 8-A and any amendment or report filed for the purpose of updating such description.	Filed December 26, 2012
In addition, NBT and Salisbury each also incorporates by reference additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this proxy statement/prospectus and the date of the Salisbury special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements. To the extent that any information contained in any Current Report on Form 8-K, or any exhibit to such report, was furnished to, rather than filed with, the SEC, such information or exhibit is not specifically incorporated by reference into this proxy statement/prospectus.

Documents incorporated by reference are available from NBT and Salisbury, without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. You can obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:
NBT Bancorp Inc. 52 South Broad Street Norwich, New York 13815 (607) 337-2265 Attention: M. Randolph Sparks Corporate Secretary (607) 337-6141 www.nbtbancorp.com	Salisbury Bancorp, Inc. 5 Bissell Street Lakeville, Connecticut 06039 (860) 435-9801 Attention: Shelly Humeston Corporate Secretary (860) 453-3432 www.salisburybank.com
Neither NBT nor Salisbury has authorized anyone to give any information or make any representation about the merger or the Salisbury special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone gives you information of this sort, you should not rely on it. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to NBT was provided by NBT, and the information contained in this proxy statement/prospectus with respect to Salisbury was provided by Salisbury. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A
AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 5, 2022

BY AND AMONG

NBT BANCORP INC.,

NBT BANK, N.A.,

SALISBURY BANCORP, INC.

AND

SALISBURY BANK AND TRUST COMPANY

A-i

A-ii

A-iii

TABLE OF DEFINITIONS
Page
Acquisition Proposal	57
Acquisition Transaction	57
Affiliate	57
Agreement	1
Bank Merger	1
Bank Regulator	57
BCL	3
BOLI	24
Business Day	57
Closing	3
Closing Date	3
Code	1
Community Reinvestment Act	13
Confidentiality Agreement	40
CTDOB	57
NBT	1
NBT 401(k) Plan	45
NBT Board	59
NBT Disclosure Schedule	59
NBT Measurement Price	7
NBT Pension Plan	31
NBT Stock	59
Derivative Transaction	57
Effective Date	3
Effective Time	3
Environmental Law	57
ERISA	58
Exchange Act	58
FDIC	58
FHLBB	58
FHLBNY	58
Finance Laws	15
FRB	58
GAAP	58
Governmental Authority	58
Hazardous Substance	58
Salisbury	1
Salisbury 401(k) Plan	45
Salisbury Bank	1
Salisbury Bank Board	60
Salisbury Bank Severance Plan	45
Salisbury Bank Stock	9
Salisbury Benefit Plans	16
Salisbury Board	60
Salisbury Disclosure Schedule	60
Salisbury Employees	16
Salisbury Financial Statements	12
Page
Salisbury Intellectual Property	61
Salisbury Meeting	38
Salisbury NQDC Plan	45
Salisbury Pension Plan	17
Salisbury Recommendation	38
Salisbury Representatives	41
Salisbury Stock	9
Salisbury Subsequent Determination	42
Indemnified Parties	43
Indemnifying Party	43
Informational Systems Conversion	48
Insurance Policies	24
Intellectual Property	58
IRS	58
Knowledge	58
Leases	23
Lien	58
Loans	22
Material Adverse Effect	59
Material Contract	16
Merger	1
Merger Registration Statement	38
NASDAQ	59
Notice of Superior Proposal	42
Notice Period	42
OREO	22
Per Share Consideration	60
Person	60
Premium Limit	44
Proceeding	43
Proxy Statement/Prospectus	60
Regulatory Approvals	27
Regulatory Order	14
Rights	60
Securities Act	61
Software	61
Subsidiary	61
Superior Proposal	61
Surviving Bank	1
Surviving Corporation	1
Tax	61
Tax Returns	61
Taxes	61
Transactions	1
Voting Agreement	1
WARN ACT	61
Willful Breach	62
A-iv

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 5, 2022, by and among NBT Bancorp Inc., a Delaware corporation (“NBT”), NBT Bank, N.A., a federally-chartered national banking association and wholly-owned subsidiary of NBT (“NBT Bank”), Salisbury Bancorp, Inc., a Connecticut corporation (“Salisbury”), and Salisbury Bank and Trust Company, a Connecticut-chartered bank and wholly-owned subsidiary of Salisbury (“Salisbury Bank”).
WITNESSETH
WHEREAS, the Board of Directors of NBT and the Board of Directors of Salisbury have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved and declared advisable this Agreement and the transactions contemplated hereby;
WHEREAS, in accordance with the terms of this Agreement, Salisbury will merge with and into NBT, with NBT surviving (the “Merger”), and immediately thereafter, Salisbury Bank will merge with and into NBT Bank, with NBT Bank surviving (the “Bank Merger” and, together with the Merger, the “Transactions”);
WHEREAS, as a material inducement to NBT to enter into this Agreement, each of the directors and certain executive officers of Salisbury set forth on Salisbury Disclosure Schedule 6.02(c) has entered into a voting agreement with NBT dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Salisbury Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;
WHEREAS, for United States federal income tax purposes, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations and formal guidance issued thereunder (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

THE MERGER
Section 1.01 Terms of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Salisbury shall merge with and into NBT, and NBT shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Corporation”). Immediately thereafter, pursuant to the Plan of Bank Merger described in the following sentence, Salisbury Bank shall merge with and into NBT Bank, and NBT Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the United States. As soon as practicable after the execution of this Agreement, NBT will cause NBT Bank to, and Salisbury will cause Salisbury Bank to, execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B. As part of the Merger, shares of Salisbury Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.
Section 1.02 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354, 361 and 368 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. NBT and Salisbury each hereby agree to deliver a certificate substantially in compliance with IRS-published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinions contemplated by Section 6.01(e).
Section 1.03 Name of the Surviving Corporation and the Surviving Bank. The name of the Surviving Corporation shall be “NBT Bancorp Inc.” The name of the Surviving Bank shall be “NBT, Bank N.A.”
Section 1.04 Charter and Bylaws of the Surviving Corporation and the Surviving Bank. The charter and bylaws of the Surviving Corporation upon consummation of the Merger shall be the charter and bylaws of NBT as in effect immediately prior to consummation of the Merger. The charter and bylaws of the Surviving Bank upon consummation of the Bank Merger shall be the charter and bylaws of NBT Bank as in effect immediately prior to consummation of the Bank Merger.
Section 1.05 Directors and Officers of the Surviving Corporation and the Surviving Bank.
(a) At the Effective Time, the board of directors of the Surviving Corporation immediately prior to the Effective Time shall continue to be the directors of the Surviving Corporation, provided that, at the Effective Time, the number of persons constituting the board of directors of the Surviving Corporation shall be increased by one (1) director, to be selected by NBT upon consultation with Salisbury, who is a member of the board of directors of Salisbury immediately prior to the Effective Time (the “New Corporation Board Member”) and the New Corporation Board Member shall be appointed to the board of directors of the Surviving Corporation for a term to expire at the next annual meeting of the stockholders of NBT, subject to NBT’s customary background screening and evaluation procedures for potential directors. NBT shall nominate and recommend to NBT’s stockholders the New Corporation Board Member for election for a one-year term at NBT’s first annual stockholder meeting following the Effective Time. Each of the directors of the Surviving Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Corporation.
(b) At the Effective Time, the board of directors of the Surviving Bank immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of the Surviving Bank shall be increased by one (1) director to be selected by NBT upon consultation with Salisbury who is a member of the board of directors of Salisbury Bank immediately prior to the Effective Time (the “New Bank Board Member”), and the New Bank Board Member shall be appointed to the board of directors of the Surviving Bank for a term to expire at the next annual meeting of the shareholders of the Surviving Bank, subject to the Surviving Bank’s customary background screening and evaluation procedures for potential directors. NBT shall appoint the New Bank Board Member for a one-year term at the Surviving Bank’s first annual shareholder meeting following the Effective Time. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.
(c) At the Effective Time, the officers of the Surviving Corporation and the Surviving Bank shall consist of the officers of the Surviving Corporation and the Surviving Bank, respectively, in office immediately prior to the Effective Time with the addition of Richard J. Cantele, Jr. as a member of the executive management team and an officer of the Surviving Corporation and the Surviving Bank, with such titles to be determined by NBT prior to the Closing.
Section 1.06 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Connecticut Business Corporation Act (the “CBCA”) and the regulations respectively promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Salisbury shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of Salisbury shall be vested in and assumed by NBT.
Section 1.07 Effective Date and Effective Time; Closing.
(a) Subject to the terms and conditions of this Agreement, NBT will make all such filings as may be required by applicable laws and regulations to consummate the Merger. On the Closing Date, which shall take place not more than three (3) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or on such other date as the parties shall mutually agree to, NBT and Salisbury shall file articles of merger with (i) the Delaware Department of State in accordance with the DGCL and (ii) the Secretary of State of the State of Connecticut in accordance with the CBCA. The date of such filings is herein called the “Effective Date,” and the “Effective Time” of the Merger shall be as specified in such filing.
(b) The closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to NBT and Salisbury the certificates and other documents required to be delivered under Article VI hereof.
Section 1.08 Alternative Structure. NBT may, at any time prior to the Effective Time, change the method of effecting the combination of NBT and Salisbury, and NBT Bank and Salisbury Bank, respectively, (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of Salisbury’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of NBT or Salisbury pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement. In the event NBT makes such a change, Salisbury agrees to execute an appropriate amendment to this Agreement in order to reflect such change.
Section 1.09 Additional Actions. If, at any time after the Effective Time, NBT shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in NBT its right, title or interest in, to or under any of the rights, properties or assets of Salisbury or Salisbury Bank, or (ii) otherwise carry out the purposes of this Agreement, Salisbury, Salisbury Bank and their respective officers and directors shall be deemed to have granted to NBT an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in NBT or NBT Bank its right, title or interest in, to or under any of the rights, properties or assets of Salisbury or Salisbury Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of NBT or NBT Bank are authorized in the name of Salisbury or Salisbury Bank or otherwise to take any and all such action.
Section 1.10 Absence of Control. It is the intent of the parties to this Agreement that NBT or NBT Bank by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Salisbury or Salisbury Bank and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Salisbury or Salisbury Bank.
ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01 Merger Consideration.
(a) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:
(i) Each share of NBT Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
(ii) Each share of Salisbury Stock issued and outstanding immediately prior to the Effective Time (other than shares of Salisbury Stock to be cancelled pursuant to Section 2.01(b)) shall become and be converted into the right to receive 0.7450 (the “Exchange Ratio”) shares of NBT Stock ( the “Merger Consideration”).

(b) At the Effective Time, all shares of Salisbury Stock that are owned by Salisbury as treasury stock and all shares of Salisbury Stock that are owned directly or indirectly by NBT or Salisbury, including any shares of Salisbury Stock held by NBT or Salisbury or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by NBT or Salisbury, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor. All shares of NBT Stock that are owned by Salisbury shall become treasury stock of NBT.
Section 2.02 Rights as Shareholders; Stock Transfers. All shares of Salisbury Stock, when converted as provided in Section 2.01(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing such shares of Salisbury Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Salisbury Stock) shall thereafter represent only the right to receive for each such share of Salisbury Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of NBT Stock in accordance with Section 2.03(f). At the Effective Time, holders of the Salisbury Stock shall cease to be, and shall have no rights as, shareholders of Salisbury other than the right to receive the Merger Consideration and cash in lieu of fractional shares of NBT Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Salisbury of shares of Salisbury Stock.
Section 2.03 Exchange Procedures.
(a) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate surrendered pursuant to Section 2.03(d) is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer, as applicable, and the Person requesting such payment shall inform the Exchange Agent, pursuant to an agreement entered into prior to Closing, whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including cash in lieu of fractional shares of NBT Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder, such amounts as the Exchange Agent determines are necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the twelve-month anniversary of the Effective Time, NBT) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of NBT Stock) otherwise payable pursuant to this Agreement to any holder of Salisbury Stock such amounts as the Exchange Agent or NBT, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or NBT, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Salisbury Stock in respect of whom such deduction and withholding was made by the Exchange Agent or NBT, as the case may be.
(b) At least one (1) business day prior to the Effective Time, NBT shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Salisbury Stock pursuant to this Article II (i) certificates, or at NBT’s option, evidence of shares in book-entry form, representing the shares of NBT Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of NBT Stock, each to be given to the holders of Salisbury Stock in exchange for Certificates pursuant to this Article II. Until the twelve (12) month anniversary of the Effective Time, NBT shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at NBT’s option, evidence of shares in book-entry form, representing the shares of NBT Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of NBT Stock, each to be given to the holders of Salisbury Stock in exchange for Certificates pursuant to this Article II. Upon such twelve (12) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to

NBT. Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article II or who has not theretofore submitted a letter of transmittal, if required, shall thereafter be entitled to look exclusively to NBT, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II. If outstanding Certificates are not surrendered, or the payment for the Certificates is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of NBT (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Salisbury Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. NBT and the Exchange Agent shall be entitled to rely upon the stock transfer books of Salisbury to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.
(c) Promptly after the Effective Time, NBT shall cause the Exchange Agent to mail or deliver to each Person who did not surrender, or who improperly surrendered, such shareholder’s Certificates to the Exchange Agent and who was, immediately prior to the Effective Time, a holder of record of Salisbury Stock a notice advising such holders of the effectiveness of the Merger, including a letter of transmittal in a form reasonably satisfactory to NBT and Salisbury containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon with respect to shares evidenced by Certificates, proper delivery to the Exchange Agent of such Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, (x) a certificate, or at the election of NBT, a statement reflecting shares issued in book-entry form, representing the number of whole shares of NBT Stock that such holder is entitled pursuant to this Article II, and (y) a check in the amount equal to the sum of (A) the cash portion of the Merger Consideration that such holder has the right to receive in respect of such Certificate surrendered pursuant to this Article II, (B) any cash in lieu of fractional shares pursuant to Section 2.03(f) and (C) any dividends or other distributions that such holder is entitled pursuant to Section 2.03(e), and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.
(d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by NBT or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, NBT shall cause the Exchange Agent to issue the Merger Consideration deliverable to such Person, and any cash, unpaid dividends or other distributions that would be payable or deliverable to such Person, in respect of the shares of Salisbury Stock represented by such lost, stolen or destroyed Certificate.
(e) No dividends or other distributions with respect to NBT Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of NBT Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (l) below, and all such dividends, other distributions and cash in lieu of fractional shares of NBT Stock shall be paid by NBT to the Exchange Agent, in each case until the surrender of such Certificate in accordance with this Section 2.03. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the Holder of the whole shares of NBT Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NBT Stock and the amount of any cash payable in lieu of a fractional share of NBT Stock to which such holder is entitled pursuant to subsection (l), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of NBT Stock. NBT shall make available to the Exchange Agent cash for these purposes, if necessary.
(f) Notwithstanding any other provision hereof, no fractional shares of NBT Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; no dividend or distribution by NBT shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any other rights as a stockholder of NBT. In lieu of any such fractional shares, NBT shall pay to each holder of a fractional share of NBT Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of NBT Stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “NBT Measurement Price”).
(g) NBT, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the issuance and delivery of shares of NBT Stock into which shares of Salisbury Stock are converted in the Merger and (B) the method of payment of cash in lieu of fractional shares of NBT Stock.
Section 2.04 Anti-Dilution Provisions. In the event NBT or Salisbury changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of NBT Stock or Salisbury Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding NBT Stock or Salisbury Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to NBT Stock if (a) NBT issues additional shares of NBT Stock and receives consideration for such shares in a bona fide third party transaction, (b) NBT issues additional shares of NBT Stock under the NBT Bancorp Inc. 2018 Omnibus Incentive Plan, or (c) NBT issues employee, director or other key service provider stock grants or similar equity awards or shares of NBT Stock upon the exercise or settlement thereof.
Section 2.05 Reservation of Shares. Effective upon the date of this Agreement, NBT shall reserve for issuance a sufficient number of shares of NBT Stock for the purpose of issuing shares of NBT Stock to Salisbury shareholders in accordance with this Article II.
Section 2.06 Listing of Additional Shares. Prior to the Effective Time, NBT shall notify NASDAQ of the additional shares of NBT Stock to be issued by NBT in exchange for the shares of Salisbury Stock.
Section 2.07 Treatment of Equity Awards.
(a) Treatment of Stock Options. Effective as of the Effective Time, each option to purchase a share of Salisbury Stock (“Salisbury Option”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall be cancelled and automatically converted into the right to receive a lump sum cash payment from Salisbury or Salisbury Bank, as applicable, equal to (i) the number of shares of Salisbury Stock subject to such Salisbury Option at the Effective Time, multiplied by (ii) the amount by which the Per Share Consideration exceeds the per share exercise price of such Salisbury Option, less applicable taxes and other withholdings and without interest. For the avoidance of doubt, if the per share exercise price for a Salisbury Option is equal to or in excess of the Per Share Consideration, such Salisbury Option shall be cancelled at the Effective Time in exchange for no consideration. For the avoidance of doubt, NBT shall not assume any Salisbury Options.
(b) Treatment of Restricted Stock Awards. Immediately prior to the Effective Time, any vesting or other forfeiture restrictions on each share of Salisbury Stock subject to a substantial risk of forfeiture (“Salisbury Restricted Stock”) outstanding as of immediately prior to the Effective Time shall automatically lapse, and the net number of whole shares of Salisbury Stock (rounded down to the nearest whole share) determined following the withholding of a number of shares of Salisbury Stock necessary to satisfy applicable tax and other withholdings in connection with such vesting shall be treated as an issued and outstanding share of Salisbury Stock for the purposes of this Agreement. For the avoidance of doubt, NBT shall not assume any Salisbury Restricted Stock.

(c) Treatment of Performance-Based Restricted Stock Units . Immediately prior to the Effective Time, each award of performance-based restricted stock units with respect to Salisbury Stock (“Salisbury RSUs”) outstanding as of immediately prior to the Effective Time (i) shall become vested as to the number of shares of Salisbury Stock subject to such Salisbury RSU award that would vest (A) based on target level achievement of all performance goals (without application of any modifier), if the Effective Time occurs during the first half of the applicable performance period of such award, or (B) based on actual level of achievement of all relevant performance goals against target measured as of the Effective Time, if the Effective Time occurs during the second half of the applicable performance period, in each such case, subject to further pro-ration (rounded down to the nearest whole share) based upon the length of time within which the performance period has elapsed prior to the Effective Time (counting to and including the Closing Date), and (ii) shall, after giving effect to such pro-rata vesting, be cancelled, with the net number of whole shares of Salisbury Stock (rounded down to the nearest whole share) deliverable with respect to such Salisbury RSU, determined following the withholding of a number of shares of Salisbury Stock necessary to satisfy applicable tax and other withholdings in connection with such vesting and deemed delivery, shall treated as an issued and outstanding share of Salisbury Stock for the purposes of this Agreement. For the avoidance of doubt, NBT shall not assume any Salisbury RSUs.
(d) Prior to the Effective Time, Salisbury shall take all actions that may be necessary or required (under any Salisbury Equity Plan, any applicable law, the applicable award agreements or otherwise) (i) to effectuate the provisions of this Section 2.07, (ii) to terminate each Salisbury Equity Plan as of the Effective Time without any further obligation or liability, and (iii) to ensure that, from and after the Effective Time, holders of Salisbury Options, Salisbury Restricted Stock, and Salisbury RSUs shall have no rights with respect to thereto other than those rights specifically provided in this Section 2.07, if any.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SALISBURY AND SALISBURY BANK
As a material inducement to NBT to enter into this Agreement and to consummate the transactions contemplated hereby, Salisbury and Salisbury Bank hereby make to NBT and NBT Bank the representations and warranties contained in this Article III, provided, however, that neither Salisbury or Salisbury Bank shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.04(a) and (b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 3.02, 3.05, 3.06, 3.07, 3.13(a), 3.15, and 3.27 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.10(a) shall be deemed untrue and incorrect if not true and correct in all respects.
Section 3.01 Making of Representations and Warranties. Except as set forth in the Salisbury Disclosure Schedule or the Salisbury SEC Documents, each of Salisbury and Salisbury Bank hereby represents and warrants to NBT and NBT Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, which only need be correct as of such earlier date.
Section 3.02 Organization, Standing and Authority of Salisbury. Salisbury is a Connecticut corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Salisbury is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Salisbury. The charter and bylaws of Salisbury, copies of which have been made available to NBT, are true, complete and correct copies of such documents and are in full force and effect as of the date of this Agreement.
Section 3.03 Organization, Standing and Authority of Salisbury Bank. Salisbury Bank is a Connecticut-chartered bank duly organized, validly existing and in good standing under the laws of the State of

Connecticut. Salisbury Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Salisbury Bank when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Salisbury, threatened. Salisbury Bank is a nonmember bank with respect to the Federal Reserve System and its primary federal bank regulator is the FDIC. Salisbury Bank is a member in good standing of the FHLBB and owns the requisite amount of stock of the FHLBB as set forth on Salisbury Disclosure Schedule 3.03. The charter and bylaws of Salisbury Bank, copies of which have been made available to NBT, are true, complete and correct copies of such documents and are in full force and effect as of the date of this Agreement.
Section 3.04 Salisbury and Salisbury Bank Capital Stock.
(a) The authorized capital stock of Salisbury consists solely of 10,000,000 shares of common stock, par value $0.10 per share, of which 5,783,966 shares (including Salisbury Restricted Stock) are issued and 5,783,966 shares are outstanding as of the date hereof (“Salisbury Stock”) and 25,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof. As of the date hereof, there are no shares of Salisbury Stock held in treasury by Salisbury. The outstanding shares of Salisbury Stock have been, and all shares of Salisbury Stock reserved for issuance in connection with Salisbury Options and Salisbury RSUs will be, when issued in accordance with their respective terms, duly authorized and validly issued, and are fully paid, and non-assessable. Except for the Salisbury Options listed on Salisbury Disclosure Schedule 3.04(c)(i) and the Salisbury RSUs listed on Salisbury Disclosure Schedule 3.04(c)(iii), Salisbury does not have any Rights issued or outstanding with respect to Salisbury Stock and Salisbury does not have any commitment to authorize, issue or sell any Salisbury Stock or Rights.
(b) The authorized capital stock of Salisbury Bank consists solely of 500,000 shares of common stock, par value $3.33 per share, of which 261,398 shares are outstanding as of the date hereof (“Salisbury Bank Stock”). The outstanding shares of Salisbury Bank Stock have been duly authorized and validly issued, are fully paid and non-assessable, are owned by Salisbury free and clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and were not issued in violation of any preemptive rights. Salisbury Bank does not have any Rights issued or outstanding with respect to Salisbury Bank Stock and Salisbury Bank does not have any commitment to authorize, issue or sell any Salisbury Bank Stock or Rights.
(c) Salisbury Disclosure Schedule 3.04(c)(i) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding Salisbury Option, (i) the name of the holder of such Salisbury Option, (ii) whether the holder is a current or former employee, director or other individual service provider of Salisbury or any of its Subsidiaries, (iii) the number of shares of Salisbury Stock covered by such Salisbury Option, (iv) the exercise price per share with respect to such Salisbury Option, (v) the date of grant of such Salisbury Option, (vi) the date of expiration of such Salisbury Option, (vii) the vesting schedule applicable to such Salisbury Option, including whether such Salisbury Option is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, (viii) whether such Salisbury Option is an incentive stock option or a nonqualified stock option, and (ix) the applicable Salisbury Equity Plan under which such Salisbury Option was granted. Upon issuance in accordance with the terms of the applicable Salisbury Equity Plan and award agreements, the shares of Salisbury Stock issued pursuant to the Salisbury Options have been and shall be issued in compliance with all applicable laws. Salisbury Disclosure Schedule 3.04(c)(ii) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding share of Salisbury Restricted Stock, (i) the name of the holder of such Salisbury Restricted Stock, (ii) whether the holder is a current or former employee, director or other individual service provider of Salisbury or any of its Subsidiaries, (iii) the number of shares of Salisbury Stock covered by such Salisbury Restricted Stock award, (iv) the date of grant of such Salisbury Restricted Stock award, (v) the vesting schedule applicable to such Salisbury Restricted Stock, including whether such Salisbury Restricted Stock is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, and (vi) the applicable Salisbury Equity Plan under which such Salisbury Restricted Stock was granted. Salisbury Disclosure Schedule 3.04(c)(iii) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding Salisbury RSU, (i) the name of the holder of such Salisbury RSU, (ii) whether the holder is a current or former employee, director or other individual service provider of Salisbury or any of its Subsidiaries, (iii) the number of shares of Salisbury Stock covered by such Salisbury RSU award, (iv) the date of grant of such Salisbury RSU award, (v) the vesting schedule applicable to such Salisbury RSU, including whether such Salisbury RSU is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, (vi) the applicable Salisbury Equity Plan under which such Salisbury RSU was granted, and (vi) whether such Salisbury RSU is subject to Section 409A of the Code.
Section 3.05 Subsidiaries. Except as set forth on Salisbury Disclosure Schedule 3.05, Salisbury does not, directly or indirectly, own or control any Affiliate. Except as disclosed on Salisbury Disclosure Schedule 3.05, Salisbury does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Salisbury has not been conducted through any other direct or indirect Subsidiary or Affiliate of Salisbury. No such equity investment identified in Salisbury Disclosure Schedule 3.05 is prohibited by applicable federal or state laws and regulations.
Section 3.06 Corporate Power; Minute Books. Each of Salisbury and Salisbury Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Salisbury and Salisbury Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Salisbury’s shareholders of this Agreement. To the extent that either Salisbury or Salisbury Bank exercises trust powers or acts as a fiduciary, it holds all required approvals of the CTDOB or FDIC. The minute books of Salisbury contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of Salisbury and the Salisbury Board (including committees of the Salisbury Board). The minute books of Salisbury Bank contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of Salisbury Bank and the Salisbury Bank Board (including committees of the Salisbury Bank Board).
Section 3.07 Execution and Delivery. Subject to the approval of this Agreement by the shareholders of Salisbury, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Salisbury, the Salisbury Board, Salisbury Bank and the Salisbury Bank Board on or prior to the date hereof. The Salisbury Board has directed that this Agreement be submitted to Salisbury’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of Salisbury Stock entitled to vote thereon, no other vote of the shareholders of Salisbury is required by law, the charter or bylaws of Salisbury or otherwise to approve this Agreement and the transactions contemplated hereby. Salisbury and Salisbury Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by NBT and NBT Bank, this Agreement is a valid and legally binding obligation of Salisbury and Salisbury Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
Section 3.08 Regulatory Approvals; No Defaults.
(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Salisbury or any of its Subsidiaries in connection with the execution, delivery or performance by Salisbury or Salisbury Bank of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of Salisbury Stock. As of the date hereof, Salisbury has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.
(b) Subject to receipt of the consents, approvals and waivers and the making of the filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Salisbury and Salisbury Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws of Salisbury (or similar governing documents) or similar governing documents of any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Salisbury or any of its Subsidiaries, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, except as set forth in Salisbury Disclosure Schedule 3.08(b), accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Salisbury or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Salisbury or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Salisbury or Salisbury Bank.
Section 3.09 Financial Statements; SEC Documents.
(a) Salisbury has previously made available to NBT copies of the Salisbury Financial Statements. The Salisbury Financial Statements (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of Salisbury and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto. The books and records of Salisbury have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Baker Newman & Noyes LLC has not resigned or been dismissed as independent public accountants of Salisbury as a result of or in connection with any disagreements with Salisbury on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Salisbury’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2021 (the “Salisbury 2021 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Salisbury or any of its Subsidiaries subsequent to January 1, 2022, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Salisbury SEC Documents”), with the Securities and Exchange Commission (the “SEC”), and all of the Salisbury SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Salisbury and its Subsidiaries contained in the Salisbury 2021 Form 10-K and, except for liabilities reflected in Salisbury SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2021, neither Salisbury nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.
(c) Salisbury and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act, and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Salisbury (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Salisbury Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Salisbury’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Salisbury’s internal control over financial reporting.
Section 3.10 Absence of Certain Changes or Events.
(a) Since December 31, 2021, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Salisbury.
(b) Except as set forth in Salisbury Disclosure Schedule 3.10(b), since December 31, 2021, each of Salisbury and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for actions in connection with the transactions contemplated by this Agreement).
(c) Except as set forth in Salisbury Disclosure Schedule 3.10(c), since December 31, 2021, none of Salisbury or any of its Subsidiaries has (i) except in the ordinary course of business consistent with past practice (A), increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any current or former employee, director or other individual service provider from the amount thereof in effect as of December 31, 2021, (B) except as disclosed in the Salisbury SEC Documents, granted any severance, termination pay, bonus, retention bonus, or change in control benefits, entered into any contract to make or grant any severance, termination pay, bonus, retention bonus, or change in control benefits, or paid any bonus or retention bonus, or (C) except in the ordinary course of business consistent with past practice, granted any Salisbury Options, Salisbury Restricted Stock or Salisbury RSUs, (ii) except as disclosed in the Salisbury SEC Documents, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Salisbury’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of Salisbury’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of Salisbury’s capital stock, (iv) except as disclosed in the Salisbury SEC Documents, changed any accounting methods (or underlying assumptions), principles or practices of Salisbury affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by Salisbury or any settlement or compromise of any income tax liability by Salisbury, (vi) made any material change in Salisbury’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.
Section 3.11 Regulatory Matters.
(a) Each of Salisbury and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with any Governmental Authority and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Salisbury, and except as set forth in Salisbury Disclosure Schedule 3.11, no Governmental Authority has initiated any proceeding, or to the Knowledge of Salisbury, investigation into the business or operations of Salisbury or any of its Subsidiaries, since January 1, 2020. There is no unresolved violation or matter requiring attention issued by any Governmental Authority in connection with any report or statement relating to any examinations of Salisbury Bank. Each of Salisbury and Salisbury Bank is “well-capitalized” as defined in applicable laws and regulations, and Salisbury Bank has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.
(b) Other than as set forth in Salisbury Disclosure Schedule 3.11, since January 1, 2020, Salisbury has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c) Neither Salisbury, Salisbury Bank, nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities institutions or engaged in the insurance of deposits (including, without limitation, the CTDOB, the FDIC and the FRB) or the supervision or regulation of it. Neither Salisbury nor Salisbury Bank has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.
(d) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.11 is subject to the limitations of Section 8.10(b) hereof.
Section 3.12 Legal Proceedings; Regulatory Action.
(a) Other than as set forth in Salisbury Disclosure Schedule 3.12, (i) there are no pending or, to Salisbury’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions against, or governmental or regulatory investigations of, Salisbury or any of its Subsidiaries and (ii) to Salisbury’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.
(b) Neither Salisbury nor Salisbury Bank is a party to any, nor are there any pending or, to Salisbury’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against Salisbury or Salisbury Bank in which, to the Knowledge of Salisbury, there is a reasonable probability of any material recovery against or a Material Adverse Effect on Salisbury or which challenges the validity or propriety of the transactions contemplated by this Agreement.
(c) There is no injunction, order, judgment or decree imposed upon Salisbury or any of its Subsidiaries, or their respective assets, and no such action has been threatened against Salisbury or any of its Subsidiaries.
(d) None of Salisbury or any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.
(e) Neither Salisbury nor Salisbury Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.
(f) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.12 is subject to the limitations of Section 8.10(b) hereof.
Section 3.13 Compliance with Laws.
(a) Each of Salisbury and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b) Each of Salisbury and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Salisbury or its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Salisbury’s Knowledge, no suspension or cancellation of any of them is threatened;
(c) None of Salisbury or any Subsidiary has received, since January 1, 2020, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Salisbury’s Knowledge, do any grounds for any of the foregoing exist); and
(d) Since January 1, 2020, Salisbury has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (collectively, “Finance Laws”), and with all applicable origination, servicing and collection practices, as established by Salisbury or Salisbury Bank, with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of Salisbury, threatened charge by any Governmental Authority that Salisbury has violated, nor any pending or, to Salisbury’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.
(e) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.13 is subject to the limitations of Section 8.10(b) hereof.
Section 3.14 Material Contracts; Defaults.
(a) Other than as set forth in Salisbury Disclosure Schedule 3.14 or as filed with the Salisbury SEC Documents, none of Salisbury or any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or service of any current or former employees, or directors of Salisbury or any of its Subsidiaries; (ii) which would entitle any current or former employee, director, other individual service provider or agent of Salisbury or any of its Subsidiaries to indemnification from Salisbury or such Subsidiaries; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of change in control, bonus, retention bonus, severance pay or otherwise) becoming due from Salisbury or any of its Subsidiaries to any current or former employee, director, or other individual service provider thereof; (iv) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (v) is material to the financial condition, results of operations or business of Salisbury or any of its Subsidiaries; (vi) is a Lease; or (vii) which materially restricts the conduct of any business by Salisbury. Salisbury has previously delivered or made available to NBT true, complete and correct copies of each such document. Each contract, arrangement, commitment or understanding of the type of described in this Section 3.14(a), whether or not set forth on Salisbury Disclosure Schedule 3.14 is referred to herein as a “Material Contract.”
(b) To its Knowledge, neither Salisbury nor any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Salisbury or any of its Subsidiaries is currently outstanding.
Section 3.15 Brokers. Neither Salisbury nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Salisbury has engaged, and will pay a fee or commission to, Janney Montgomery Scott LLC. A true, complete and correct copy of the engagement letter with Janney Montgomery Scott LLC has been provided to NBT.
Section 3.16 Employee Benefit Plans.
(a) All benefit and compensation plans, contracts, programs, policies or arrangements maintained, sponsored or contributed to by Salisbury, Salisbury Bank, or any of their Subsidiaries, or with respect to which Salisbury, Salisbury Bank or any of their Subsidiaries has any liability, whether actual or contingent, covering current or former employees of Salisbury, Salisbury Bank, or any of their Subsidiaries (collectively, the “Salisbury Employees”), current or former directors of Salisbury, Salisbury Bank or any of their Subsidiaries, any other current or former individual service providers of Salisbury, Salisbury Bank, or any of their Subsidiaries, or the dependents or beneficiaries of any of the foregoing, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based compensation, supplemental retirement, employment, consulting, termination, severance, change in control, separation, retention, incentive, bonus, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, flexible spending, vacation, paid time off or perquisite plans, contracts, programs, policies or arrangements, in each case, whether written or unwritten (the “Salisbury Benefit Plans”), are identified in Salisbury Disclosure Schedule 3.16(a). Salisbury or Salisbury Bank has delivered or made available to NBT a copy of each Salisbury Benefit Plan (or a written description of the material provisions of each unwritten Salisbury Benefit Plan) and, with respect thereto, as applicable, (i) all amendments, currently effective trust (or other funding vehicle) agreements and insurance contracts, (ii) the most recent summary plan description (and all summaries of material modifications thereto), (iii) the most recent actuarial report (or other financial statement relating to such Salisbury Benefit Plan), (iv) the three (3) most recently filed Forms 5500 (with all schedules and attachments), (v) the most recent determination (or, if applicable, opinion or advisory) letter from the IRS and (vi) all material correspondence to or from a Governmental Authority during the past three (3) years.
(b) Each Salisbury Benefit Plan has been maintained and administered in material compliance with its terms and applicable law, including, without limitation, ERISA and the Code. Each Salisbury Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Salisbury Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of Salisbury, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such Salisbury Pension Plan under Section 401(a) of the Code. There is no pending or, to Salisbury’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the Salisbury Benefit Plans (other than routine claims for benefits in the normal course). Neither Salisbury, Salisbury Bank nor any of their Subsidiaries has engaged in any transaction with respect to any Salisbury Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Salisbury, Salisbury Bank or any of their Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
(c) Neither Salisbury, Salisbury Bank, any of their Subsidiaries nor any entity which is considered to be one employer with Salisbury, Salisbury Bank or any of their Subsidiaries under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA. None of the Salisbury Benefit Plans is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).
(d) All contributions, payments, premiums and other obligations required to be made under the terms of any Salisbury Benefit Plan or an agreement with any Salisbury Employee have been timely made or have been accurately reflected on the financial statements of Salisbury.

(e) Other than as identified in Salisbury Disclosure Schedule 3.16(e), neither Salisbury, Salisbury Bank nor any of their Subsidiaries has any obligations to provide or fund retiree health or life insurance benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the applicable laws of any state or locality. Salisbury or Salisbury Bank may amend or terminate any Salisbury Benefit Plan identified in Salisbury Disclosure Schedule 3.16(e) at any time without incurring any liability thereunder.
(f) Other than as set forth in Salisbury Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any Salisbury Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Salisbury Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Salisbury Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Salisbury or Salisbury Bank, or after the consummation of the transactions contemplated hereby, NBT, the Surviving Corporation or the Surviving Bank, to merge, amend, or terminate any of the Salisbury Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code.
(g) Other than as set forth in Salisbury Disclosure Schedule 3.16(g), neither Salisbury nor Salisbury Bank has any obligation to compensate any current or former employee, officer, director or other service provider of Salisbury, Salisbury Bank or any of their Subsidiaries for excise Taxes paid pursuant to Section 4999 of the Code. Salisbury Disclosure Schedule 3.16(g) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Salisbury or Salisbury Bank who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Salisbury Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule.
(h) Salisbury, Salisbury Bank, each of their Subsidiaries and each Salisbury Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.
(i) Each Salisbury Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and any deferral elections thereunder are in documentary compliance with and have been maintained and operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither Salisbury, Salisbury Bank nor any of their Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any current or former officer, director, employee or consultant of Salisbury, Salisbury Bank or any of their Subsidiaries for any Taxes incurred by such individual pursuant to Section 409A of the Code.
Section 3.17 Labor Matters.
(a) None of Salisbury or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Salisbury or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Salisbury or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Salisbury’s Knowledge, threatened, nor is Salisbury or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) Salisbury and each of its Subsidiaries is in material compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.
(c) Salisbury and each of its Subsidiaries has paid in full to all of its employees or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees. Salisbury and each of its Subsidiaries has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes (including for purposes of the Salisbury Benefit Plans), if applicable, and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.
(d) During the preceding three (3) years, (i) neither Salisbury nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the federal or applicable state WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the federal or applicable state WARN Act) in connection with Salisbury or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Salisbury nor any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable law.
Section 3.18 Environmental Matters.
(a) Except as set forth in Salisbury Disclosure Schedule 3.18, each property owned, leased or operated by Salisbury and its Subsidiaries, to Salisbury’s Knowledge, are, and have been, in material compliance with all Environmental Laws. Neither Salisbury nor any of its Subsidiaries has Knowledge of, nor has Salisbury or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Salisbury or Salisbury Bank with all Environmental Laws.
(b) Salisbury and its Subsidiaries have obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws.
(c) No Hazardous Substance exists on, about or within any of the owned real properties, nor to Salisbury’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties. The use that Salisbury or any of its Subsidiaries makes and intends to make of any of its properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.
(d) There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or, to Salisbury’s Knowledge, threatened against Salisbury or Salisbury Bank relating in any way to any Environmental Law. None of Salisbury or any of its Subsidiaries has a liability for remedial action under any Environmental Law. None of Salisbury or any of its Subsidiaries has received any request for information by any governmental authority with respect to the condition, use or operation of any of its owned real properties or Salisbury Loan Properties nor has Salisbury or any of its Subsidiaries received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of its owned real properties or Salisbury Loan Properties.
Section 3.19 Tax Matters.
(a) Salisbury and its Subsidiaries have filed all income and other material Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Salisbury and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Salisbury or such

Subsidiary is contesting in good faith. None of Salisbury or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither Salisbury nor any its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired. No claim has ever been made by an authority in a jurisdiction where Salisbury or any of its Subsidiaries does not file material Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Salisbury or any Subsidiary.
(b) Each of Salisbury and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.
(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Salisbury are pending with respect to Salisbury or any of its Subsidiaries. None of Salisbury or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Salisbury or any Subsidiary has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Salisbury or any of its Subsidiaries.
(d) Salisbury has provided NBT with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Salisbury and its Subsidiaries for taxable periods ended December 31, 2021, 2020 and 2019. Salisbury has delivered to NBT correct and complete copies of all statements of deficiencies assessed against or agreed to by Salisbury or any of its Subsidiaries filed for the years ended December 31, 2021, 2020 and 2019. Each of Salisbury and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices Salisbury or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.
(e) None of Salisbury or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(f) None of Salisbury or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of Salisbury and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax withing the meaning of Code Section 6662. Except as set forth in Salisbury Disclosure Schedule 3.19(f), none of Salisbury or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. None of Salisbury or any of its Subsidiaries (i) has been a member of any consolidated, affiliated or unitary group of corporations for any Tax purposes, or (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Salisbury or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
(g) The unpaid Taxes of Salisbury and its Subsidiaries (i) did not, as of the end of the most recent period covered by Salisbury’s or any of its Subsidiary’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Salisbury’s or such Subsidiary’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Salisbury and its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by Salisbury’s or its Subsidiaries’ call reports filed prior to the date hereof, none of Salisbury or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) Neither of Salisbury nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i) None of Salisbury or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j) None of Salisbury or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and Salisbury has not been notified of, or to Salisbury’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).
(k) None of Salisbury or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.
(l) None of Salisbury or any of its Subsidiaries has, or to Salisbury’s Knowledge has ever had, a permanent establishment in any country other than the United States, or has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.
(m) Except as set forth on Salisbury Disclosure Schedule 3.19(m), none of Salisbury or any of its Subsidiaries has deferred payroll taxes or availed itself of any of the tax deferred credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable legal requirements in connection with the COVID-19 pandemic that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations.
Section 3.20 Investment Securities. Salisbury Disclosure Schedule 3.20 sets forth the book and market value, as of September 30, 2022, of the investment securities, mortgage-backed securities and securities held for sale of Salisbury and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates. Each of Salisbury and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Salisbury or any Subsidiary.
Section 3.21 Derivative Transactions. All Derivative Transactions entered into by Salisbury or any of its Subsidiaries were entered into in all material respects in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Salisbury and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. Salisbury and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Salisbury, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Salisbury and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program.
Section 3.22 Loans; Nonperforming and Classified Assets.
(a) Except as set forth in Salisbury Disclosure Schedule 3.22(a), as of the date hereof, none of Salisbury or any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2022, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of Salisbury or any of its Subsidiaries, or to the Knowledge of Salisbury, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Salisbury Disclosure Schedule 3.22(a) identifies (x) each Loan that as of September 30, 2022 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Salisbury or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Salisbury that as of September 30, 2022 was classified as other real estate owned (“OREO”) and the book value thereof.
(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) to the Knowledge of Salisbury, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c) The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and Salisbury’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.
(d) Except as set forth in Salisbury Disclosure Schedule 3.22(d), none of Salisbury or any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Salisbury or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Salisbury or any of its Subsidiaries.
Section 3.23 Tangible Properties and Assets.
(a) Salisbury Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by Salisbury or any of its Subsidiaries. Except as set forth in Salisbury Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Salisbury or the relevant Subsidiary has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset, and (iii) those described and reflected in the Salisbury Financial Statements.
(b) Salisbury Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Salisbury or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”). Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, neither Salisbury nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease. There has not occurred any event and, to Salisbury’s Knowledge, no condition exists that would constitute a termination event or a material breach by Salisbury or any of its Subsidiaries of, or material default by Salisbury or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Salisbury’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease. Except as set forth on Salisbury Disclosure Schedule 3.23(b), there is no pending or, to Salisbury’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that Salisbury or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain. Each of Salisbury and its Subsidiaries has paid all rents and other charges to the extent due under the Leases.
Section 3.24 Intellectual Property. Salisbury Disclosure Schedule 3.24 sets forth a true, complete and correct list of all Salisbury Intellectual Property owned or purported to be owned by Salisbury. Salisbury owns or has a valid license to use all Salisbury Intellectual Property necessary to the conduct of the business of Salisbury, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). Salisbury Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Salisbury and its Subsidiaries as currently conducted. Salisbury Intellectual Property owned by Salisbury or any of its Subsidiaries, and to the Knowledge of Salisbury, all other Salisbury Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of Salisbury or any of its Subsidiaries has received notice challenging the validity or enforceability of Salisbury Intellectual Property. To the Knowledge of Salisbury, the conduct of the business of Salisbury and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Salisbury or any of its Subsidiaries to own or use any of the Salisbury Intellectual Property.
Section 3.25 Fiduciary Accounts. Except as set forth in Salisbury Disclosure Schedule 3.25, since January 1, 2020, each of Salisbury and its Subsidiaries has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Salisbury nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
Section 3.26 Insurance.
(a) Salisbury Disclosure Schedule 3.26(a) identifies all of the material insurance policies, binders, or bonds currently maintained by Salisbury or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder. Each of Salisbury and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured against such risks and in such amounts as the management of Salisbury reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations. All the Insurance Policies are in full force and effect, none of Salisbury or any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.
(b) Salisbury Disclosure Schedule 3.26(b) sets forth a true, correct and complete description of all bank-owned life insurance (“BOLI”) owned by Salisbury or any of its Subsidiaries, including the value of BOLI as of the end of the most recent month for which a statement is available prior to the date hereof. The value of such BOLI as of the date hereof is fairly and accurately reflected in the Salisbury Financial Statements in accordance with GAAP.
Section 3.27 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.
Section 3.28 Fairness Opinion. The Salisbury Board has received the written opinion of Janney Montgomery Scott LLC to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Salisbury Stock from a financial point of view.
Section 3.29 Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus and the date of the meeting of the shareholders of Salisbury to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to NBT and its Subsidiaries included in the Proxy Statement/Prospectus.
Section 3.30 CRA, Anti-money Laundering and Customer Information Security. Neither Salisbury nor Salisbury Bank is a party to any agreement with any individual or group regarding CRA matters and neither Salisbury nor Salisbury Bank has any Knowledge of, nor has Salisbury or Salisbury Bank been advised of or has any reason to believe that any facts or circumstances exist, which would cause Salisbury or Salisbury Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Salisbury pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the Salisbury Board has adopted, and Salisbury has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.
Section 3.31 Transactions with Affiliates. Except as set forth on Salisbury Disclosure Schedule 3.31, there are no outstanding amounts payable to or receivable from, or advances by Salisbury or any of its Subsidiaries to, and neither Salisbury nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Salisbury Stock, director, employee or Affiliate of Salisbury or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with Salisbury or any of its Subsidiaries or other than in the ordinary course of Salisbury Bank’s business. All transactions, agreements and relationships between Salisbury and any Subsidiary and any Affiliates, shareholders, directors or officers of Salisbury and any Subsidiary comply, to the extent applicable, with Regulation W and Regulation O of the FRB.
Section 3.32 Disclosure. The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NBT AND NBT BANK
As a material inducement to Salisbury to enter into this Agreement and to consummate the transactions contemplated hereby, NBT and NBT Bank hereby make to Salisbury and Salisbury Bank the representations and warranties contained in this Article IV, provided, however, that NBT shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 4.04 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 4.02, 4.05, 4.06, 4.07, 4.13(a), 4.14, and 4.21 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 4.09 shall be deemed untrue and incorrect if not true and correct in all respects.
Section 4.01 Making of Representations and Warranties. Except as set forth in the NBT Disclosure Schedule and the NBT SEC Documents, NBT hereby represents and warrants to Salisbury that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.
Section 4.02 Organization, Standing and Authority of NBT. NBT is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a financial holding company under the BHC Act. NBT is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NBT. The charter and bylaws of NBT, copies of which have been made available to Salisbury, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.
Section 4.03 Organization, Standing and Authority of NBT Bank. NBT Bank is a federally-chartered national bank duly organized, validly existing and in good standing under the laws of the United States. NBT Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by NBT Bank when due. NBT Bank’s primary federal bank regulator is the OCC. NBT Bank is a member in good standing of the FHLBNY and, as of September 30, 2022, owns the requisite amount of stock of the FHLBNY as set forth on NBT Disclosure Schedule 4.03. The charter and bylaws of NBT Bank, copies of which have been made available to Salisbury, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.
Section 4.04 NBT Capital Stock. The authorized capital stock of NBT consists of 100,000,000 shares of NBT Stock, of which 49,651,493 shares are issued and 42,857,595 shares are outstanding as of the date hereof, and 2,500,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof. As of the date hereof, 6,793,898 shares of NBT Stock are held in treasury by NBT. The outstanding shares of NBT Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for the NBT Stock to be issued pursuant to this Agreement and outstanding equity awards issued under any NBT Benefit Plan, NBT does not have any Rights issued or outstanding with respect to NBT Stock and NBT does not have any commitments to authorize, issue or sell any NBT Stock or Rights.
Section 4.05 Subsidiaries. Except as set forth on NBT Disclosure Schedule 4.05, NBT does not, directly or indirectly, own or control any Affiliate. Except as disclosed on NBT Disclosure Schedule 4.05, NBT does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by NBT has not been conducted through any other direct or indirect Subsidiary or Affiliate of NBT. No such equity investment identified in NBT Disclosure Schedule 4.05 is prohibited by the applicable federal or state laws and regulations.
Section 4.06 Corporate Power; Minute Books. Each of NBT and NBT Bank has the corporate or other power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of NBT and NBT Bank has the corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities. The minute books of NBT contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of NBT and the NBT Board (including committees of the NBT Board). The minute books of NBT Bank contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of NBT Bank and the NBT Bank Board (including committees of the NBT Bank Board).
Section 4.07 Execution and Delivery. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of NBT and NBT Bank and each of their respective Boards of Directors on or prior to the date hereof. No vote of the shareholders of NBT is required by law, the charter and bylaws of NBT or otherwise to approve this Agreement, or issue shares of NBT and the transactions contemplated hereby. Each of NBT and NBT Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Salisbury and Salisbury Bank, this Agreement is a valid and legally binding obligation of each of NBT and NBT Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
Section 4.08 Regulatory Approvals; No Defaults.
(a) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NBT or any of its Subsidiaries in connection with the execution, delivery or performance by NBT or NBT Bank of this Agreement or to consummate the transactions contemplated hereby, except for filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08. As of the date hereof, NBT has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.
(b) Subject to the receipt of all consents, approvals, waivers or non-objections of a Governmental Authority required to consummate the transactions contemplated by this Agreement, including, without limitation, (1) approvals, waivers or non-objections of each of the FRB, the OCC and the CTDOB, as required (“Regulatory Approvals”), (2) the required filings under federal and state securities laws, (3) the declaration of effectiveness of the Merger Registration Statement by the SEC, and (4) approval of the listing of NBT Stock to be issued in connection with the Merger on NASDAQ, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by NBT and NBT Bank do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of NBT or of any of its Subsidiaries or to which NBT or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the charter or bylaws or other organizational documents of NBT or NBT Bank, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except, in the case of clauses (i) and (iii), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NBT or NBT Bank.
(c) As of the date of this Agreement, NBT has no Knowledge of any reasons relating to NBT or NBT Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.
Section 4.09 Absence of Certain Changes or Events. Since December 31, 2021, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NBT and its Subsidiaries taken as a whole.
Section 4.10 SEC Documents; Financial Statements; and Financial Controls and Procedures.
(a) NBT’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2021 (the “NBT 2021 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by NBT or any of its Subsidiaries subsequent to January 1, 2022, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “NBT SEC Documents”), with the SEC, and all of the NBT SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such NBT SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such NBT SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of NBT and its Subsidiaries contained in the NBT 2021 Form 10-K and, except for liabilities reflected in NBT SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2021, neither NBT nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto. The books and records of NBT have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned or been dismissed as independent public accountants of NBT as a result of or in connection with any disagreements with NBT on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) NBT and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act, and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. NBT (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the NBT Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NBT’s ability to record, process, summarize and report financial data and, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in NBT’s internal control over financial reporting.
Section 4.11 Regulatory Matters.
(a) Each of NBT and NBT Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with any Governmental Authority and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of NBT and/or NBT Bank, no Governmental Authority has initiated any proceeding, or to the Knowledge of NBT, investigation into the business or operations of NBT and/or NBT Bank, since January 1, 2020. There is no unresolved violation or matter requiring attention by any Governmental Authority with respect to any report or statement relating to any examinations of NBT Bank. Each of NBT and NBT Bank is “well-capitalized” as defined in applicable laws and regulations, and NBT Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(b) Other than as set forth in NBT Disclosure Schedule 4.11, since January 1, 2020, NBT has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.
(c) Neither NBT, NBT Bank nor any of their respective properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or institutions engaged in the insurance of deposits (including, without limitation, the OCC and the FRB) or the supervision or regulation of it. Neither NBT nor NBT Bank has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.
(d) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.11 is subject to the limitations of Section 8.10(b) hereof.
Section 4.12 Legal Proceedings.
(a) Other than as set forth in NBT Disclosure Schedule 4.12, (i) there are no pending or, to the Knowledge of NBT, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against NBT and (ii) to NBT’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither NBT nor NBT Bank is a party to any, nor are there any pending or, to NBT’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against NBT or NBT Bank in which, to the Knowledge of NBT, there is a reasonable probability of any material recovery against or other Material Adverse Effect on NBT or any of its Subsidiaries or which challenges the validity or propriety of the transactions contemplated by this Agreement.
(c) There is no injunction, order, judgment or decree imposed upon NBT or any of its Subsidiaries, nor on any of the assets of NBT or any of its Subsidiaries, and, to NBT’s Knowledge, no such action has been threatened against NBT of any of its Subsidiaries.
(d) Neither NBT nor NBT Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.
(e) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.12 is subject to the limitations of Section 8.10(b) hereof.
Section 4.13 Compliance With Laws.
(a) Each of NBT and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;
(b) Each of NBT and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NBT and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to NBT’s Knowledge, no suspension or cancellation of any of them is threatened; and
(c) Neither NBT nor its Subsidiaries has received, since January 1, 2020, notification or communication from any Governmental Authority (i) asserting that it is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to NBT’s Knowledge, do any grounds for any of the foregoing exist).
(d) Since January 1, 2020, NBT has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, the Finance Laws, and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of NBT, threatened charge by any Governmental Authority that NBT has violated, nor any pending or, to NBT’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.
(e) Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.13 is subject to the limitations of Section 8.10(b) hereof.

Section 4.14 Brokers. Neither NBT nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that NBT has engaged, and will pay a financial analysis fee to, Piper Sandler & Co.
Section 4.15 Employee Benefit Plans.
(a) All benefit and compensation plans, contracts, policies or arrangements maintained, sponsored or contributed to by NBT or any of its Subsidiaries covering current or former employees of NBT or any of its Subsidiaries and current or former directors of NBT or any of its Subsidiaries (collectively, the “NBT Benefit Plans”) are in compliance with all applicable laws, including ERISA and the Code, in all material respects.
(b) Each NBT Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “NBT Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of NBT, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such NBT Pension Plan under Section 401(a) of the Code. There is no pending or, to NBT’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the NBT Benefit Plans (other than routine claims for benefits in the normal course). NBT has not engaged in a transaction with respect to any NBT Benefit Plan or NBT Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject NBT to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.
(c) Neither NBT nor any entity which is considered to be one employer with NBT under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.
Section 4.16 Labor Matters. None of NBT or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NBT or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel NBT or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to NBT’s Knowledge, threatened, nor is NBT or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
Section 4.17 Tax Matters.
(a) NBT and its Subsidiaries have filed all income and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by NBT (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of NBT and which NBT is contesting in good faith. NBT is not the beneficiary of any extension of time within which to file any Tax Return, and neither NBT nor any of its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired. No claim has ever been made by an authority in a jurisdiction where NBT does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of NBT.

(b) Each of NBT and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.
(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of NBT are pending with respect to NBT. NBT has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where NBT has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against NBT.
Section 4.18 Loans; Nonperforming Assets.
(a) Except as set forth in NBT Disclosure Schedule 4.18(a), as of the date hereof, none of NBT or any of its Subsidiaries is a party to any written or oral (i) Loan under the terms of which the obligor was, as of September 30, 2022, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of NBT or any of its Subsidiaries, or to the Knowledge of NBT, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. NBT Disclosure Schedule 4.18(a) identifies (x) each Loan that as of September 30, 2022 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by NBT or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of NBT that as of June 30, 2022 was classified as OREO and the book value thereof.
(b) Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of NBT, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(c) The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and NBT’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.
Section 4.19 Deposit Insurance. The deposits of NBT Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by law, and NBT Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of NBT, threatened.
Section 4.20 NBT Stock. The shares of NBT Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
Section 4.21 Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.
Section 4.22 Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Salisbury and its Subsidiaries included in the Proxy Statement/Prospectus.

Section 4.23 Disclosure. The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.
Section 4.24 Investment Securities. Each of NBT and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Salisbury or any Subsidiary.
Section 4.25 CRA, Anti-money Laundering and Customer Information Security. Neither NBT nor NBT Bank is a party to any agreement with any individual or group regarding CRA matters and neither NBT nor NBT Bank has any Knowledge of, nor has NBT or NBT Bank been advised of or has any reason to believe that any facts or circumstances exist, which would cause NBT or NBT Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by NBT pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D. Furthermore, the NBT Board has adopted, and NBT has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.
ARTICLE V

COVENANTS
Section 5.01 Covenants of Salisbury. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Salisbury Disclosure Schedule) or with the prior written consent of NBT (such consent not to be unreasonably delayed, conditioned or withheld), Salisbury and Salisbury Bank shall carry on their respective business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. Salisbury and Salisbury Bank will use their respective reasonable best efforts to (i) preserve their business organizations intact, (ii) keep available to Salisbury, Salisbury Bank and NBT the present services of the current officers, employees, directors and other key individual service providers of Salisbury and any of its Subsidiaries and (iii) preserve for themselves and NBT the goodwill of the customers of Salisbury and Salisbury Bank and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the Salisbury Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by NBT (such consent not to be unreasonably delayed, conditioned or withheld) or if required by any Bank Regulator, Salisbury and Salisbury Bank shall not:
(a) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, other than capital stock upon the vesting or exercise of any Salisbury Options, Salisbury Restricted Stock or Salisbury Restricted Stock Units and outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof and listed in the Salisbury Disclosure Schedule, including in connection with “net settling” any outstanding awards, (ii) permit any additional shares of capital stock to become subject to grants of employee, director or other stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any Salisbury Stock, or obligate itself to purchase, retire or redeem, any of its shares of Salisbury Stock (except to the extent necessary to effect a cashless exercise of Salisbury Options or net settlement of Salisbury Restricted Stock or Salisbury RSUs, in each case outstanding on the date hereof and listed in the Salisbury Disclosure Schedule, in accordance with the terms and conditions thereof as in effect on the date hereof.
(b) Dividends; Etc. (i) Except for Salisbury’s regularly quarterly dividends of $0.16 per share per quarter, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Salisbury Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock. Salisbury shall not change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice; provided, however, that after the date hereof, Salisbury shall coordinate with NBT regarding the declaration of any dividends in respect of Salisbury Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Salisbury Stock shall receive exactly one (1) dividend for the calendar quarter in which the Merger is consummated with respect to their shares of Salisbury Stock and any shares of NBT Stock that such holders receive in exchange therefor in the Merger.
(c) Compensation; Employment Agreements, Etc. Except as provided for on Salisbury Disclosure Schedule 5.01(c), enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or other individual service provider of Salisbury, Salisbury Bank or any of their Subsidiaries or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments or accelerate the vesting, payment or funding of any compensation or benefits, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than five percent (5%) with respect to any individual employee and all such increases in the aggregate shall not exceed four percent (4%) of total compensation, and provided further that any increases, either singularly or in the aggregate, shall be consistent with Salisbury’s 2022 budget, a copy of which has been made available to NBT, (ii) as required under applicable law, the terms of this Agreement or the terms of any Salisbury Benefit Plan in effect on the date hereof, (iii) cash contributions to the Salisbury 401(k) Plan and the Salisbury Bank ESOP in the ordinary course of business consistent with past practice, and (iv) payment, in the ordinary course of business consistent with past practice, of 2022 annual bonuses to the individuals and in the amounts set forth on Salisbury Disclosure Schedule 5.01(c).
(d) Hiring. Hire any person as an employee of Salisbury or any of its Subsidiaries or promote any employee to a position of Vice President or above or to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Salisbury Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $75,000 and whose employment is terminable at the will of Salisbury or Salisbury Bank, as applicable; provided, however, that Salisbury or Salisbury Bank must provide notice to NBT within three (3) days following the hiring of any persons hired to fill a vacancy.
(e) Benefit Plans. Except as provided for on Salisbury Disclosure Schedule 5.01(e), enter into, establish, amend, modify or terminate any Salisbury Benefit Plan or adopt an arrangement that would constitute a Salisbury Benefit Plan, except (i) as may be required by applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to NBT, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Salisbury Disclosure Schedule 5.01(e).
(f) Transactions with Affiliates. Except any agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act or in Regulation W of the Federal Reserve Act of 1913) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Salisbury taken as a whole.
(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.
(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.
(j) Governing Documents. Amend the charter or bylaws of Salisbury or Salisbury Bank.
(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP or by a Bank Regulator.
(l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify, renew or terminate any Material Contract.
(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Salisbury or Salisbury Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Salisbury or Salisbury Bank of an amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of Salisbury or Salisbury Bank; provided, however, that Salisbury or Salisbury Bank may not enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation for which Salisbury or Salisbury Bank has not provided notice to NBT of the existence of such action, suit, proceeding, order or investigation.
(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.
(o) Derivative Transactions. Except in the ordinary course of business consistent with past practice, enter into any Derivative Transactions.
(p) Indebtedness. Incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the FHLBB and securities sold under agreements to repurchase, each with a duration exceeding one (1) year, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.
(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with Salisbury’s investment policy or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.
(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on Salisbury Disclosure Schedule 5.01(r) make, renegotiate, renew, increase, extend, modify or purchase any

Loan, in an amount in excess of $5 million for a commercial real estate loan, $5 million for a commercial business loan, $5 million for a construction loan or $2 million for a residential real estate loan. For purposes of this Section 5.01(r), consent shall be deemed given unless NBT objects within 72 hours of receiving a notification from Salisbury.
(s) Investments in Real Estate. Make any equity investment or equity commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).
(t) Taxes. Make or change any material Tax election, file any materially amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.
(u) Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Salisbury or Salisbury Bank under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.
(v) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.
(w) Insurance. Cause or allow the loss of insurance coverage maintained by Salisbury that would have a Material Adverse Effect on Salisbury, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.
(x) Liens. Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.
(y) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation or by a Bank Regulator or (iv) a material delay of the approval or completion of the Merger.
(z) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the actions set forth in clauses (a) through (y) above.
Section 5.02 Covenants of NBT. NBT will, and it will cause each of its Subsidiaries to, (i) carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations and (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises. From the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Salisbury, NBT will not, and will cause each of its Subsidiaries not to:
(a) Adverse Actions. Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, (iv) preventing the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (v) preventing or adversely affecting or delaying the ability of the parties to obtain the Regulatory Approvals or other approvals of any Governmental Authority required for the transaction contemplated hereby.

(b) Capital Stock. Grant, issue, deliver or sell any additional shares of capital stock or Rights; provided, however, that NBT may (i) grant equity awards pursuant to its employee benefit plans as required by any NBT Employee Benefit Plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a NBT employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue NBT capital stock in connection with the transactions contemplated hereby.
(c) Dividends; Etc. Other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of NBT Stock; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock. NBT shall not change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice.
(d) Amending Charter or Bylaws. Amend its charter or bylaws in a manner that would materially and adversely affect the holders of Salisbury Stock, as prospective holders of NBT Stock, relative to other holders of NBT Stock.
(e) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
Section 5.03 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.
Section 5.04 Shareholder Approval. Salisbury agrees to take, in accordance with applicable law and the charter and bylaws of Salisbury, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Salisbury’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Salisbury Meeting”) and, subject to Section 5.05 and Section 5.11, shall take all lawful action to solicit such approval by such shareholders. Salisbury agrees to use its best efforts to convene the Salisbury Meeting within fifty (50) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of Salisbury. Except with the prior approval of NBT, no other matters shall be submitted for the approval of Salisbury shareholders at the Salisbury Meeting. The Salisbury Board shall at all times prior to and during the Salisbury Meeting recommend adoption of this Agreement by the shareholders of Salisbury (the “Salisbury Recommendation”) and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to NBT or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11.
Section 5.05 Merger Registration Statement; Proxy Statement/Prospectus. For the purposes of (x) registering NBT Stock to be offered to holders of Salisbury Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Salisbury Meeting, NBT shall draft and prepare, and Salisbury shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by NBT in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus. NBT shall provide Salisbury and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments that are filed with the SEC. NBT shall use its reasonable best efforts to file the Merger Registration Statement with the SEC promptly after the date hereof. Each of NBT and Salisbury shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall thereafter promptly mail the Proxy Statement/Prospectus to Salisbury’s shareholders. NBT shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Salisbury shall furnish to NBT all information concerning Salisbury and the holders of Salisbury Stock as may be reasonably requested in connection with such action.

Section 5.06 Cooperation and Information Sharing. Salisbury shall provide NBT with any information concerning Salisbury that NBT may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information. NBT shall promptly provide to Salisbury copies of all correspondence between it or any of its representatives and the SEC. NBT shall provide Salisbury and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NBT and Salisbury agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto, to be mailed to the holders of Salisbury Stock entitled to vote at the Salisbury Meeting at the earliest practicable time.
Section 5.07 Supplements or Amendment. Salisbury and NBT shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Salisbury shall cooperate with NBT in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and NBT shall file an amended Merger Registration Statement with the SEC, and Salisbury shall mail an amended Proxy Statement/Prospectus to its shareholders.
Section 5.08 Regulatory Approvals. Each of Salisbury and NBT will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to affect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and NBT shall use its reasonable best efforts to make any initial application filings with Governmental Authorities within forty-five (45) days from the date hereof. Salisbury and NBT will furnish each other and each other’s counsel with all information concerning their respective entities, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the filing of the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of NBT or Salisbury to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority. In addition, NBT and Salisbury shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.
Section 5.09 Press Releases. Salisbury and NBT shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law. Salisbury and NBT shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.
Section 5.10 Access; Information.
(a) Salisbury agrees that upon reasonable notice and subject to applicable laws, it shall afford NBT and its designated authorized officers, employees, counsel, accountants and other authorized representatives such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), minute books of Salisbury’s board of directors and any committees thereof (other than minutes that discuss any of the transactions contemplated by this Agreement or any confidential supervisory information), properties and personnel of Salisbury and to such other information relating to Salisbury as NBT may reasonably request and, during such period, it shall furnish promptly to NBT all information concerning the business, properties and personnel of Salisbury as NBT may reasonably request. NBT shall use commercially reasonable efforts to minimize any interference with Salisbury’s regular business operations during any such access to Salisbury’s employees, property, books and records.
(b) In furtherance of the foregoing, Salisbury shall, on a biweekly basis, provide to NBT a report setting forth (i) Salisbury Bank’s commercial construction loan and residential construction loan activity, including information regarding loan applications, loan approvals and loan performance, as well as any additional information as NBT may reasonably request regarding such loans, and (ii) a list of all commercial real estate loans and commercial business loans approved during the period covered by the report, as well as any additional information as NBT may reasonably request regarding such loans.
(c) Salisbury shall keep NBT reasonably apprised of the status of any legal proceeding involving Salisbury or any of its Subsidiaries and shall notify NBT of any change in status of such legal proceeding (including, without limitation, any filings, hearings or settlement negotiations) within two Business Days of such change. NBT shall keep Salisbury reasonably apprised of the status of any material legal proceeding involving NBT or any of its Subsidiaries and shall notify Salisbury of any change in status of such legal proceeding (including, without limitation, any hearings or settlement negotiations) within five Business Days of such change.
(d) All information furnished to NBT by Salisbury pursuant to Section 5.10(a) shall be subject to, and NBT shall hold all such information in confidence in accordance with, the provisions of the letter agreement, dated as of September 12, 2022, by and between Salisbury and NBT (the “Confidentiality Agreement”).
(e) Notwithstanding anything to the contrary contained in this Section 5.10, in no event shall NBT have access to any information that, based on advice of Salisbury’s counsel, would: (a) reasonably be expected to waive any material legal privilege; (b) result in the disclosure of any trade secrets of third parties; or (c) violate any obligation of Salisbury with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by NBT, Salisbury has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality. All requests made pursuant to this Section 5.10 will be directed to an executive officer of Salisbury or such Person or Persons as may be designated by Salisbury. No investigation by NBT of the business and affairs of Salisbury shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of NBT to consummate the transactions contemplated by this Agreement.
Section 5.11 No Solicitation by Salisbury.
(a) Salisbury shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of Salisbury (collectively, the “Salisbury Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than NBT) any confidential or non-public information or data with respect to Salisbury or otherwise relating to an Acquisition Proposal; or (iii) without the prior written consent of NBT, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Salisbury is a party. Salisbury shall, and shall cause each of the Salisbury Representatives to, (x) immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal, and (y) as soon as practicable after the date hereof, request the prompt return or destruction of all confidential information made available by Salisbury or on its behalf during the past twelve months in connection with any actual or potential Acquisition Proposal.
(b) Notwithstanding Section 5.11(a), prior to the Salisbury Meeting, Salisbury may take any of the actions described in clause (ii) of Section 5.11(a) if, but only if, (i) Salisbury has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the Salisbury Board determines in good faith, (A) after consultation with its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, and with respect to financial matters, its financial advisors, determines in good faith that it is required to take such actions to comply with its fiduciary duties under applicable law; (iii) Salisbury has provided NBT with at least 48 hours’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Salisbury or otherwise relating to an Acquisition Proposal, Salisbury receives from such Person a confidentiality agreement with terms not materially less favorable to Salisbury than those contained in the Confidentiality Agreement. In addition, if Salisbury receives an Acquisition Proposal that constitutes or is reasonably expected to result in a Superior Proposal and Salisbury has not breached any of the covenants set forth in this Section 5.11, then Salisbury, or any Salisbury Representative may, with the prior approval of the Salisbury Board at a duly called meeting, contact the Person who has submitted (and not withdrawn) such Acquisition Proposal, or any of such Person’s representatives, solely (x) to clarify the terms and conditions of such Acquisition Proposal and (y) if such Acquisition Proposal initially is made orally, to direct such Person to submit the Acquisition Proposal to Salisbury confidentially in writing. Salisbury shall promptly provide to NBT any non-public information regarding Salisbury provided to any other Person which was not previously provided to NBT, such additional information to be provided no later than the date of provision of such information to such other party.
(c) Salisbury shall promptly (and in any event orally within one Business Day and in writing within two Business Days) notify NBT if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Salisbury or the Salisbury Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). Salisbury agrees that it shall keep NBT informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). Salisbury shall provide NBT with at least 48 hours’ prior notice of any meeting of the Salisbury Board at which the Salisbury Board is reasonably expected to consider any Acquisition Proposal.
(d) Subject to Section 5.11(e), neither the Salisbury Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to NBT in connection with the transactions contemplated by this Agreement (including the Merger), the Salisbury Recommendation, fail to reaffirm the Salisbury Recommendation within five Business Days following a request by NBT, or make any statement, announcement or release, in connection with the Salisbury Meeting or otherwise, inconsistent with the Salisbury Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Salisbury Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Salisbury to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.11(b)) or (B) requiring Salisbury to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to the Salisbury Meeting, the Salisbury Board may withdraw, qualify, amend or modify the Salisbury Recommendation in connection therewith (a “Salisbury Subsequent Determination”) and/or terminate this Agreement pursuant to Section 7.01(g)(ii) after the fourth Business Day following NBT’s receipt of a written notice (the “Notice of Superior Proposal”) from Salisbury advising NBT that the Salisbury Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.11) constitutes a Superior Proposal if, but only if, (i) the Salisbury Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law, (ii) during the three Business Day period after receipt of the Notice of Superior Proposal by NBT (the “Notice Period”), Salisbury and the Salisbury Board shall have cooperated and negotiated in good faith with NBT to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Salisbury to proceed with the Salisbury Recommendation without a Salisbury Subsequent Determination; provided, however, that NBT shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by NBT since its receipt of such Notice of Superior Proposal, the Salisbury Board in good faith makes the determination (A) in clause (i) of this Section 5.11(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Salisbury shall be required to deliver a new Notice of Superior Proposal to NBT and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to two Business Days. In addition to the foregoing, the Salisbury Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the Salisbury Meeting.
(f) Nothing contained in this Section 5.11 shall prohibit Salisbury or the Salisbury Board from complying with Salisbury’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to Salisbury’s shareholders; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Salisbury Recommendation unless it is limited to a stop, look and listen communication or the Salisbury Board reaffirms the Salisbury Recommendation in such disclosure.
Section 5.12 Certain Policies. Prior to the Effective Date, Salisbury shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of NBT; provided, however, that Salisbury shall not be obligated to take any action pursuant to this Section 5.12 unless and until NBT acknowledges, and Salisbury is satisfied, that all conditions to Salisbury’s obligation to consummate the Merger have been satisfied and that NBT shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by Salisbury pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Salisbury or its management with any such adjustments, nor any admission that the previously furnished financial statements or information did not fully comply in all respects with GAAP or regulatory requirements.
Section 5.13 Indemnification.
(a) From and after the Effective Time, NBT (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Salisbury or Salisbury Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal (each, a “Proceeding”) arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Salisbury or Salisbury Bank or is or was serving at the request of Salisbury or Salisbury Bank as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Salisbury or Salisbury Bank, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the CBCA or the charter or bylaws of Salisbury or Salisbury Bank as in effect on the date hereof (subject to change as required by law). NBT’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Notwithstanding any other provision of this Section 5.13, the Indemnifying Party shall advance all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by or on behalf of an Indemnified Party in connection with any Proceeding within thirty (30) days after the receipt by the Indemnifying Party of a statement or statements from the Indemnified Party requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall be made in good faith and shall reasonably evidence the costs, expenses and fees incurred by the Indemnified Party (which shall include invoices in connection with such costs, fees and expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege or protection accorded by applicable law shall not be included with the invoice), and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnified Party to repay any costs, expenses or fees advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such costs, expenses or fees. Any advances and undertakings to repay pursuant to this Section 5.13 shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification.
(b) Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Proceeding, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party. In the event of any such Proceeding (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel which is reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by a final non-appealable adjudication of an applicable federal or state banking agency or a court of competent jurisdiction.
(c) Prior to the Effective Time, NBT shall purchase an extended reporting period endorsement under Salisbury’s existing directors’ and officers’ liability insurance coverage for Salisbury’s directors and officers in a form acceptable to Salisbury which shall provide such directors and officers with coverage for six years following the Effective Time for claims made against such directors and officers arising from any act, error or omission by such directors and officers existing or occurring at or prior to the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by Salisbury (provided that NBT may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Salisbury’s existing coverage limits), so long as the aggregate cost is not more than 250% of the annual premium currently paid by Salisbury for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, NBT shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount.
(d) The rights of indemnification and advancement as provided by this Section 5.13 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the charter or bylaws of Salisbury or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of stockholders, a resolution of directors of Salisbury, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.13, seeks an adjudication of such person’s rights under, or to recover damages for breach of, this Section 5.13, or to recover under any directors’ and officers’ liability insurance coverage maintained by Salisbury or NBT, the Indemnifying Party shall pay on such Indemnified Party’s behalf, any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees ) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, only to the extent that the Indemnified Party prevails in such judicial adjudication.
(e) If NBT or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of NBT shall assume the obligations set forth in this Section 5.13.
Section 5.14 Employees; Benefit Plans.
(a) Following the Closing Date and except to the extent an alternative treatment is set forth in this Section 5.14, NBT may choose to maintain any or all of the Salisbury Benefit Plans in its sole discretion, and Salisbury and Salisbury Bank shall cooperate with NBT in order to effect any plan terminations to be made as of the Effective Time. For the period commencing at the Effective Time and ending 12 months after the Effective Time (or until the applicable Continuing Employee’s earlier termination of employment), NBT shall provide, or cause to be provided, to each employee of Salisbury Bank who continues with the Surviving Bank as of the Closing Date (a “Continuing Employee”) (i) a base salary or a base rate of pay at least equal to the base salary or base rate of pay provided to similarly situated employees of NBT or any Subsidiary of NBT and (ii) other benefits (other than severance, termination pay or equity compensation) at least substantially comparable in the aggregate to the benefits provided to similarly situated employees of NBT or any Subsidiary of NBT. For any Salisbury Benefit Plan terminated for which there is a comparable NBT Benefit Plan of general applicability, NBT shall take all commercially reasonable action so that Continuing Employees shall be entitled to participate in such NBT Benefit Plan to the same extent as similarly-situated employees NBT (it being understood that inclusion of the employees of Salisbury and Salisbury Bank in the NBT Benefit Plans may occur at different times with respect to different plans). NBT shall cause each NBT Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the NBT Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Salisbury or Salisbury Bank to the same extent as such service was credited for such purpose by Salisbury or Salisbury Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or retroactive application. Nothing herein shall limit the ability of NBT to amend or terminate any of the Salisbury Benefit Plans or NBT Benefit Plans in accordance with their terms at any time. Following the Closing Date, NBT shall honor, in accordance with Salisbury’s policies and procedures in effect as of the date hereof, any employee expense reimbursement obligations of Salisbury for out-of-pocket expenses incurred during the calendar year in which the Closing occurs by any Continuing Employee.
(b) Without limiting the generality of Section 5.14(a), prior to the Closing Date, (i) Salisbury or Salisbury Bank, as applicable, shall take all actions necessary to terminate the Salisbury Bank and Trust Company Employee Severance Compensation Plan, dated July 31, 2020 (the “Salisbury Bank Severance Plan”), and to adopt written resolutions, the form and substance of which shall be reasonably satisfactory to NBT, to terminate such Salisbury Bank Severance Plan, and (ii) if requested by NBT in writing not less than ten (10) days prior to the Closing, Salisbury or Salisbury Bank, as applicable, shall take all actions necessary to cease contributions to and terminate each Salisbury Benefit Plan that is intended to qualify under Code Section 401(k) (each, a “Salisbury 401(k) Plan”) and/or is intended to be a non-qualified deferred compensation plan (each, a “Salisbury NQDC Plan”), and to adopt written resolutions, the form and substance of which shall be reasonably satisfactory to NBT, to terminate each such Salisbury 401(k) Plan and/or Salisbury NQDC Plan; provided, however, that each such termination may be made contingent upon the consummation of the transactions contemplated by this Agreement. In the event NBT elects to terminate the Salisbury 401(k) Plan prior to the Closing Date, NBT shall take any and all actions as may be required to permit Continuing Employees to participate in a NBT Benefit Plan that is intended to qualify under Code Section 401(k) (an “NBT 401(k) Plan”) immediately following the Closing Date and to permit Continuing Employees to roll over their account balances in the Salisbury 401(k) Plan, including any participant loans under the Salisbury 401(k) Plan, into the NBT 401(k) Plan.
(c) If employees of Salisbury or Salisbury Bank become eligible to participate in a medical, dental, vision, prescription drug, disability plan or life insurance plan of NBT upon termination of such plan of Salisbury or Salisbury Bank in the calendar year that includes the Closing Date, NBT shall use all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable NBT Benefit Plan, (ii) provide credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Salisbury Benefit Plan prior to the Effective Time.
(d) NBT agrees to pay to each employee of Salisbury or Salisbury Bank that is not covered by a written employment or severance agreement and is terminated by NBT or any of its Subsidiaries, without cause, within six (6) months following the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with Salisbury or Salisbury Bank; provided, however, that for vice presidents and above, severance payment shall equal twenty-six (26) weeks of his or her base salary and for all other employees, the minimum severance payment shall equal not less than twelve (12) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to NBT and that such employee does not voluntarily leave employment with Salisbury or Salisbury Bank prior to the Effective Time.
(e) To the extent necessary, NBT and Salisbury may provide a retention pool as mutually agreed by NBT and Salisbury to enable NBT and Salisbury to provide retention incentives to certain employees of Salisbury or Salisbury Bank who are not covered by a written employment agreement, the recipients and amounts to be mutually determined by NBT and Salisbury. Such designated employees will enter into retention agreements to be agreed upon by NBT and Salisbury.
(f) Subject to the occurrence of the Closing, the Salisbury Bank ESOP shall be terminated by Salisbury Bank prior to the Closing Date. In connection with the termination of the Salisbury Bank ESOP, all plan accounts shall be fully vested, all outstanding indebtedness of the Salisbury Bank ESOP shall be repaid by delivering a sufficient number of unallocated shares of Salisbury Stock to Salisbury, at least five (5) Business Days prior to the Effective Time, all remaining shares of Salisbury Stock held by the Salisbury Bank ESOP shall be converted into the right to receive the Merger Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the Salisbury Bank ESOP after repayment of the Salisbury Bank ESOP loan shall be allocated as earnings to the accounts of the Salisbury Bank ESOP participants who are employed as of the date of termination of the Salisbury Bank ESOP based on their account balances under the Salisbury Bank ESOP as of the date of termination of the Salisbury Bank ESOP and distributed to Salisbury Bank ESOP participants after the receipt of a favorable determination letter from the IRS. Prior to the Effective Time, Salisbury Bank shall take all such actions as are necessary (determined in consultation with NBT) to submit the application for favorable determination letter in advance of the Effective Time. Salisbury Bank will adopt such amendments to the Salisbury Bank ESOP to effect the provisions of this Section 5.14(f). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Salisbury Bank ESOP upon its termination, the account balances in the Salisbury Bank ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the Salisbury Bank ESOP in the ordinary course for reasons other than the termination of such plan. Prior to the Closing Date, Salisbury Bank shall provide NBT with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, Salisbury Bank shall continue to accrue and make contributions to the Salisbury Bank ESOP trust from the date of this Agreement through the termination date of the Salisbury Bank ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the Salisbury Bank ESOP prior to the termination of the Salisbury Bank ESOP and shall make a pro-rated payment on the Salisbury Bank ESOP loan for the 2023 plan year through and including the end of the calendar month immediately preceding the Closing, prior to the termination of the Salisbury Bank ESOP.

(g) Nothing contained in this Agreement, expressed or implied, shall (i) give any person, other than the parties hereto, any rights or remedies of any nature whatsoever, including any right to continued employment or service, under or by reason of this Section 5.14, (ii) cause any third party beneficiary rights in any current or former employee, director, other individual service provider of Salisbury or any of its Subsidiaries to enforce the provisions of this Section 5.14 or any other matter related thereto, or (iii) be construed as an amendment to any Salisbury Benefit Plan, NBT Benefit Plan, or other employee benefit plan of NBT, NBT Bank, Salisbury or any of their respective Affiliates, or be construed to prohibit the amendment or termination of any such plan.
Section 5.15 Notification of Certain Changes. Each of NBT and Salisbury shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, but no more frequently than monthly (and no later than the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or the compliance by Salisbury or NBT, as the case may be, with the respective covenants and agreements of such parties contained herein.
Section 5.16 Current Information. During the period from the date of this Agreement to the Effective Time, Salisbury will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of NBT and to report the general status of the ongoing operations of Salisbury. Without limiting the foregoing, Salisbury agrees to provide NBT (i) a copy of each report filed by Salisbury with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in Salisbury Disclosure Schedule 3.14.
Section 5.17 Board Packages. Salisbury shall distribute a copy of each Salisbury Board package, including the agenda and any draft minutes, to NBT at the same time and in the same manner in which it distributes a copy of such packages to the Salisbury Board; provided, however, that Salisbury shall not be required to copy NBT on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Salisbury or any other matter that the Salisbury Board has been advised of by counsel that such distribution to NBT may violate a confidentiality obligation, any material legal privilege or fiduciary duty or any law or regulation.
Section 5.18 Transition; Informational Systems Conversion. From and after the date hereof, NBT and Salisbury shall use their reasonable best efforts to facilitate the integration of Salisbury with the business of NBT following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of Salisbury’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by NBT and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of Salisbury’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by Salisbury in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. If this Agreement is terminated by NBT and/or Salisbury in accordance with Section 7.01(a), Section 7.01(c) or Section 7.01(f), or by Salisbury only in accordance with Section 7.01(d) or Section 7.01(e), NBT shall pay to Salisbury all reasonable fees, expenses or charges related to reversing the Informational Systems Conversion within ten (10) Business Days of Salisbury providing NBT written evidence of such fees, expenses or charges.

Section 5.19 Assumption of Debt. NBT agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Salisbury’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.
Section 5.20 Section 16 Matters. Prior to the Effective Time, each of the Salisbury Board and the NBT Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall take all such reasonable action as may be required to cause to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, to the fullest extent permitted by applicable law, any acquisitions or dispositions of shares of NBT Stock (including derivative securities with respect to such shares) that are treated as acquisitions or dispositions under such rule and result from the transactions contemplated by this Agreement by officers and directors of Salisbury subject to the reporting requirements of Section 16(a) of the Exchange Act or by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NBT immediately after the Effective Time.
Section 5.21 NBT Bank Advisory Boards. Promptly following the Effective Time, NBT Bank shall invite one or more directors of Salisbury who are members of the Salisbury Board immediately prior to the Effective Time to join the Hudson Valley/Capital Region Advisory Board of NBT Bank or the New England Advisory Board of NBT Bank; provided that any director of Salisbury invited to join either the Hudson Valley/Capital Region Advisory Board of NBT Bank or the New England Advisory Board of NBT Bank must meet the applicable qualifications of such advisory board in order to join.
Section 5.22 Community Matters. NBT agrees to support Salisbury’s and Salisbury Bank’s current and pending community matters support commitments and after the Effective Time shall provide annual community support in Salisbury’s and Salisbury Bank’s current market areas for a period of three years in an amount equal to or greater than the level of support provided by Salisbury and/or Salisbury Bank as of the date hereof.
ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01 Conditions to Obligations of the Parties to Effect the Merger. The respective obligations of Salisbury and NBT to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:
(a) Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect, any requirements contained in the Regulatory Approvals to be completed on or before the Closing Date shall have been completed, and all statutory waiting periods in respect thereof shall have expired or been terminated. No Regulatory Approvals referred to in this Section 6.01(a) shall contain any condition, restriction or requirement which the NBT Board, on the one hand, or the Salisbury Board, on the other hand, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that NBT, on the one hand, or Salisbury, on the other hand, would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.
(b) Merger Registration Statement Effective. The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.
(c) NASDAQ Listing. The shares of NBT Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.
(d) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.
(e) Tax Opinions. NBT shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in and form and substance reasonably satisfactory to NBT, dated as of the Closing Date, and Salisbury shall have received a letter setting forth the written opinion of Updike, Kelly & Spellacy, P.C. in form and substance reasonably satisfactory to Salisbury, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.
(f) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Salisbury Stock.
Section 6.02 Conditions to Obligations of NBT. The obligations of NBT to consummate the Merger also are subject to the fulfillment or written waiver by NBT prior to the Closing Date of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of Salisbury and Salisbury Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Salisbury or the Surviving Corporation. NBT shall have received a certificate, dated the Closing Date, signed on behalf of Salisbury by the Chief Executive Officer of Salisbury to such effect.
(b) Performance of Obligations of Salisbury. Salisbury and Salisbury Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NBT shall have received a certificate, dated the Closing Date, signed on behalf of Salisbury by the Chief Executive Officer of Salisbury to such effect.
(c) Voting Agreements. The Voting Agreements shall have been executed and delivered by each director and certain executive officers set forth on the Salisbury Disclosure Schedule 6.02(c) concurrently with Salisbury’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.
(d) Other Actions. Salisbury shall have furnished NBT with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as NBT may reasonably request.
Section 6.03 Conditions to Obligations of Salisbury. The obligations of Salisbury to consummate the Merger also are subject to the fulfillment or written waiver by Salisbury prior to the Closing Date of each of the following conditions:
(a) Representations and Warranties. The representations and warranties of NBT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on NBT. Salisbury shall have received a certificate, dated the Closing Date, signed on behalf of NBT by the Chief Executive Officer and the Chief Financial Officer of NBT to such effect.
(b) Performance of Obligations of NBT. NBT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Salisbury shall have received a certificate, dated the Closing Date, signed on behalf of NBT by the Chief Executive Officer and the Chief Financial Officer of NBT to such effect.
(c) Other Actions. NBT shall have furnished Salisbury with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.03 as Salisbury may reasonably request.

Section 6.04 Frustration of Closing Conditions. Neither NBT nor Salisbury may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article VI.
ARTICLE VII

TERMINATION
Section 7.01 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:
(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of NBT and Salisbury.
(b) No Regulatory Approval. By NBT or Salisbury, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
(c) Shareholder Approval. By either NBT or Salisbury (provided that if Salisbury is the terminating party it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required to satisfy either of the conditions set forth in Section 6.01(f)(i) or Section 6.01(f)(ii) for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such Salisbury shareholders, or at any adjournment or postponement of the Salisbury Meeting.
(d) Breach of Representations and Warranties. By either NBT or Salisbury (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by NBT) or Section 6.03(a) (in the case of a breach of a representation or warranty by Salisbury or Salisbury Bank).
(e) Breach of Covenants. By either NBT or Salisbury (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by Salisbury or Salisbury Bank) or Section 6.03(b) (in the case of a breach of a representation or warranty by NBT).
(f) Delay. By either NBT or Salisbury if the Merger shall not have been consummated on or before October 31, 2023, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.
(g) Failure to Recommend; Third-Party Acquisition Transaction; Etc.
(i) By NBT, if (i) Salisbury shall have breached its obligations under Section 5.11, (ii) the Salisbury Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of NBT, (iii) the Salisbury Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any

Person other than NBT or a Subsidiary of NBT or (iv) Salisbury shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Salisbury Meeting in accordance with Section 5.04.
(ii) By Salisbury, subject to Salisbury’s compliance with Section 7.02(a) if Salisbury has received an Acquisition Proposal, and in accordance with Section 5.11 of this Agreement, the Salisbury Board has made a determination that such Acquisition Proposal is a Superior Proposal and has determined to accept such Superior Proposal.
(h) Decrease in NBT Stock Price. By Salisbury, if both (i) the Average Closing Price is less than the product of the Starting Price multiplied by 0.80 (rounded to the nearest hundredth): and (ii) (A) the NBT Ratio is less than (B) the difference between (1) the Index Ratio minus (2) 0.20; provided, however, that Salisbury must elect to terminate this Agreement pursuant to this Section 7.02(h) by written notice (the “Termination Notice”) given to NBT within five (5) days after the Determination Date and that Salisbury’s right of termination shall be subject to the right of NBT provided for below to increase the Exchange Ratio and/or make cash payments to holders of Salisbury Stock. During the five (5) day period immediately following the day on which NBT receives the Termination Notice (the “Election Period”), NBT shall have the right and option, in its sole and absolute discretion, to (x) increase the Exchange Ratio (calculated to the nearest one ten-thousandth), (y) provided that it does not and will not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, make cash payments to holders of Salisbury Stock, as additional Merger Consideration (in addition to, and not in lieu of, issuing shares of NBT Stock), or (z) provide any combination of the items set forth in the foregoing clauses (x) and (y), but subject to the limitations stated therein, such that, as a result of any such adjustment, the value of the Merger Consideration issuable or payable in respect of each share of Salisbury Stock is not less than the Minimum Per Share Merger Consideration. If NBT elects to increase the Exchange Ratio and/or make cash payments as aforesaid, NBT shall give written notice of such election (the “Fill Notice”) to Salisbury during the Election Period, which Fill Notice shall specify the amount of any such increase and/or cash payments, whereupon no termination of this Agreement shall occur, or be deemed to have occurred, pursuant to this Section 7.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (with the Exchange Ratio modified and/or cash payments to be made, as additional Merger Consideration, in accordance with this Section 7.01(h) as set forth in the Fill Notice). If NBT does not timely elect to increase the Exchange Ratio and/or make cash payments as aforesaid, then Salisbury may terminate this Agreement at any time after the end of the Election Period.
For purposes of this Section 7.01(h) the following terms shall have the meanings indicated:
“Average Closing Price” shall mean the volume-weighted average closing price per share of NBT Stock as reported on NASDAQ (or such other exchange or market on which the NBT Stock shall then trade) for the ten (10) consecutive Trading Days ending on (and including) the Determination Date.
“NBT Ratio” shall mean the quotient of (a) the Average Closing Price, divided by (b) the Starting Price.
“Determination Date” shall mean that certain date which is the tenth (10th) day prior to the Closing Date.
“Index Group” shall mean the Nasdaq Bank Index.
“Index Price” shall mean, on a given date, the closing index value on such date for the Index Group.
“Index Ratio” shall mean the quotient of (a) the Index Price on the Determination Date, divided by (b) the Initial Index Price.
“Initial Index Price” shall mean the closing index value of the Index Group on the Starting Date.
“Minimum Per Share Merger Consideration” shall mean the lesser of (a) the product of (i) the Exchange Ratio (prior to any increase in the Exchange Ratio pursuant to Section 7.01(h)), multiplied by (ii) the Starting Price, multiplied by (iii) 0.80, and (b) (i) the product of (A) the Index Ratio minus 0.20, multiplied by (B) the Exchange Ratio (prior to any increase in the Exchange Ratio pursuant to Section 7.01(h)), multiplied by (C) the Average Closing Price, divided by (ii) the NBT Ratio.

“Starting Date” shall mean the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.
“Starting Price” shall mean the closing price of a share of NBT Stock on NASDAQ (as reported by Bloomberg, or if not reported therein, in another authoritative source) on the Starting Date.
“Trading Day” means any day on which NASDAQ is open for trading with a scheduled and actual closing time of 4:00 p.m. Eastern time
Section 7.02 Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by NBT while structuring and pursuing the Merger, the parties hereto agree that Salisbury shall pay to NBT a termination fee of $8,000,000 within three (3) Business Days after written demand for payment is made by NBT, following the occurrence of any of the events set forth below:
(a) NBT or Salisbury terminates this Agreement pursuant to Section 7.01(g)(i); or
(b) Salisbury or Salisbury Bank enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Salisbury or Salisbury Bank within twelve (12) months following the termination of this Agreement by NBT pursuant to Section 7.01(d) or Section 7.01(e) because of a Willful Breach by Salisbury or Salisbury Bank after an Acquisition Proposal has been publicly announced or otherwise made known to Salisbury.
(c) The amount payable by Salisbury pursuant to this Section 7.02 constitutes liquidated damages and not a penalty and shall be the sole monetary remedy of NBT in the event of a termination due to breach of this Agreement in the circumstances specified in this Section 7.02.
Section 7.03 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any Willful Breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination. Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.
ARTICLE VIII

MISCELLANEOUS
Section 8.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 5.10(b), Section 7.02 and this Article VIII, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.
Section 8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision to the extent permitted by applicable law or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Salisbury Meeting no amendment shall be made which by law requires further approval by the shareholders of Salisbury or stockholders of NBT, respectively, without obtaining such approval.
Section 8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
Section 8.04 Governing Law and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware.
Section 8.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and legal counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between NBT and Salisbury; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.
Section 8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to NBT:

NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
Attention: John H. Watt, Jr.
Email: jwatt@nbtbank.com

With a copy to:
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, DC 20004
Attention: Richard A. Schaberg
Email: richard.schaberg@hoganlovells.com

If to Salisbury:

Salisbury Bancorp, Inc.
5 Bissell Street
P.O. Box 1868
Lakeville, CT 06039-1868
Attention: Richard J. Cantele, Jr.
Email:rcantele@salisburybank.com

With a copy to:
Updike, Kelly & Spellacy, P.C.
225 Asylum Street, 20th Floor
Hartford, CT 06103
Attention: Jennifer DiBella
Email: jdibella@uks.com
Section 8.07 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Plan of Bank Merger, the Voting Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce NBT’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 8.08 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 8.10 Interpretation.
(a) Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(b) Confidential Supervisory Information. No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” “nonpublic OCC information,” or other similar types of protected information, as such terms are defined in the regulations of any applicable “Bank Regulator” or Governmental Authority.
(c) The term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, (b) included in the virtual data room of a party by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date of this Agreement.
Section 8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 8.12 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION OR PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND

THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.
Section 8.13 Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
ARTICLE IX

ADDITIONAL DEFINITIONS
Section 9.01 Additional Definitions. In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:
“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Salisbury or Salisbury Bank: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Salisbury or Salisbury Bank in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.
“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.
“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of such Person.
“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the CTDOB, the OCC and the FRB, which regulates NBT, NBT Bank, Salisbury or Salisbury Bank, or any of their respective subsidiaries, as the case may be.
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New York are authorized or obligated to close.
“CTDOB” means the Connecticut Department of Banking.
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction

(including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
“Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, in each case as amended and as now in effect.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“FDIC” means the Federal Deposit Insurance Corporation.
“FHLBB” means the Federal Home Loan Bank of Boston, or any successor thereto
“FHLBNY” means the Federal Home Loan Bank of New York, or any successor thereto.
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means accounting principles generally accepted in the United States of America.
“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, currently or hereafter listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.
“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill associated therewith, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.
“IRS” means the Internal Revenue Service.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge after reasonable inquiry of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Lending Officer, the Corporate Secretary and the Chief Risk Officer, in the case of Salisbury, and the President and Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Chief Risk Officer, in the case of NBT.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.
“Material Adverse Effect” means, with respect to NBT or Salisbury, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of NBT and its Subsidiaries taken as a whole, or Salisbury and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either NBT or NBT Bank, on the one hand, or Salisbury or Salisbury Bank, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) actions and omissions of either party taken with the prior written consent, or at the request, of the other, (H) any failure by either party to meet any internal projections or forecasts or estimates of revenues or earnings for any period, or (I) the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.
“NASDAQ” means The NASDAQ Stock Market LLC.
“NBT Board” means the Board of Directors of NBT.
“NBT Disclosure Schedule” means the disclosure schedule delivered by NBT to Salisbury on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V (provided that (i) any information set forth in any one section of the NBT Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such NBT Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the NBT Disclosure Schedule shall not be deemed an admission by NBT that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on NBT).
“NBT Stock” means the common stock, par value $0.01 per share, of NBT.
“OCC” means the Office of the Comptroller of the Currency.
“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.
“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

“Per Share Consideration” means the product of (a) the Exchange Ratio and (b) the NBT Measurement Price.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.
“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by NBT and Salisbury and as delivered to holders of NBT Stock and holders of Salisbury Stock in connection with the solicitation of their approval of this Agreement.
“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests or any stock appreciation, phantom stock or similar rights with respect to such capital stock or other ownership interests.
“Salisbury Bank Board” means the Board of Directors of Salisbury Bank.
“Salisbury Bank ESOP” means the Salisbury Bank and Trust Company Employee Stock Ownership Plan.
“Salisbury Board” means the Board of Directors of Salisbury.
“Salisbury Disclosure Schedule” means the disclosure schedule delivered by Salisbury to NBT on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V (provided that (i) any information set forth in any one section of the Salisbury Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Salisbury Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the Salisbury Disclosure Schedule shall not be deemed an admission by Salisbury that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on Salisbury).
“Salisbury Equity Plan” means, individually and collectively, the Salisbury Bancorp, Inc. 2017 Long Term Incentive Plan and any other equity incentive plans or arrangements pursuant to which Salisbury has or may have any obligation.
“Salisbury Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Salisbury or any of its Subsidiaries.
“Salisbury Financial Statements” means (i) the audited balance sheets (including related notes and schedules, if any) of Salisbury as of December 31, 2021 and 2020, and the related statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) of Salisbury for each of the fiscal years ended December 31, 2021 and 2020, in each case accompanied by the audit report of Baker Newman & Noyes LLC, the independent registered public accounting firm of Salisbury, and (ii) the unaudited interim financial statements of Salisbury as of the end of and for the period ending each calendar quarter following December 31, 2021, as filed by Salisbury in the Salisbury SEC Documents.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.
“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of Salisbury Stock then outstanding or all or substantially all of the assets of Salisbury and otherwise (a) on terms which the Salisbury Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Salisbury’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the Salisbury Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.
“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.
“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken if the Person reasonably should have known or had actual Knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
NBT BANCORP INC.

By:	/s/ John H. Watt, Jr.
Name:	John H. Watt, Jr.
Title:	President and Chief Executive Officer
NBT BANK, N.A.

By:	/s/ John H. Watt, Jr.
Name:	John H. Watt, Jr.
Title:	President and Chief Executive Officer
SALISBURY BANCORP, INC.

By:	/s/ Richard J. Cantele, Jr.
Name:	Richard J. Cantele, Jr.
Title:	President and Chief Executive Officer

SALISBURY BANK AND TRUST COMPANY

By:	/s/ Richard J. Cantele, Jr.
Name:	Richard J. Cantele, Jr.
Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Annex B

December 4, 2022
PERSONAL AND CONFIDENTIAL
Board of Directors
Salisbury Bancorp, Inc.
5 Bissell Street
Lakeville, CT 06039
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, $0.10 per share par value (“Salisbury Stock”), of Salisbury Bancorp, Inc. (“Salisbury”) of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger dated December 4, 2022 (the “Agreement”), by and among NBT Bancorp Inc. (“NBT”), NBT Bank, N.A., a federally-chartered national banking association and wholly-owned subsidiary of NBT (“NBT Bank”), Salisbury and Salisbury Bank and Trust, a Connecticut-chartered bank and wholly-owned subsidiary of Salisbury (“Salisbury Bank”). The Agreement provides for the merger of Salisbury with and into NBT with NBT as the surviving entity (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. The terms of the Merger are set forth more fully in the Agreement and descriptions of any such terms herein are qualified in their entirety by reference to the Agreement.
Subject to the provisions of the Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Salisbury’s Common Stock (excluding Treasury Stock and NBT Owned Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.7450 shares of NBT Common Stock (the “Exchange Ratio”). The shares of NBT Common Stock to be issued to holders of Salisbury Common Stock as set forth in Article II of the Agreement are referred to as the “Merger Consideration.”
Janney Montgomery Scott LLC (“Janney”, “we” or “our”), as part of its investment banking business, is routinely engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. This opinion has been reviewed and approved by Janney’s Fairness Committee. Janney has not provided any other investment banking services to or received compensation from Salisbury or NBT during the prior two years preceding the date hereof. However, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Salisbury, NBT and their respective affiliates for our own account and for the accounts of our customers.
We have acted as Salisbury’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive compensation from Salisbury for rendering this opinion, of which we became entitled to receive upon delivery of this opinion and which will be credited in full towards the advisory fee, which will become payable to Janney upon consummation of the Merger. The portion of our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. Salisbury has agreed to indemnify us and our affiliates for certain liabilities arising out of our engagement and to reimburse us for certain out-of-pocket expenses incurred in connection with our engagement.

December 4, 2022

During the course of our engagement and for the purposes of our analyses and the opinion set forth herein, we have reviewed and considered, among other things:
(i)	a draft of the Agreement, dated December 1, 2022;
(ii)
Certain publicly available financial statements and other historical financial information of NBT and NBT Bank, both audited and unaudited, that we deemed relevant, including reports filed by NBT with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation and the Federal Reserve Board;

(iii)
Certain publicly available financial statements and other historical financial information of Salisbury and its banking subsidiary Salisbury Bank, both audited and unaudited, that we deemed relevant, including reports filed by Salisbury with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation and the Federal Reserve Board;

(iv)
Certain internal financial projections for Salisbury for the years ending December 31, 2022 through December 31, 2025, as provided by the senior management of Salisbury, as well as an estimated long-term net income growth rate for the years ending December 31, 2026 through December 31, 2028;

(v)
Research analyst estimates for NBT for the years ending December 31, 2022 through December 31, 2024, as well as an estimated long-term annual net income growth rate for the years ending December 31, 2025 through December 31, 2028;

(vi)
The pro forma financial impact of the Merger on NBT based on certain assumptions related to transaction expenses, cost savings, and purchase accounting adjustments, as provided by senior management and representatives of NBT;

(vii)
The publicly reported price, valuation and historical trading activity for Salisbury common stock and NBT common stock and certain stock indices, as well as similar publicly available information for certain other publicly traded companies;

(viii)	A comparison of certain market and financial information for Salisbury and NBT with similar financial institutions for which information is publicly available;
(ix)	The financial terms of certain recent business combinations in the bank and thrift industry on a nationwide and a regional basis, to the extent publicly available;
(x)	And, such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.
We also discussed with certain members of the senior management of Salisbury and its representatives the business, financial condition, results of operations and prospects of Salisbury and held similar discussions with certain members of the senior management of NBT and its representatives regarding the business, financial condition, results of operations and prospects of NBT. We have taken into account our assessment of general economic, market and financial conditions, our experience in other transactions as well as our knowledge of the banking industry and our general experience in the valuation of financial institutions and their securities.

December 4, 2022

In arriving at our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Salisbury and NBT and in the discussions with Salisbury’s and NBT’s respective management teams. We have not independently verified the accuracy or completeness of any such information. We have further relied upon the assurances of the management of Salisbury that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of our analyses and this opinion, we have assumed that, with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of Salisbury and NBT (as the case may be) as to the expected future results of operations and financial condition of Salisbury and NBT and the other matters covered thereby. We have also assumed that the financial estimates, and estimates and allowances regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information, judgments and estimates of Salisbury and NBT and that such estimates will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Salisbury or NBT or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of Salisbury or NBT nor any of their respective subsidiaries, and we were not furnished with any such evaluations or appraisals.
We have assumed that the proposed Merger will be consummated in accordance with the terms set forth in the Agreement, without any modification, amendment or waiver of any terms that would be material to our analyses. We have assumed that the proposed Merger is, and will be, in compliance with all laws and regulations that are applicable to Salisbury and NBT. In rendering this opinion, we have been advised by both Salisbury and NBT that there are no known factors that could impede or cause any material delay in obtaining the necessary regulatory and governmental approvals of the proposed Merger. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory or other third party approvals or consents in connection with the proposed Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on Salisbury, NBT or the contemplated benefits of the proposed Merger, including without limitation, the cost savings expected by Salisbury and NBT to result from the proposed Merger.
Our opinion is based solely upon the information available to us and the financial, economic, market and other circumstances as they exist and can be evaluated as of the date hereof. Events occurring and information that comes to our attention after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm, revise, update or withdraw this opinion or otherwise comment upon any events occurring or information that comes to our attention after the date hereof. We express no opinion as to the trading value of NBT Common Stock or Salisbury Common Stock at any time or what the value of NBT Common Stock will be once it is actually received by the holders of Salisbury Common Stock. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, tax or other similar professional advice. We have assumed that Salisbury has or will obtain such advice or opinions from the appropriate professional sources.

December 4, 2022

Our opinion is directed to the Board of Directors of Salisbury in its evaluation of the Agreement and the proposed Merger. Our opinion addresses solely the fairness, from a financial point of view, to the holders of Salisbury Stock of the Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. Our opinion does not address the merits of the underlying decision by Salisbury to engage in the proposed Merger and does not constitute a recommendation to the Board of Directors of Salisbury with respect to the Merger or any holder of Salisbury Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter. We do not express any opinion with respect to the amount or nature of any compensation to be received in the proposed Merger by any officer, director, or employee of any party to the Merger, or any class of such persons, relative to the Merger Consideration or with respect to the fairness of any such compensation, including whether such payments are reasonable in the context of the Merger. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with Janney’s prior written consent which shall not be unreasonably withheld.
Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and all other factors we have considered and deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Salisbury Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.
Sincerely,

Janney Montgomery Scott LLC

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers.
The following is only a general summary of certain aspects of Delaware law and NBT’s charter related to the indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Article 12 of NBT’s charter, and the provisions of Article VI of NBT’s bylaws, as amended.
NBT is a Delaware corporation subject to the applicable indemnification provisions of the DGCL. Section 145 of the DGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of a corporation, or are or were serving at the request of a corporation in such a capacity with another business organization or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of a corporation, Section 145 provides for indemnification of expenses (including attorneys’ fees) if the person seeking indemnification acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses.
NBT’s bylaws contain provisions providing that NBT shall indemnify any person who was or is a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of NBT Bancorp, or is or was serving at the request of NBT as a director of another corporation, partnership, joint venture, trust, or other enterprise, to the maximum extent authorized by DGCL.
NBT’s charter provides that a director of NBT shall not be personally liable to NBT or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to NBT or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit.

Item 21.	Exhibits and Financial Statement Schedules.
Exhibit Number	Description
2.1*†
Agreement and Plan of Merger, dated as of December 5, 2022, by and among NBT Bancorp Inc., NBT Bank, National Association, Salisbury Bancorp, Inc. and Salisbury Bank and Trust Company (incorporated by reference to Annex A of the proxy statement/prospectus included in this registration statement).

3.1
Restated Certificate of Incorporation of NBT Bancorp Inc., as amended through July 1, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 10, 2015).

3.2	Amended and Restated Bylaws of NBT Bancorp Inc., effective May 22, 2018 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 23, 2018).

4.1
Specimen common stock certificate for NBT Bancorp Inc.’s common stock (filed as Exhibit 4.3 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-127098) filed on December 27, 2005.

5.1*	Opinion of Hogan Lovells US LLP as to the validity of the shares being registered.

8.1*	Opinion of Hogan Lovells US LLP as to certain federal income tax matters.

8.2*	Opinion of Updike, Kelly & Spellacy, P.C. as to certain federal income tax matters.

10.1*	Form of Voting Agreement, dated as of December 5, 2022, by and between certain shareholders of Salisbury Bancorp, Inc. and NBT Bancorp Inc.

23.1*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 8.1).

23.3*	Consent of Updike, Kelly & Spellacy, P.C. (included in Exhibit 8.2).

23.4*	Consent of KPMG LLP, with respect to NBT Bancorp Inc.

23.5*	Consent of Baker Newman & Noyes LLC, with respect to Salisbury Bancorp, Inc.

24.1*	Power of Attorney (included on signature page).

99.1*	Consent of Janney Montgomery Scott LLC.

99.2*	Form of Proxy Card of Salisbury Bancorp, Inc.

107*	Filing Fee Table.
†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	Filed herewith.

Item 22.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)
The undersigned registrant hereby undertakes that every prospectus that: (i) is filed pursuant to the immediately preceding paragraph, or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwich, State of New York, on February 13, 2023.
NBT BANCORP INC.

By:	/s/ John H. Watt, Jr.
John H. Watt, Jr.
President and Chief Executive Officer
KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of John H. Watt, Jr., Scott A. Kingsley and M. Randolph Sparks as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signatures	Title	Date
/s/ John H. Watt, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 13, 2023
John H. Watt, Jr.

/s/ Scott A. Kingsley	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 13, 2023
Scott A.Kingsley

/s/ Annette L. Burns	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 13, 2023
Annette L.Burns

/s/ Martin A. Dietrich	Chairman of the Board of Directors	February 13, 2023
Martin A.Dietrich

/s/ Johanna R. Ames	Director	February 13, 2023
Johanna R.Ames

/s/ J. David Brown	Director	February 13, 2023
J. David Brown

/s/ Timothy E. Delaney	Director	February 13, 2023
Timothy E. Delaney

/s/ James H. Douglas	Director	February 13, 2023
James H.Douglas

Signatures	Title	Date
/s/ Heidi M. Hoeller	Director	February 13, 2023
Heidi M. Hoeller

/s/ Andrew S. Kowalczyk III	Director	February 13, 2023
Andrew S. Kowalczyk III

/s/ V. Daniel Robinson II	Director	February 13, 2023
V.Daniel Robinson II

/s/ Matthew J. Salanger	Director	February 13, 2023
Matthew J. Salanger

/s/ Joseph A. Santangelo	Director	February 13, 2023
Joseph A.Santangelo

/s/ Lowell A. Seifter	Director	February 13, 2023
Lowell A.Seifter

/s/ Jack H. Webb	Director	February 13, 2023
Jack H. Webb